UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

LSB Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.10 per share, of LSB Corporation

(2)	Aggregate number of securities to which transaction applies:

4,717,086 shares of LSB common stock, which consists of: (i) 4,506,686 shares of LSB common stock outstanding as of the date of this filing and (ii) 210,400 shares of LSB common stock issuable upon the exercise of options outstanding as of the date of this filing.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) the product of 4,506,686 shares of common stock and the total cash merger consideration of $21.00 per share; and (b) the difference between (i) the product of $21.00 and the 210,400 shares of common stock subject to outstanding options; and (ii) the product of the weighted average exercise price per share of such stock options and the number of such options.

(4)	Proposed maximum aggregate value of transaction:

$95,877,978.80

(5)	Total fee paid:

$6,836.10

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[ • ], 2010
Dear Stockholder:

On behalf of our board of directors, you are cordially invited to attend a special meeting of stockholders of LSB Corporation to be held at the Andover Country Club, located at 60 Canterbury Street, Andover, Massachusetts, on [ • ], at [ • ], local time.

At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement that LSB, River Bank, a wholly owned subsidiary of LSB, People’s United Financial, Inc. (“People’s United”), People’s United Bank, a wholly owned subsidiary of People’s United, and Bridgeport Merger Corporation, a wholly owned subsidiary of People’s United, have entered into. If the Merger is consummated, LSB Corporation will become a wholly-owned subsidiary of People’s United, and each outstanding share of our common stock will be converted into the right to receive $21.00 in cash, without interest. You should carefully read the merger agreement, a copy of which is attached as Annex A to the accompanying proxy statement.

Our board unanimously adopted the merger agreement and approved the merger and determined that the merger agreement and the merger were advisable and in the best interest of our stockholders, and accordingly recommends that our stockholders vote “FOR” approval of the merger agreement. In reaching its determination, our board considered a number of factors, including the opinion of our financial advisor, which is attached as Annex B to the accompanying proxy statement, and which you are urged to read in its entirety.

The accompanying proxy statement provides you with a detailed summary of the merger agreement and additional information about the parties involved and their interests.

The affirmative vote of the holders of not less than two thirds of the shares of our common stock outstanding and entitled to vote at the special meeting is necessary to approve the merger agreement. LSB directors and executive officers, who in the aggregate own approximately [ • ]% of LSB shares, have already agreed with People’s United to vote in favor of approval of the merger agreement.

Your vote is very important. Because approval of the merger agreement requires the affirmative vote of the holders of not less than two-thirds of the outstanding shares of our common stock entitled to vote, a failure to vote will have the same effect as a vote against approval of the merger agreement.

Please give all of this information your careful attention. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and your continued support of LSB Corporation.

Sincerely,

GERALD T. MULLIGAN
President and Chief Executive Officer

IMPORTANT

Your vote is important regardless of the number of shares you own. Please complete, sign, date and return your proxy card at your earliest convenience. No postage is required if mailed in the United States. You may also vote your shares through the Internet or by telephone.

Stockholders with questions or requiring assistance voting their shares may contact Morrow & Co., LLC, our proxy solicitor, at 470 West Ave., Stamford, CT 06920 or (203) 658-9400.

This proxy statement is dated [ • ], 2010, and was first mailed to stockholders of LSB Corporation on or about [ • ], 2010.

LSB CORPORATION
30 Massachusetts Avenue
North Andover, Massachusetts 01845
(978) 725-7500

Notice of Special Meeting of Stockholders of LSB Corporation
To Be Held on [ • ]

To the Stockholders of LSB Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of LSB Corporation, a Massachusetts corporation (“LSB”), will be held at [ • ], local time on [ • ],[ • ], 2010, at the Andover Country Club, located at 60 Canterbury Street, Andover, Massachusetts, for the following purposes:

1. To consider and vote upon a proposal to approve the agreement and plan of merger, dated as of July 15, 2010, by and among LSB, River Bank, a wholly owned subsidiary of LSB, People’s United Financial, Inc., a Delaware corporation (“People’s United”), People’s United Bank, a federally-chartered savings bank and wholly owned subsidiary of People’s United, and Bridgeport Merger Corporation, a wholly owned subsidiary of People’s United (the “Merger Agreement”); and

2. To consider and vote upon a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

Only holders of record of our common stock at the close of business on [ • ] are entitled to notice of, and to vote at, the Special Meeting and any adjournment of that meeting. The affirmative vote of the holders of not less than two thirds of the shares of LSB common stock outstanding and entitled to vote is required to approve the Merger Agreement. A form of proxy and a proxy statement containing more detailed information with respect to matters to be considered at the Special Meeting accompany and form a part of this notice.

If you fail to vote by proxy or in person, it will have the same effect as a vote against approval of the Merger Agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the Merger Agreement.

The LSB board of directors unanimously recommends that stockholders vote “FOR” approval of the Merger Agreement.

We believe that appraisal rights under the Massachusetts Business Corporation Act should not be available to our stockholders with respect to the merger. The relevant provisions of the Massachusetts Business Corporation Act have not yet been the subject of judicial interpretation, however, and a court conceivably might disagree with our interpretation and decide that LSB stockholders may assert appraisal rights in connection with the merger. Any stockholder seeking to assert appraisal rights will be required to give written notice, before the stockholders vote on whether to approve the Merger Agreement, of the stockholder’s intent to demand payment pursuant to statutory appraisal rights, and to comply with the requirement to not vote to approve the Merger Agreement.

By Order of the Board of Directors

CYNTHIA J. MILNE
Secretary

North Andover, Massachusetts
[ • ]

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE SPECIAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY VOTE AND VOTE IN PERSON, YOU MAY DO SO.

Please do not send your stock certificates at this time. If the merger is consummated, you will be sent instructions regarding the surrender of your stock certificates.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the Merger fully, you should carefully read this entire proxy statement, as well as the other documents to which we refer you, including the Merger Agreement attached to this proxy statement as Annex A. We have included page references in parentheses to direct you to a more complete summary of the topics presented in this summary. In addition, this proxy statement incorporates by reference important business and financial information about LSB Corporation. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 64 of this proxy statement.

Throughout this proxy statement, “LSB,” “the Company,” “we” and “our” refer to LSB Corporation; “People’s United” refers to People’s United Financial, Inc.; “People’s United Bank” refers to People’s United Bank, a wholly-owned subsidiary of People’s United; “Merger Sub” refers to Bridgeport Merger Corporation, a wholly-owned subsidiary of People’s United; and “River Bank” refers to River Bank, a wholly-owned subsidiary of LSB. Also, we refer to the proposed merger between LSB Corporation and Merger Sub as the “Merger”; and the agreement and plan of merger, dated as of July 15, 2010, by and among People’s United, People’s United Bank, Merger Sub, LSB and River Bank as the “Merger Agreement.”

Parties to the Merger (Page 18)

•	LSB Corporation, a Massachusetts corporation headquartered in North Andover, Massachusetts, is a one-bank holding company principally conducting business through River Bank. River Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts.

•	River Bank, LSB’s sole banking subsidiary, is a Massachusetts-chartered stock savings bank that was founded in 1868 as Lawrence Savings Bank. River Bank converted from mutual to stock form in 1986, and changed its name to River Bank in 2006. River Bank has its main office in North Andover, Massachusetts and has 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem.

•	People’s United Financial, Inc., a Delaware corporation, is a savings and loan holding company formed for the purpose of effectuating the 2007 conversion of People’s Bank and People’s Mutual Holdings from a mutual holding company structure to a stock holding company structure. People’s United, through its wholly-owned subsidiary People’s United Bank, a federally-chartered stock savings bank, provides consumer, commercial, insurance, retail investment and wealth management and trust services to personal and business customers. Through its other subsidiaries, People’s United Bank offers brokerage, financial advisory services, investment management services, life insurance, equipment financing and other insurance services.

•	People’s United Bank, a federally-chartered stock savings bank and wholly-owned subsidiary of People’s United, is headquartered in Bridgeport, Connecticut and operates more than 300 branches in Connecticut, Maine, Massachusetts, New Hampshire, Vermont and in Westchester County, New York.

•	Bridgeport Merger Corporation, a Massachusetts corporation, is a wholly-owned subsidiary of People’s United. Bridgeport Merger Corporation was formed solely for the purpose of effecting the Merger. Bridgeport Merger Corporation has not engaged in any business other than activities incidental to its organization and in connection with the transactions contemplated by the Merger Agreement.

The Merger (Page 18)

We and River Bank signed a merger agreement with People’s United, People’s United Bank and Merger Sub on July 15, 2010. The Merger Agreement provides for the Merger of Merger Sub with and into LSB, with LSB being the surviving corporation. Following the Merger, LSB will cease to be a publicly traded company and will become a wholly-owned subsidiary of People’s United. The Merger Agreement is attached as Annex A to this proxy statement; please read it carefully.

Merger Consideration (Page 38)

At the effective time of the Merger, each outstanding share of LSB common stock will be converted automatically into the right to receive $21.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). In addition to the Merger Consideration, People’s United has agreed to pay or cause to be paid, together with the Merger Consideration, any regular quarterly dividend declared but unpaid as of the closing date of the Merger, with respect to each share of our common stock issued and outstanding on the record date for such dividend, and an amount per share of our common stock equal to the product of $0.001 multiplied by the number of days from but not including the record date for the most recent regular quarterly dividend declared and paid prior to the closing date of the Merger through and including such closing date.

The Special Meeting (Page 14)

A special meeting of the holders of LSB common stock will be held at the Andover Country Club, located at 60 Canterbury Street, Andover, Massachusetts 01810 on [ • ],[ • ], 2010, at [ • ], local time (the “Special Meeting”). At the Special Meeting, you will be asked to consider and vote on a proposal to approve the Merger Agreement. We will also ask you to consider and vote on a proposal to adjourn, if necessary, the Special Meeting so that we can solicit additional proxies in favor of approval of the Merger Agreement.

Record Date and Voting Power (Page 15)

LSB has fixed the close of business on [ • ], 2010, as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting. On the record date, we had [ • ] outstanding shares of common stock held by approximately [ • ] stockholders of record. We have no other class of voting securities outstanding.

Stockholders of record on the record date will be entitled to one vote per share of LSB common stock on any matter that may properly come before the Special Meeting and any adjournment or postponement of that meeting.

Quorum and Vote Required (Page 15)

Our charter and bylaws and Massachusetts law require:

•	the presence, in person or by proxy, of the holders of a majority of the shares of LSB common stock outstanding and entitled to vote at the Special Meeting in order to constitute a quorum;

•	the affirmative vote of holders of not less than two-thirds of the shares of LSB common stock outstanding and entitled to vote at the Special Meeting in order to approve the Merger Agreement; and

•	the affirmative vote of holders of a majority of the shares of LSB common stock voting on the proposal in order to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

Failure to vote by proxy, either by mail, through the Internet or by telephone, or in person, will have the same effect as a vote against approval of the Merger Agreement.

LSB directors and executive officers, who in the aggregate own approximately [ • ]% of LSB shares, without giving effect to currently exercisable options, have already agreed with People’s United to vote in favor of approval of the Merger Agreement.

Proxies and Voting (Page 16)

You may vote by proxy through the Internet, by telephone or by returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the voter instruction form provided by your broker or nominee.

Shares of our common stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any and all adjournments of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of common stock represented by that proxy will be voted “FOR” approval of the Merger Agreement and, if necessary, “FOR” the approval of one or more adjournments of the Special Meeting to solicit additional proxies. Proxies are being solicited on behalf of our board. The cost of soliciting proxies will be borne by LSB.

Revocability of Proxy (Page 17)

A proxy may be revoked by the person who executed it at or before the Special Meeting. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by delivering to our Secretary a written notice of revocation bearing a later date than the proxy, duly completing, signing, dating and returning a subsequent proxy, properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities or attending the Special Meeting and voting in person.

Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. If your shares are held in “street name,” you should follow the instructions of your broker or nominee regarding revocation of proxies.

Recommendation of the Board of Directors; Reasons for the Merger (Page 26)

After an evaluation of a variety of business, financial and market factors and consultation with senior management and our legal and financial advisors, at a meeting on July 15, 2010, our board unanimously adopted the Merger Agreement and approved the Merger and determined that the Merger Agreement and the Merger were advisable and in the best interest of our stockholders. Our board unanimously recommends that our stockholders vote “FOR” approval of the Merger Agreement.

Opinion of LSB’s Financial Advisor (Page 28)

Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) acted as financial advisor to LSB in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. Sandler O’Neill delivered an oral opinion to our board, which was subsequently confirmed in writing, that, as of July 15, 2010, the Merger Consideration was fair to the holders of LSB common stock from a financial point of view.

Sandler O’Neill provided its opinion for the information and assistance of our board in connection with its consideration of the Merger Agreement. It is not a recommendation as to how any holder of our common stock should vote with respect to the Merger Agreement. The full text of the written opinion of Sandler O’Neill, which outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion is attached as Annex B to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Sandler O’Neill.

We have agreed to pay Sandler O’Neill a fee of approximately $1,109,000 plus expenses in connection with its services as financial advisor, a substantial portion of which is contingent upon the consummation of the Merger.

Appraisal Rights (Page 54)

We believe that appraisal rights should not be available to our stockholders with respect to the Merger. The relevant provisions of the Massachusetts Business Corporation Act have not yet been the subject of judicial interpretation, however, and a court conceivably might disagree with our interpretation and decide that LSB stockholders may assert appraisal rights in connection with the Merger.

Under Massachusetts law, appraisal rights are not available in respect of an all-cash merger such as this one unless a director, officer or controlling stockholder has a direct or indirect material financial interest in the Merger other than in his capacity as (i) a stockholder, (ii) a director, officer, employee or consultant if his financial interest is pursuant to a bona fide arrangement, or (iii) in any other capacity so long as the stockholder owns 5% or less of all voting shares of the corporation. We are not aware of any material financial interest of a type that would cause appraisal rights to be available. For this reason, we reserve the right to challenge any purported exercise of appraisal rights in respect of the Merger. If you want to consider asserting appraisal rights, you should obtain legal advice.

If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must:

•	deliver to us, before the vote to approve the Merger Agreement is taken, written notice of your intent to demand payment for your shares in an amount to be determined pursuant to the statutory appraisal procedure;

•	not vote your shares in favor of the proposal to approve the Merger Agreement; and

•	comply with the other procedures specified in Part 13 of the Massachusetts Business Corporation Act, a copy of which is attached to this proxy statement as Annex C.

Because a submitted proxy not marked “against” or “abstain” will be voted “for” the approval of the Merger Agreement and “for” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights, to the extent such rights are available. If a broker, bank or other nominee holds your shares of LSB common stock and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal (to the extent such right otherwise would be available). See “Appraisal Rights” beginning on page 54 for further information.

Exchange of Stock Certificates (Page 39)

As soon as reasonably practicable after the effective time of the Merger, but in no event later than five business days after the effective time of the Merger, the paying agent will mail to each of our stockholders a letter of transmittal and instructions specifying the procedures to be followed in surrendering your shares of our common stock in exchange for the Merger Consideration. You should not submit your stock certificates for exchange until you receive the letter of transmittal and instructions from the paying agent. You will receive the Merger Consideration promptly after surrendering your stock certificates along with the properly executed letter of transmittal and any other required documents.

Source of Funds (Page 53)

People’s United’s obligation to consummate the Merger is not subject to a financing condition. People’s United intends to finance the Merger through internal cash resources.

Conditions to the Merger (Page 45)

LSB and People’s United will not consummate the Merger unless a number of conditions are satisfied or waived, including:

•	our stockholders must have approved the Merger Agreement;

•	all required regulatory approvals must have been received, any waiting periods required by law must have passed, and none of the regulatory approvals must impose any burdensome condition upon People’s United;

•	there must be no order, decree or injunction in effect, nor any law, statute or regulation enacted or adopted, preventing consummation of the Merger;

•	the representations and warranties of each of LSB and People’s United in the Merger Agreement must be true and correct as of the closing date, subject, in most cases, to exceptions that would not have a material adverse effect;

•	LSB and People’s United must have each performed and complied with in all material respects all obligations required to be performed by it under the Merger Agreement;

•	there must not have been a material adverse effect on LSB since July 15, 2010; and

•	the total number of shares of LSB common stock held by stockholders that claim to be entitled to appraisal rights and demand purchase of their shares under Part 13 of the Massachusetts Business Corporation Act must not exceed 10% of the shares of LSB common stock outstanding as of the closing date.

Solicitation of Proposals from Other Parties (Page 46)

The Merger Agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in LSB. However, if we receive a bona fide unsolicited written Acquisition Proposal (as defined in the Merger Agreement) from a third party that constitutes or is reasonably likely to lead to a proposal that is more favorable to our stockholders than the terms of the Merger Agreement, we may furnish nonpublic information to that third party and engage in negotiations regarding an Acquisition Proposal with that third party, subject to specified conditions in the Merger Agreement. In addition, unless our board determines in good faith, after consultation with legal counsel and financial advisors, that an Acquisition Proposal is a Superior Proposal (as defined in the Merger Agreement) and that it is required to take such action to comply with its fiduciary duties to our stockholders under applicable law, and we provide People’s United with notice of such determination and cooperate and negotiate in good faith with People’s United to adjust, modify or amend the terms and conditions of the Merger Agreement and the Merger, our board may not withdraw or modify its approval or recommendation of the Merger Agreement, approve or recommend another Acquisition Proposal to our stockholders, or cause LSB to enter into a letter of intent, definitive agreement or similar arrangement with respect to an Acquisition Proposal or that requires us to abandon, terminate or fail to consummate the Merger. In the event that LSB receives a Superior Proposal and withdraws or modifies its recommendation that LSB stockholders vote to approve the Merger, LSB nevertheless is required under the Merger Agreement to hold the Special Meeting and submit the Merger Agreement to the stockholders for approval.

Termination of the Merger Agreement (Page 49)

Either People’s United or LSB may terminate the Merger Agreement at or prior to the effective time of the Merger if any of the following occurs:

•	the parties mutually agree in writing to terminate the Merger Agreement;

•	there has been either (1) a breach by the other party of any of its representations or warranties in the Merger Agreement that cannot be or has not been cured within 30 days after written notice of the breach, provided that the breach of certain representations and warranties will not be grounds for termination unless they are reasonably likely to have a material adverse effect or (2) a material breach by the other party of any of the covenants or agreements in the Merger Agreement and, in each case, the breach cannot be or has not been cured within 30 days after written notice of the breach (provided that, in each case, the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

•	the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied by final nonappealable action of such governmental authority, or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, provided that the terminating party has used its reasonable best efforts to have such order, injunction or decree lifted; or

•	stockholders of LSB do not approve the Merger Agreement at the Special Meeting, or a vote has not been taken by December 31, 2010 or March 31, 2011, as applicable.

In addition, People’s United has the right to unilaterally terminate the Merger Agreement if:

•	the Merger is not consummated by March 31, 2011 unless the failure to consummate the Merger is due to People’s United’s failure to observe its covenants and agreements set forth in the Merger Agreement;

•	LSB materially breaches the no solicitation provisions contained in the Merger Agreement; or

•	LSB’s board of directors:

•	modifies, qualifies, withholds or withdraws or fails to make its approval or recommendation to our stockholders that they vote in favor of approval of the Merger Agreement (including taking a neutral position or no position with respect to an Acquisition Proposal);

•	makes any statement, filing or release, in connection with the Special Meeting or otherwise, inconsistent with its approval or recommendation to our stockholders that they vote in favor of approval of the Merger Agreement;

•	breaches its obligations to call, give notice of and commence the Special Meeting;

•	approves or recommends an Acquisition Proposal;

•	fails to publicly recommend against a publicly announced Acquisition Proposal within five business days of being requested to do so by People’s United; or

•	resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

LSB has the right to unilaterally terminate the Merger Agreement if:

•	the Merger is not consummated by December 31, 2010 unless the failure consummate the Merger is due to our failure to observe our covenants and agreements set forth in the Merger Agreement;

•	at any time prior to obtaining stockholder approval, LSB receives a Superior Proposal, provided that we have otherwise complied in all material respects with the no solicitation provisions of the Merger Agreement, as discussed in the section entitled “The Merger Agreement — Solicitation of Proposals from Other Parties” beginning on page 46 of this proxy statement, and we concurrently pay a termination fee of $3.5 million and enter into a definitive agreement with respect to the Superior Proposal.

Termination Fee; Expenses (Page 50)

The Merger Agreement requires us to pay People’s United a termination fee equal to $3.5 million if People’s United terminates the Merger Agreement under certain circumstances specified in the Merger Agreement, including as a result of LSB’s failure to recommend that LSB’s stockholders vote in favor of the Merger Agreement, approval or recommendation of an Acquisition Proposal, or material breach of the no solicitation provisions. In addition, we are required to pay People’s United the termination fee if LSB terminates the Merger Agreement in connection with a Superior Proposal. LSB will be required to pay 15% of the termination fee in certain circumstances, as discussed in the section entitled “Termination Fee; Expenses” beginning on page 50.

Interests of Certain Persons in the Merger (Page 34)

In considering the recommendations of our board with respect to the approval of the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that may be in addition to, or different from, the interests of our stockholders. These interests may create potential conflicts of interest. Our board was aware of these interests, which include those summarized below, and considered them, among other matters, in adopting the Merger Agreement and approving the Merger.

•	People’s United has agreed to enter into consulting agreements at the closing with certain executive officers that provide for the payment of consulting fees during the six months to two years following the effective time of the Merger.

•	In 2006 and 2007, LSB and River Bank entered into special termination agreements with certain executive officers. Under the Merger Agreement, People’s United has agreed that each such executive officer shall terminate employment with LSB immediately following the effective time of the Merger, and be entitled to receive the severance payments determined in accordance with his or her special termination agreement.

•	LSB may grant retention bonuses to certain executive officers, subject to the satisfaction of certain requirements and the respective officer’s continued employment with LSB through the closing of the Merger. The aggregate amount of the executive retention bonuses may not exceed $320,000. Additionally, the Merger Agreement provides that LSB may grant retention bonuses to LSB employees (other than those executive officers referenced in the preceding sentence who otherwise receive retention bonuses) in amounts determined by LSB as of the closing date (up to a maximum aggregate amount of $150,000), subject to the employees’ continued employment with LSB through the closing of the Merger. The retention bonuses to both officers and employees may also be payable in LSB’s discretion if, prior to the closing of the Merger, an officer’s or employee’s employment is terminated without cause, or due to the officer’s or employee’s death or permanent disability.

•	Under the Merger Agreement, one or more executive officers may be entitled to receive 2010 annual bonus payments at the closing, subject to LSB’s achievement of 2010 performance goals and the respective executive’s satisfaction of applicable performance standards and expectations, as determined by the LSB board of directors. The Merger Agreement provides that the aggregate amount of 2010 annual bonuses paid to all LSB employees, including executive officers, will not exceed $340,000, increased by any portion of the aggregate retention pool for LSB non-executive employees that is not paid out on the closing date. The LSB board of directors has determined that not more than $100,000 of this amount may be paid in the aggregate to our executive officers as 2010 annual bonuses.

•	Our directors and executive officers will be entitled to indemnification and insurance in specified circumstances.

Voting Agreements (Page 36)

In connection with the Merger Agreement, People’s United entered into voting agreements with our directors and executive officers, who are also LSB stockholders. Pursuant to the voting agreements, each stockholder has agreed, among other things to appear and cause all of his, her or its shares of LSB common stock to be counted as present for purposes of calculating a quorum, to vote in favor of approval of the Merger Agreement and any matter reasonably necessary for the consummation of the transactions contemplated by the Merger Agreement and to vote against any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or that would be inconsistent with the Merger Agreement or the actions contemplated by the Merger Agreement.

The following directors and executive officers entered into voting agreements with People’s United: John P. Bachini, Malcolm W. Brawn, Thomas J. Burke, Richard H. Harrington, Robert F. Hatem, Marsha A. McDonough, Kathleen Boshar Reynolds, Fred P. Shaheen, Gerald T. Mulligan, Michael J. Ecker, Teresa K. Flynn, Stephen B. Jones, Jacob Kojalo, and Diane L. Walker. As of the record date, there were [ • ] shares of our common stock subject to the voting agreements, which represented approximately [ • ]% of our outstanding common stock as of that date.

Treatment of Options and Restricted Stock (Page 38)

At the effective time of the Merger, each outstanding stock option, whether vested or unvested, to purchase shares of LSB common stock will be canceled and the holder of such stock option will receive an amount in cash equal to the number of shares of common stock underlying the stock option multiplied by the excess, if any, of the Merger Consideration over the exercise price applicable to that stock option (which we sometimes refer to as the option consideration). In addition, if the effective time of the merger occurs before December 10, 2010, 6,750 shares of issued and outstanding LSB common stock granted in the fall of 2009 to Gerald T. Mulligan, Michael J. Ecker, and Stephen B. Jones under LSB’s 2006 Stock Option and Incentive Plan and that are subject to transfer restrictions prior to that date will be automatically released from such transfer restriction and converted into the right to receive $21.00 per share, less any applicable withholding taxes.

Effective Time of the Merger (Page 37)

We expect that the Merger will be completed as soon as practicable following the approval of the Merger Agreement by our stockholders at the Special Meeting and the satisfaction or waiver of all other conditions. The parties cannot be certain whether or when any of the conditions to the Merger will be satisfied, or waived where permissible. We currently expect to complete the Merger during the fourth quarter of 2010; however, because the Merger is subject to these conditions, we cannot predict the actual timing.

Litigation Related to the Merger (Page 53)

George Assad, Jr. and William S. Madden, both alleged LSB stockholders, each filed putative class action lawsuits on July 27, 2010 and August 10, 2010, respectively, allegedly on behalf of all LSB stockholders in the Massachusetts Superior Court, Essex County against LSB, River Bank, the LSB board of directors, People’s United, People’s United Bank and Merger Sub. The case filed by Mr. Assad is captioned George Assad, Jr. v. LSB Corporation et al., Civ. A. No. 2010-1616. The case filed by Mr. Madden is captioned William S. Madden v. LSB Corporation et al., Civ. A. No. 2010-1702. The complaints generally allege that the LSB board of directors breached its fiduciary duties by approving the Merger Agreement because, plaintiffs allege, the proposed merger would deny LSB stockholders the right to share proportionately in the value of LSB’s ongoing business and future growth, the Merger Consideration of $21.00 per share is inadequate, the Merger Agreement’s termination fee and no solicitation provisions discourage bids from other sources, and the transaction unfairly benefits the LSB board of directors and chief executive officer to the disadvantage of our stockholders. The complaints also allege that People’s United, People’s United Bank and Merger Sub aided and abetted our board’s breach of fiduciary duties. The planitiffs seek an order preliminarily and permanently enjoining the defendants from consummating or closing the merger; in the event that the merger is consummated, an order rescinding it and setting it aside or awarding rescissory damages; an accounting; and attorneys fees and costs. LSB believes that the allegations in the complaints are without merit and intends to vigorously defend both actions.

Federal Income Tax Consequences (Page 59)

If the Merger is consummated, the exchange of common stock by our stockholders for the Merger Consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (which we sometimes refer to as the Internal Revenue Code), and may be taxable for state, local and foreign purposes as well. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the Merger.

Regulatory Approvals and Other Information (Page 61)

Completion of the transactions contemplated by the Merger Agreement is subject to various regulatory approvals, including approval from the Office of Thrift Supervision and various state regulatory authorities. Prior to the date of this proxy statement, People’s United and LSB have filed with regulatory authorities all of the required applications and notices necessary to complete the Merger. In addition, the completion of the Merger is subject to the expiration of certain waiting periods and other requirements that are described more fully in the section entitled “Regulatory Approvals and Other Information” beginning on page 57 of this proxy statement. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the LSB Special Meeting of stockholders and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should still carefully read this entire proxy statement, including each of the annexes.

The Special Meeting

Q:	Why am I receiving this proxy statement?

A:	LSB and People’s United have agreed to the acquisition of LSB by People’s United under the terms of the Merger Agreement that is described in this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A . In order to complete the Merger, LSB stockholders must vote to approve the Merger Agreement. LSB will hold the Special Meeting of stockholders to obtain this approval. This proxy statement contains important information about the Merger, the Merger Agreement, the Special Meeting of stockholders, and other related matters, and you should read it carefully. The enclosed voting materials for the Special Meeting allow you to vote your shares of LSB common stock without attending the Special Meeting in person.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by the LSB board of directors.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held at the Andover Country Club, located at 60 Canterbury Street, Andover, Massachusetts 01810, on [ • ],[ • ], 2010, at [ • ], local time.

Q:	What will I be asked to vote upon at the Special Meeting?

A:	You are being asked to vote on the approval of the Merger Agreement that LSB has entered into with People’s United, People’s United Bank, a wholly-owned subsidiary of People’s United, Bridgeport Merger Corporation, a wholly-owned subsidiary of People’s United, and River Bank, a wholly-owned subsidiary of LSB, which provides for the merger of Bridgeport Merger Corporation with and into LSB. After the Merger, LSB, as the surviving corporation, will be a wholly-owned subsidiary of People’s United.

We also are asking you to authorize the named proxies to approve one or more adjournments of the Special Meeting, if necessary, in order to solicit additional proxies in favor of approval of the Merger Agreement at the time of the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:	Holders of record of LSB common stock as of the close of business on [ • ], 2010 are entitled to vote at the Special Meeting.

Q:	How do I vote?

A:	Indicate on your proxy card how you want to vote, sign and date your proxy card, and mail it in the enclosed, postage-paid envelope or vote your shares through the Internet or by telephone as soon as possible, so that your shares will be represented at the Special Meeting. Instructions for voting your shares through the Internet or by telephone are located on the enclosed proxy card. You may also attend the Special Meeting and vote your shares in person, rather than voting by proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Stockholders who hold their shares of LSB common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of LSB common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the Special Meeting. You should follow the procedures provided by your broker or other nominee regarding the voting of your shares. If you do not direct the record holder of your shares of LSB common stock how to vote your shares or obtain a proxy from the record holder, your shares will not be voted, which will have the same effect as a vote against the proposal to approve the Merger Agreement.

Q:	May I vote in person?

A:	Yes. You may attend the Special Meeting and vote your shares in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker to vote your shares at the Special Meeting.

Q:	What if I do not vote?

A:	The failure to vote, by proxy or in person, an abstention from voting or a broker “non-vote” will have the same effect as a vote against the proposal to approve the Merger Agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the Merger Agreement. Your vote is important regardless of the number of shares that you own.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy or submitting a proxy through the Internet or by telephone. You may also attend the Special Meeting and vote in person. Do not enclose or return your stock certificate(s) with your proxy card.

Q:	When should I send in my proxy card?

A:	You should send in your proxy card as soon as possible so that your shares will be voted at the Special Meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	If you do not hold your LSB shares in “street name,” you may change your vote at any time before your proxy card is voted at the Special Meeting. You may do this in one of three ways. First, you may send a written, dated notice to the Secretary of LSB stating that you would like to revoke your proxy. Second, you may complete, sign, date and submit a new proxy card or submit a new vote through the Internet or by telephone. Third, you may attend the Special Meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the directions received from your broker relating to changing those instructions.

The Merger

Q:	What will happen in the Merger?

A:	Upon consummation of the Merger, Bridgeport Merger Corporation will be merged with and into LSB, with LSB being the surviving corporation. LSB will become a wholly-owned subsidiary of People’s United and cease to be a publicly traded company.

Q:	What will I receive in the Merger?

A:	As a stockholder of LSB, you will receive $21.00 in cash, without interest and less any applicable withholding taxes, for each share of LSB common stock that you own (the “Merger Consideration”). In addition to the Merger Consideration, People’s United has agreed to pay or cause to be paid, together with the Merger Consideration, any regular quarterly dividend declared but unpaid as of the closing date of the Merger, with respect to each share of our common stock issued and outstanding on the record date for such dividend, and an amount per share of our common stock equal to the product of $0.001 multiplied by the number of days from but not including the record date for the most recent regular quarterly dividend declared and paid prior to the closing date of the Merger through and including such closing date.

Q:	What vote is required to approve the Merger Agreement?

A:	Approval of the Merger Agreement requires the affirmative vote of holders of not less than two thirds of the then-outstanding shares of our common stock entitled to vote on the matter. We urge you to complete, sign, date, and return the enclosed proxy card or to vote your shares through the Internet or by telephone to ensure the representation of your shares at the Special Meeting.

Q:	What rights do I have if I oppose the Merger?

A:	You can vote against approval of the Merger Agreement by completing, signing, dating and returning your proxy card or by voting against approval of the Merger Agreement through the Internet, by telephone or in person at the Special Meeting.

Q:	Am I entitled to appraisal rights in connection with the Merger?

A:	We believe that appraisal rights should not be available to LSB stockholders with respect to the Merger. The relevant provisions of the Massachusetts Business Corporation Act have not yet been the subject of judicial interpretation, however, and a court conceivably might disagree with our interpretation and decide that LSB stockholders may assert appraisal rights in connection with the Merger.

Under Massachusetts law, appraisal rights are not available in respect of an all-cash merger such as this one unless a director, officer or controlling stockholder has a direct or indirect material financial interest in the Merger other than in his capacity as (i) a stockholder, (ii) a director, officer, employee or consultant if his financial interest is pursuant to bona fide arrangements, or (iii) in any other capacity so long as the stockholder owns 5% or less of all voting shares of the corporation. We are not aware of any material financial interest of a type that would cause appraisal rights to be available. For this reason, we reserve the right to challenge any purported exercise of appraisal rights in respect of the Merger. If you want to consider asserting appraisal rights, you should obtain legal advice.

If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must:

• deliver to us, before the vote to approve the Merger Agreement is taken, written notice of your intent to demand payment for your shares in an amount to be determined pursuant to the statutory appraisal procedure;

• not vote in favor of the proposal to approve the Merger Agreement; and

• comply with the other procedures specified in Part 13 of the Massachusetts Business Corporation Act, a copy of which is attached to this proxy statement as Annex C.

A submitted proxy not marked “against” or “abstain” will be voted “for” the approval of the Merger Agreement and “for” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement, and therefore the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights, to the extent such rights are available. If you hold shares in the name of a broker or other nominee and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal (to the extent such right otherwise would be available).

Q:	If the Merger is consummated, when can I expect to receive the merger consideration for my shares of common stock?

A:	After the Merger is consummated, you will receive detailed instructions from the paying agent regarding the surrender of your stock certificates. You should not send your stock certificates to us or anyone else until you receive these instructions. The paying agent will arrange for the payment of the Merger Consideration to be sent to you promptly following receipt of your stock certificates and other documents required by the paying agent.

Q:	Why is LSB’s board of directors recommending the Merger?

A:	Our board believes that the Merger and the Merger Agreement are advisable and in the best interest of our stockholders and unanimously recommends that you approve the Merger Agreement. To review our board’s reasons for recommending the Merger, see the section entitled “The Merger — Recommendation of the Board of Directors; Reasons for the Merger” beginning on page 26 of this proxy statement.

Q:	What are the tax consequences of the Merger to me?

A:	Your receipt of the Merger Consideration will be a taxable transaction for federal income tax purposes. To review the tax consequences to you in greater detail, see the section entitled “Federal Income Tax Consequences” beginning on page 59 of this proxy statement. Your tax consequences will depend on your personal situation. You should consult your personal tax advisors for a full understanding of the tax consequences of the Merger to you.

Q:	When do you expect the Merger to be consummated?

A:	We are working towards consummating the Merger as quickly as possible. We currently expect to consummate the Merger during the fourth quarter of 2010. We cannot, however, require People’s United to consummate the Merger until all of the conditions to the Merger described in the Merger Agreement that can be satisfied prior to the closing are satisfied or waived, including the approval of the Merger Agreement by our stockholders. The Merger requires regulatory approvals including the approvals of the Office of Thrift Supervision and the Massachusetts banking regulators. We cannot assure you as to when or if all the conditions to the Merger will be met, and it is possible the parties will not complete the Merger. For a further summary of the conditions of the Merger, please see “The Merger Agreement — Conditions to the Merger” beginning on page 45 of this proxy statement.

Q:	What will happen to my shares of common stock in LSB after the Merger?

A:	From and after the effective time of the Merger, your shares of LSB common stock will represent solely the right to receive the Merger Consideration and trading in our common stock on the NASDAQ Global Market will cease. Price quotations for our common stock will no longer be available, and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended (which we sometimes refer to as the Exchange Act).

Q:	What happens if I sell my shares before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the expected effective time of the Merger. If you held your shares of common stock on the record date but have transferred those shares after the record date and before the Merger, you may retain your right to vote at the Special Meeting but not the right to receive the Merger Consideration. This right to receive the Merger Consideration will pass to the person who owns the shares of LSB common stock as of the effective time of the Merger.

Q:	Should I send in my LSB stock certificates now?

A:	No. After the Merger is consummated, the paying agent will send you written instructions for exchanging your LSB stock certificates. You must return your LSB stock certificates as described in the instructions. You will receive your cash payment promptly after the paying agent receives your LSB stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND YOUR LSB CERTIFICATES NOW.

Q:	What should I do if I have questions?

A:	If you have questions about the Special Meeting, the Merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Cynthia J. Milne at (978) 725-7553.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements are statements that contain predictions or projections of future events or performance, and often contain words such as “anticipates,” “can,” “estimates,” “believe,” “expects,” “projects,” “will,” “might,” or other words indicating a statement about the future. You should read statements that contain these words carefully. There can be no assurance that future developments affecting LSB will be those anticipated by LSB. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the risk that we will be unable to satisfy all of the closing conditions set forth in the Merger Agreement;

•	the possibility that our stockholders will not approve the Merger Agreement;

•	the possibility that we may not obtain the necessary state and federal regulatory approvals to consummate the Merger or that an adverse regulatory condition will be imposed in connection with those approvals;

•	the outcome of any legal proceeding that has been or may be instituted against us, People’s United or others relating to the Merger Agreement, including the terms of any settlement of such legal proceedings that may be subject to court approval;

•	the disruptions to our business as a result of the announcement and pendency of the Merger, including our ability to retain deposit and loan relationships and key personnel; and

other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. For details about obtaining these documents, see the section entitled “Where You Can Find More Information” beginning on page 64 of this proxy statement.

The factors referred to above include many, but not all, of the factors that could impact our ability to achieve the results described in any forward-looking statement. You should not place undue reliance on forward-looking statements. We cannot guarantee that the Merger will be consummated or our future results, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of LSB Corporation as part of the solicitation of proxies by our board for use at the Special Meeting of stockholders.

Date, Time and Place of the Special Meeting

The Special Meeting will be held at the Andover Country Club, located at 60 Canterbury Street, Andover, Massachusetts 01810, on [ • ], at [ • ], local time.

Purpose of the Special Meeting

At the Special Meeting, you will be asked to consider and vote on the following proposals:

•	to approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement; and

•	to approve one or more adjournments of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting, or at any adjournment of that meeting, to approve the Merger Agreement.

Recommendation of Our Board

Our board has unanimously determined that the Merger Agreement and the Merger are advisable and in the best interest of our stockholders, and has adopted the Merger Agreement and approved the Merger. Our board unanimously recommends that our stockholders vote “FOR” approval of the Merger Agreement.

Even though a quorum may be present at the Special Meeting, it is possible that we may not have received sufficient votes to approve the Merger Agreement by the time of the Special Meeting. To allow the proxies that have been received by us at the time of the Special Meeting to be voted for one or more adjournments of the Special Meeting for purposes of soliciting additional proxies to obtain the requisite stockholder vote, we are submitting a proposal to approve one or more adjournments to you for consideration. Our board recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose only, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise indicated on the proxies. If the Special Meeting is adjourned for 30 days or less, we are not required to give notice of the time and place of the adjourned meeting (other than by announcement at the Special Meeting) unless our board fixes a new record date for the Special Meeting.

Record Date and Voting Power

LSB has fixed the close of business on [ • ] as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date, [ • ] shares of LSB common stock were outstanding and entitled to receive notice of, and vote at, the Special Meeting. On the record date, our shares were held of record by approximately [ • ] stockholders. Common stock is our only outstanding class of stock. Stockholders of record on the record date will be entitled to one vote per share of LSB common stock on any matter that properly comes before the Special Meeting and any adjournment or postponement of that meeting.

Quorum

Our charter and bylaws and Massachusetts law require the presence, in person or by duly executed proxy, of the holders of a majority of the voting power of shares of LSB common stock outstanding and entitled to vote at the Special Meeting to constitute a quorum. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. If a quorum is not present and if the adjournment proposal has the necessary majority, we expect to adjourn the Special Meeting to solicit additional proxies and intend to vote any proxies we have received at the time of the Special Meeting in favor of an adjournment.

Vote Required

The affirmative vote of holders of not less than two-thirds of the shares of LSB common stock outstanding and entitled to vote at the Special Meeting is required in order to approve the Merger Agreement.

The proposal to approve one or more adjournments of the Special Meeting requires the affirmative vote of holders of a majority of the shares of LSB common stock voting on the proposal.

Abstentions and Broker Non-Votes

For purposes only of determining the presence or absence of a quorum for the transaction of business at the Special Meeting, we intend to count abstentions and broker “non-votes” as present at the Special Meeting. Abstentions and broker “non-votes” are not, however, counted as favorable votes and, therefore, have the same effect as a vote against approval of the Merger Agreement. If you fail to vote or abstain from voting, it will have the effect of a vote against the proposal to approve the Merger Agreement. Broker “non-votes” are shares held by brokers or nominees as to which (1) voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares, and (2) the broker or nominee does not have discretionary voting power. The proposal to approve the Merger Agreement is not an item on which brokerage firms may vote in their discretion on behalf of their clients. Accordingly, we urge you to return the enclosed proxy card marked to indicate your vote, to vote your shares through the Internet or by telephone or to give your broker proper instructions.

To approve the adjournment proposal, a majority of the outstanding shares of our common stock present or represented at the Special Meeting and voting on such adjournment must vote in favor of the proposal. Broker “non-votes” and abstentions will have no effect on the outcome of this proposal.

Proxies and Voting

Stockholders may vote their shares by attending the Special Meeting and voting their shares in person or by completing, signing and dating the enclosed proxy card and promptly returning it to us as soon as possible. If you prefer, you can vote by telephone or via the Internet by following the relevant instructions described on the enclosed proxy card or voting instruction form received from any broker, bank or other nominee that may hold shares of LSB common stock on your behalf. If you sign and send in your proxy card and do not mark it to show how you want to vote, or if you submit a proxy by telephone or via the Internet without providing instructions, we will count your proxy as a vote in favor of the approval of the Merger Agreement and in favor of any proposal to adjourn the Special Meeting to solicit additional proxies.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Morrow & Co., LLC, our proxy solicitor, at 470 West Ave., Stamford, CT 06920 or (203) 658-9400.

Stockholders who hold their shares of LSB common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of LSB common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the Special Meeting.

Participants in the LSB Employee Stock Ownership Plan (the “ESOP”) will receive a voting instruction form that reflects the shares that may be voted under the ESOP. Under the terms of the ESOP, all shares held by the ESOP are voted by the ESOP trustees, but each participant in the ESOP may direct the trustees on how to vote the shares of common stock allocated to his or her account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the ESOP trustees in the same proportion as the shares for which the trustees have received timely voting instructions, provided that in the absence of any voting directions as to allocated stock, the board of directors of River Bank will direct the ESOP trustees as to the voting of all shares of stock in the ESOP. The deadline for returning the ESOP voting instruction form to the ESOP trustee is [ • ].

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that if a household participates in the householding program, it will receive an envelope containing one set of proxy materials and a separate proxy card for each stockholder account in the household. Please vote all proxy cards enclosed in such a package. LSB will promptly deliver a separate copy of the proxy statement or proxy card to you if you contact it at the following address or telephone number: Cynthia J. Milne, Secretary, LSB Corporation, 30 Massachusetts Avenue, North Andover, Massachusetts 01845; telephone 978-725-7553. If you want to receive separate copies of proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact LSB at the address or telephone number above.

Participation in householding will not affect or apply to any of your other stockholder mailings such as dividend checks, Forms 1099, or account statements. Householding saves money by reducing printing and postage costs and it is environmentally friendly. It also creates less paper for participating stockholders to manage. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

Revocability of Proxies

If you have not submitted a proxy through your broker or other nominee, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	delivering to our Secretary at the address listed below a written notice of revocation bearing a later date than the proxy;

•	duly completing, signing, dating and delivering to our Secretary at the address listed below, a new proxy card, dated later than the first proxy card, which will automatically replace any earlier dated proxy card that you returned;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities; or

•	attending the Special Meeting and voting in person.

Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held in “street name,” you should follow the voter instruction form provided by your broker or other nominee regarding revocation of proxies. If the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the Special Meeting, you must bring a legal proxy from your broker, bank or other nominee authorizing you to vote those shares.

You should send any notice of revocation of your proxy card to:

LSB Corporation
30 Massachusetts Avenue
North Andover, MA 01845
Attention: Cynthia Milne, Secretary

Solicitation of Proxies and Expenses

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of LSB common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

We have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06920 to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $9,000 plus reasonable out-of-pocket expenses relating to the solicitation. All costs of soliciting proxies will be borne by LSB.

Other Business

We are not currently aware of any business to be acted upon at the Special Meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the Special Meeting is limited to matters set forth in the notice of Special Meeting, which is provided at the beginning of this proxy statement, unless otherwise provided by law. If other matters do properly come before the Special Meeting, or at any adjournment of the Special Meeting, we intend that shares of LSB common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on other matters that are properly presented at the Special Meeting

THE MERGER

(Proposal 1)

This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

General

The Merger Agreement provides for the Merger of Merger Sub with and into LSB. LSB will be the surviving corporation in the Merger and will continue its existence under the laws of the Commonwealth of Massachusetts as a wholly-owned subsidiary of People’s United. Simultaneously with the Merger, River Bank will merge with and into People’s United Bank, which is a wholly-owned subsidiary of People’s United, and People’s United Bank will be the surviving entity (the “Bank Merger”). As a result of the Merger, LSB will cease to exist as a separate company and its common stock will no longer be listed on the NASDAQ Global Market. The Merger will be consummated when the articles of merger have been filed with the Secretary of the Commonwealth of Massachusetts in accordance with the Massachusetts Business Corporation Act (the “MBCA”), which is expected to occur as soon as practicable after the Special Meeting and the satisfaction or waiver of all other conditions to closing, unless LSB and People’s United agree to specify a later effective time in the articles of merger.

As of the effective time of the Merger, holders of shares of LSB common stock will have no further ownership interest in the surviving corporation. Instead, each holder of LSB common stock outstanding immediately prior to the effective time of the Merger will be entitled to receive $21.00 in cash per share, without interest and less any applicable withholding taxes. At the effective time of the Merger, each outstanding option, whether vested or unvested, to purchase shares of LSB common stock will be canceled and the holder of such stock option will receive an amount in cash equal to the number of shares of common stock underlying the stock option multiplied by the excess, if any, of the Merger Consideration over the exercise price applicable to that stock option.

Parties to the Merger

LSB Corporation.

LSB Corporation is a Massachusetts corporation that is a one bank holding company and is subject to regulation, supervision and periodic examination by the Board of Governors of the Federal Reserve System and the Massachusetts Division of Banks. LSB, which was organized in 2001, has its principal executive office at 30 Massachusetts Avenue, North Andover, Massachusetts, 01845. LSB’s phone number is (978) 725-7500. Our common stock is publicly traded, and we are registered as an issuer of publicly-traded equity securities with the Securities and Exchange Commission. Our common stock is quoted on the NASDAQ Global Market under the symbol “LSBX.”

LSB Corporation is a one-bank holding company principally conducting business through River Bank. River Bank offers a range of commercial and consumer loan and deposit products. We do not engage in any business activity at the holding company level.

For more information on the business of LSB Corporation and our subsidiaries, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Please refer to the section entitled “Where You Can Find More Information” beginning on page 64 of this proxy statement in order to find out where you can obtain copies of our Annual Report as well as other documents that we file with the Securities and Exchange Commission.

River Bank

River Bank, LSB’s sole banking subsidiary, is a Massachusetts-chartered stock savings bank that was founded in 1868 as Lawrence Savings Bank. River Bank converted from mutual to stock form on May 9,

1986, and changed its name to River Bank on June 26, 2006. River Bank is subject to supervision, regulation, and periodic examination by the Federal Deposit Insurance Corporation and the Massachusetts Division of Banks. River Bank has its principal executive office at 30 Massachusetts Avenue, North Andover, Massachusetts, 01845, and its phone number is (978) 725-7500. River Bank has 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem.

River Bank has three wholly-owned subsidiaries. Shawsheen Security Corporation and Shawsheen Security Corporation II engage exclusively in buying, selling and holding securities for their own accounts. Spruce Wood Realty Trust holds real estate used in the ordinary course of River Bank’s business.

River Bank offers various financial products to the general public. These products include loans for residential real estate, commercial real estate, construction, consumer and commercial businesses. River Bank offers various deposit accounts including savings, checking, money market, certificates of deposit and individual retirement accounts. River Bank invests a portion of its funds in federal funds and investment securities.

People’s United Financial, Inc.

People’s United Financial, Inc., a Delaware corporation, is a savings and loan holding company formed for the purpose of effectuating the conversion of People’s Bank and People’s Mutual Holdings from a mutual holding company structure to a stock holding company structure. The common stock of People’s United is publicly traded and it is registered as an issuer of publicly-traded equity securities with the Securities and Exchange Commission. People’s United’s common stock is quoted on the NASDAQ Global Select Market under the symbol “PBCT.”

People’s United is regulated by the Office of Thrift Supervision (the “OTS”) and subject to OTS examination, supervision and reporting requirements. In addition, the OTS has enforcement authority over People’s United and People’s United Bank.

The principal business of People’s United is to provide, through People’s United Bank and its subsidiaries, commercial, retail and small business banking, and wealth management services to individual, corporate and municipal customers. Traditional banking activities are conducted primarily within New England and include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties, and accepting consumer, commercial and municipal deposits. In addition to traditional banking activities, People’s United Bank provides specialized financial services tailored to specific markets including: personal, institutional and employee benefit trust; cash management; and municipal banking and finance. Through its non-banking subsidiaries, People’s United Bank offers: brokerage, financial advisory services, investment management services and life insurance through People’s Securities, Inc.; equipment financing through People’s Capital and Leasing Corp. and Financial Federal Credit Inc.; and other insurance services through R.C. Knox and Company, Inc. and Chittenden Insurance Group, LLC.

The principal executive office of People’s United is 850 Main Street, Bridgeport, Connecticut, 06604 and its phone number is (203) 338-7171.

People’s United Bank

People’s United Bank, a federally-chartered stock savings bank and wholly-owned subsidiary of People’s United, has its principal executive offices at 850 Main Street, Bridgeport, Connecticut, 06604 and its phone number is (203) 338-7171. People’s United Bank operates more than 300 branches in Connecticut, Maine, Massachusetts, New Hampshire, Vermont and in Westchester County, New York. In addition to traditional banking activities, People’s United Bank provides specialized financial services tailored to specific markets including: personal, institutional and employee benefit trust; cash management; and municipal banking and finance.

People’s United Bank’s deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation, and it is subject to regulation, examination and supervision by the OTS as its chartering agency.

Bridgeport Merger Corporation

Merger Sub, a Massachusetts corporation, is a wholly-owned subsidiary of People’s United. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not engaged in any business other than activities incidental to its organization and in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at 850 Main Street, Bridgeport, Connecticut, 06604 and its phone number is (203) 338-7171.

Background of the Merger

The same individuals serve on the Boards of Directors of LSB and River Bank, and meetings of those boards typically are held jointly. In this background section, the phrase “the LSB board” refers jointly to the Boards of Directors of LSB and River Bank, and the term “director” refers to a member of the Boards of Directors of LSB and River Bank, unless the context otherwise requires.

The LSB board’s decision to approve the Merger Agreement with People’s United represented the culmination of a process that began earlier this year with LSB’s most recent assessment of its strategic plan, the capital resources necessary to support that plan, and the challenges that LSB could expect to face in raising additional capital. That assessment led the LSB board to conclude, for the reasons described below, that it was an advantageous time for LSB to explore a business combination with a larger banking company.

Since January 2006, when Gerald T. Mulligan was elected President and Chief Executive Officer of LSB, our strategic plan has focused on increasing our loan portfolio generally and commercial loans in particular and relying to a significant degree on additional core deposits to fund that loan growth. Our total loans, deposits and borrowed funds increased from December 31, 2005 to December 31, 2009 as follows:

	Balance as of:			Compounded
	December 31,	December 31,		Annual
	2005	2009	Increase	Growth Rate
	(In thousands) (Unaudited)

Loans
Total commercial loans	$161,072	$377,518	$216,446	24%
Total loans	$230,485	$529,451	$298,966	23%
Deposits
Total core deposits	$175,796	$252,389	$76,593	9%
Total certificates of deposit	$127,291	$240,405	$113,114	17%
Total deposits	$303,087	$492,794	$189,707	13%
Borrowed funds (including FHLB advances)	$153,380	$259,082	$105,702	14%

The favorable growth in loans and deposits did have the effect, however, of reducing our capital ratios. For example, River Bank’s Tier 1 leverage ratio declined from 10.82% at December 31, 2005 to 6.85% at December 31, 2009 primarily as a result of our growth.

From time to time since December 31, 2005 the LSB board has assessed, with LSB’s senior management, whether our capital resources were adequate to continue to support our strategic plan. One such assessment occurred in the fall of 2008, after LSB recognized a non-cash charge of $10.1 million on account of an other-than-temporary impairment of preferred securities issued by the Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”). The other-than-temporary impairment of the FNMA and FHLMC preferred stock materially reduced the regulatory capital levels of LSB and River Bank, though both remained “well-capitalized” for regulatory purposes.

We took various steps to ameliorate the impact of the reduction in our tangible common equity and regulatory capital ratios. The more significant of those steps were participating in the Capital Purchase Program that the Treasury established under TARP and later obtaining a subordinated loan to River Bank. In December 2008, LSB raised $15.0 million of Tier 1 capital through the sale of preferred stock and common stock warrants to the Treasury under the Capital Purchase Program.

Subsequently, in October 2009, LSB decided to repay the capital obtained through the Capital Purchase Program and arranged for River Bank to borrow $6.0 million on a subordinated basis. The entire amount of the subordinated loan will continue to be included as part of River Bank’s Tier 2 capital for regulatory purposes until October 2011, when the amortization of the subordinated debt commences for regulatory purposes and we must deduct $1.2 million annually from the subordinated debt portion of our Tier 2 capital. With the increase in our regulatory capital resulting from net earnings since December 2008 and the proceeds of the subordinated loan obtained in October 2009, we opted to redeem from the Treasury in November 2009 all of the preferred stock, and then decided to repurchase in December 2009 all of the related warrants. As a result of the redemption of the preferred stock and the repurchase of the warrants, we are no longer subject to restrictions regarding dividends, stock repurchases or executive compensation imposed under our agreements with the Treasury or under the Treasury regulations applicable to TARP recipients generally.

In the first half of 2010, our senior management began a process of again reassessing the adequacy of our capital resources to continue to support our strategic plan. In connection with that process, senior management developed a set of internal financial projections covering the period from July 1, 2010 through December 31, 2013. These projections sometimes are referred to in this proxy statement as the “Management Projections.” (Key line items from the Management Projections are included elsewhere in this proxy statement. See “— Financial Projections.”) During the course of developing the Management Projections and reassessing the adequacy of our capital resources, and after consultation with Sandler O’Neill + Partners, L.P., our financial advisor, Mr. Mulligan and Diane L. Walker, our Executive Vice President, Treasurer and Chief Financial Officer, concluded that for LSB to have sufficient capital to support continued growth in commercial loans, core deposits and net earnings, we would likely need to raise additional Tier 1 capital by the end of 2011. They also concluded that the most likely method of LSB raising Tier 1 capital would be through the issuance of additional shares of common stock and that any such issuance occurring before the end of 2011 would probably reduce the per share market price of our common stock.

Also during the second quarter of 2010, Sandler O’Neill advised Mr. Mulligan and Ms. Walker that investors and others were expecting the economic prospects for larger banking companies in New England to improve in 2010 and that consequently one or more of those companies could be expected to have a significant interest in pursuing a business combination with a company such as LSB. On a related note, Sandler O’Neill observed that the People’s United acquisition from the FDIC of $233 million of deposit liabilities and certain assets of Butler Bank in April 2010 would likely increase the interest that People’s United otherwise would have had in considering a business combination with LSB. Butler Bank was headquartered in Lowell, Massachusetts, and had three branches in northeast Massachusetts, including one in Andover, Massachusetts. LSB and Sandler O’Neill were aware that People’s United had publicly stated that the Butler transaction provided an excellent opportunity for People’s United to expand into attractive, high-density markets in Greater Boston. In late April, Sandler O’Neill spoke generally with John P. Barnes, then the interim President and Chief Executive Officer of People’s United, regarding LSB and other possible acquisition opportunities. On April 28, 2010, Sandler O’Neill sent Mr. Barnes an overview of LSB based upon publicly available data. Sandler O’Neill had a follow-up meeting on May 26 with Mr. Barnes, Paul D. Burner, a Senior Executive Vice President and Chief Financial Officer of People’s United, and Jared Shaw, a Senior Vice President and the officer principally responsible for evaluating and negotiating acquisitions being considered by People’s United. At that meeting, they discussed generally the possibility of People’s United acquiring LSB, among other topics.

At a June 9, 2010 meeting, the LSB board, together with Sandler O’Neill, reviewed LSB’s strategic plan, including the Management Projections, the adequacy of our capital resources to support that plan, scenarios in which we might raise additional Tier 1 capital, and the probable dilutive impact on LSB stockholders of issuing additional shares of LSB common stock. Sandler O’Neill also delivered a presentation regarding the current economic and regulatory environment for the U.S. banking industry; a recent historical overview of the trading market for community bank stocks; a discussion of the three strategic alternatives available to the LSB board — namely, continuing to pursue growth in commercial loans and core deposits, acquiring branches or other banks, or entering into a business combination with a larger banking company; an overview of the current mergers and acquisitions market for community banks both in New England and nationwide; the range of implied valuations of LSB based upon recent transactions; the range of values that could be expected if LSB remained independent and continued to pursue its strategic plan; the present values of the range of future returns that the LSB board could reasonably expect LSB stockholders to receive under alternative strategies; and the potential interest that People’s United and other banking companies in New England might have in pursuing a business combination with LSB.

The LSB board concurred with the view of Mr. Mulligan that in order for LSB to have sufficient capital to support continued growth in commercial loans, core deposits and net earnings, we would most likely need to raise Tier 1 capital by the end of 2011 through the issuance of additional shares of common stock and that any such issuance would probably reduce the per share market price of our common stock. The LSB board then reached a consensus that it was an advantageous time to pursue a business combination with a larger banking company, especially in light of the challenges inherent in seeking to continue to grow our commercial loans and core deposits, the uncertainty regarding the potential for higher capital requirements and an increase in the cost of regulatory compliance if the Dodd-Frank bill then under consideration in the Senate was enacted and the uncertainty regarding the federal capital gains tax rate after December 31, 2010. The LSB board also noted that People’s United’s expressed interest following the Butler acquisition in pursuing further acquisitions would likely facilitate LSB’s ability to successfully solicit business combination proposals. At the conclusion of that meeting, the LSB board authorized management to retain Sandler O’Neill to act as LSB’s exclusive financial advisor in connection with a possible business combination or other strategic transaction and to direct Sandler O’Neill to solicit indications of interest from other banking companies in New England regarding a possible business combination with LSB.

Later in June, Sandler O’Neill contacted eight banking companies which had a substantial presence in New England and which Sandler O’Neill had reason to expect might be interested in exploring a business combination with LSB . Six of these companies expressed preliminary interest in considering a business combination with LSB, entered into confidentiality agreements, and received a confidential information memorandum prepared by LSB with Sandler O’Neill’s assistance. The memorandum contained the Management Projections among other information. In addition, through Sandler O’Neill, LSB responded to requests for additional information from the prospective bidders and offered to make its senior management available to meet with them. During a telephone conversation between representatives of Sandler O’Neill and Mr. Barnes, Mr. Barnes expressed People’s United’s strong preference to enter into exclusive negotiations with LSB. On June 23, 2010, Mr. Barnes, Mr. Burner and Jeffrey Tengel, a People’s United Executive Vice President responsible for commercial lending, met with Mr. Mulligan, Ms. Walker, Michael J. Ecker, an LSB Executive Vice President and our Chief Lending Officer, and Sandler O’Neill to discuss generally a possible business combination between LSB and People’s United. At that meeting, the People’s United officers indicated that People’s United was considering submitting an indication of interest to acquire LSB for $20.00 per share in cash. Separately, Mr. Mulligan and Ms. Walker met with the Chief Executive Officer and Chief Financial Officer of another prospective bidder, referred to elsewhere in this proxy statement as “Company B,” and Mr. Mulligan and other LSB senior executives participated in telephone discussions with other prospective bidders.

People’s United and four other banking companies that had entered into confidentiality agreements submitted written, non-binding indications of interest. LSB received the People’s United indication of interest on July 2, 2010 and the other indications of interest on July 8, 2010. Each proposal was subject to completion of due diligence by the potential acquirers and their representatives, as well as the negotiation of an acceptable definitive merger agreement. Beginning July 6, 2010, LSB granted People’s United access to LSB’s due diligence Web site, expecting, based upon the preliminary indications that Sandler O’Neill had received from other likely bidders, that the People’s United proposal would be among the more attractive indications of interest that LSB would receive.

The LSB board met on July 9, 2010, together with Ms. Walker, Sandler O’Neill and LSB’s counsel, Nutter, McClennen & Fish, LLP, to consider the five indications of interest. The LSB board focused primarily on indications provided by People’s United and two other banking companies headquartered in Massachusetts, referred to in this proxy statement as “Company A” and “Company B.” Sandler O’Neill summarized the details of each indication of interest and provided other relevant information regarding People’s United, Company A and Company B. People’s United proposed an all cash transaction in which LSB common stock would be acquired for a fixed price of $21.00 per share. Company A proposed a transaction in which 75 percent of the shares of LSB common stock would be acquired in exchange for a fixed number of shares of Company A stock and the remaining shares of LSB common stock would be acquired for the equivalent of $20.50 per share in cash. As of the close of trading in Company A stock on July 8, 2010, Company A’s proposal had a nominal value of $20.74 per share. Company B proposed to acquire all of the shares of LSB common stock in exchange for a fixed number of shares of Common B common stock. Company B’s proposal had a nominal value of between $19.00 and $20.00 based upon the closing price for Company B stock on July 8, 2010. Sandler O’Neill also provided the LSB board with a brief description of the other two expressions of interest that LSB received, each of which offered consideration that was materially less than the consideration proposed by Company B.

At the July 9, 2010 meeting Sandler O’Neill updated the LSB board on recent trading prices for community bank stocks and discussed developments in the mergers and acquisitions market for community banks and the range of valuations of LSB implied by recent transactions. The Sandler O’Neill presentation also analyzed in detail the consideration proposed by each of People’s United, Company A and Company B relative to various other financial metrics discussed in detail elsewhere in this proxy statement. See “— Opinion of LSB’s Financial Advisor.” Sandler O’Neil also informed the LSB board that Company A, in response to an inquiry from Sandler O’Neill, had stated that it did not expect that it would increase the amount of consideration that it proposed to pay for LSB common stock if Company A had an opportunity to complete its due diligence.

In evaluating the proposals submitted by People’s United, Company A and Company B, the LSB board focused primarily on the amount and type of consideration being offered, the ability of each party to obtain regulatory approval, including the probability that a transaction could be completed prior to December 31, 2010 and the impact of each transaction on LSB’s stockholders, employees and customers and the communities that LSB serves. In particular, the LSB board weighed the fixed, all cash proposal by People’s United with the proposals by Company A and Company B that would fluctuate in value based upon the respective market prices of their stock. The LSB board also considered the relative speed with which each bidder would likely complete due diligence and negotiate a definitive merger agreement. In that regard, Mr. Mulligan and Ms. Walker conveyed to the LSB board their impression that given the size of People’s United relative to LSB, there was a greater likelihood that People’s United would not seek to decrease the price that it proposed to pay LSB stockholders in the merger based upon its further due diligence review. Moreover, Sandler O’Neill reported that People’s United was prepared to conduct on-site due diligence the following day and was willing to negotiate a merger agreement based upon a draft to be provided by LSB. Sandler O’Neill also reported to the LSB board that People’s United had expressed a preference that LSB negotiate exclusively with People’s United with a view toward entering into a merger agreement by July 15, 2010.

At the conclusion of the July 9, 2010 meeting, the LSB board unanimously concluded that, after taking into account all of the relevant factors, the proposal submitted by People’s United was superior to the proposals submitted by Company A and Company B and that it would be in the best interest of LSB stockholders for LSB to enter into a business combination with People’s United on the terms proposed. The LSB board then directed LSB’s senior management to enter into exclusive negotiations with People’s United. The LSB board also concurred with Sandler O’Neill’s recommendation that LSB should not invite either Company A or Company B to conduct additional due diligence unless and until LSB abandoned negotiations with People’s United.

Later on July 9, LSB provided to People’s United the proposed forms of merger and voting agreements that Nutter had prepared, and on July 10, 2010, People’s United conducted its on-site due diligence.

During the ensuing week, LSB and People’s United and their respective representatives engaged in negotiations regarding the terms of the merger agreement, and People’s United and LSB completed their respective due diligence reviews of the other.

The LSB board next met on July 15, 2010. All of LSB’s directors were present in person, as were Ms. Walker, Sandler O’Neill and Nutter. Nutter provided a detailed review of the terms of the merger agreement and the voting agreement to be entered into by each of LSB’s directors and executive officers, discussed various legal considerations relevant to the proposed merger agreement, reviewed the terms of arrangements between certain LSB executives and People’s United to be entered into as of the closing (see “— Interests of Certain Persons in the Merger”), and described the regulatory and stockholder approvals necessary in order to complete the merger. Mr. Mulligan, Ms. Walker and Sandler O’Neill discussed their due diligence discussions with People’s United, which discussions focused primarily on the ability of People’s United to fund the aggregate merger consideration from existing financial resources, the pro forma capital ratios that People’s United expected to have following the completion of the merger and the other transaction that People’s United expected to announce concurrently with the LSB transaction, and other matters relevant to an assessment of whether People’s United could reasonably be expected to receive the requisite regulatory approvals on a timely basis. Sandler O’Neill then delivered a presentation which addressed in detail the financial terms of the Merger Agreement and the proposed merger. At the conclusion of that presentation, Sandler O’Neill orally opined to the LSB board that the per share merger consideration of $21.00 to be paid by People’s United pursuant to the terms of the Merger Agreement was fair to the holders of LSB common stock from a financial point of view, and Sandler O’Neill represented that it would deliver to LSB a written fairness opinion to the same effect as soon as practicable. (LSB received Sandler O’Neill’s written fairness opinion on July 21, 2010.)

The LSB board unanimously approved the Merger Agreement and the transactions contemplated thereby. Immediately thereafter, each of LSB’s directors and executive officers entered into a voting agreement with People’s United, and the parties then entered into the Merger Agreement. Shortly after the close of trading in LSB common stock on July 15, 2010, each of LSB and People’s United issued a press release publicly announcing the Merger Agreement.

The LSB board believes that the entire process described above, from the most recent reassessment of the adequacy of LSB’s capital resources to support our strategic plan through the execution and delivery the Merger Agreement, was conducted in a manner designed to reach an outcome that was in the best interest of our stockholders.

Between the date of the Merger Agreement and the date of this proxy statement, neither LSB nor any of its representatives has been contacted by any party other than People’s United with respect to a potential “Acquisition Proposal” (as defined in the Merger Agreement).

Financial Projections

In the first half of 2010, in connection with reassessing the adequacy of our capital resources to continue to support our strategic plan, senior management developed a set of internal financial projections covering the period from July 1, 2010 through December 31, 2011, and subsequently with the assistance of Sandler O’Neill, extended the period to include the years ending December 31, 2012 and 2013. These projections sometimes are referred to in this proxy statement as the “Management Projections.” A subset of the Management Projections is included below.

LSB does not, as a matter of course, publicly disclose projections of future revenues or earnings. During the period leading up to the Merger Agreement, however, senior management provided the Management Projections to LSB’s board of directors, LSB’s financial advisor, Sandler O’Neill, People’s United and the five other possible acquirers that signed the confidentiality agreement and received the confidential information memorandum. We have included in this section a subset of the Management Projections provided or made available to Sandler O’Neill, People’s United and those other possible acquirers, to give our shareholders access to certain non-public information for purposes of considering and evaluating the Merger. The Management Projections were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The Management Projections, including the subset of those projections included in this proxy statement, have been prepared by, and are the responsibility of, LSB’s management. Wolf & Company, P.C., our independent registered public accounting firm, has neither examined nor compiled the Management Projections and, accordingly, Wolf & Company, P.C. does not express an opinion or any other form of assurance with respect thereto. The report of Wolf & Company, P.C., independent registered public accounting firm, on LSB’s consolidated financial statements that is contained in LSB’s Annual Report on Form 10-K for the year ended December 31, 2009, relates to LSB’s historical financial information. It does not extend to the Management Projections and should not be read to do so.

In compiling the Management Projections, LSB’s management took into account LSB’s historical performance, combined with management’s estimates regarding future levels of investments, loans, deposits and borrowings, operating income, provision for loan losses and income taxes. The Management Projections were developed in a manner consistent with management’s historical development of budgets and were not developed for public disclosure. Although the Management Projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by LSB’s management that LSB’s management believed were reasonable at the time the Management Projections were prepared. LSB believes that the Management Projections are not reflective of the manner in which People’s United would operate LSB after the Merger. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of LSB’s management, may cause the Management Projections or the underlying assumptions to be inaccurate. Such factors include those that are more particularly described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 as updated by our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010. Accordingly, there can be no assurance that the Management Projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of the subset of the Management Projections in this proxy statement should not be regarded as an indication that LSB’s board of directors, Sandler O’Neill, People’s United or any other recipient of the Management Projections considered, or now considers, the Management Projections to be a reliable prediction of future results and such projections should not be relied on as such.

The Management Projections reflected management’s assessment, at that time, of LSB’s prospects given its current operating environment. LSB does not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error.

Management Projections Provided to Sandler O’Neill and People’s United

Sandler O’Neill relied upon the Management Projections summarized below in connection with its financial and valuation analyses, including its net present value analysis, which was among the factors considered by Sandler O’Neill in its opinion to LSB’s Board. See “— Opinion of LSB’s Financial Advisor” beginning on page 28. LSB also provided those projections to People’s United and other possible acquirers in the confidential information memorandum.

	Management Projections
	As of or for the Years Ending December 31,
	2010	2011	2012	2013
	(Dollars in thousands, except per share data) (Unaudited)

Net interest income	$22,308	$24,121	$26,030	$28,157
Non-interest income	1,931	2,087	2,243	2,507
Provision for Loan Losses	2,000	800	600	600
Net income	6,120	6,765	7,570	8,515
Earnings per share	1.35	1.49	1.66	1.86
Leverage ratio	7.81%	7.82%	8.07%	8.14%
Tier 1 risk-based capital ratio	9.92%	9.83%	9.78%	9.73%
Total risk-based capital ratio	12.07%	11.73%	11.39%	11.07%

Recommendation of the Board of Directors; Reasons for the Merger

Recommendation of the Board of Directors

The LSB board of directors unanimously determined that the Merger Agreement and the Merger were advisable and in the best interest of our stockholders, adopted the Merger Agreement and approved the Merger, and recommended that LSB’s stockholders approve the Merger Agreement. In connection with the foregoing, the board considered the opinion of Sandler O’Neill, LSB’s financial advisor, in making its recommendation. For more information on the opinion of Sandler O’Neill, see the section entitled “— Opinion of LSB’s Financial Advisor” beginning on page 28 of this proxy statement. The LSB board of directors unanimously recommends that you vote “FOR” approval of the Merger Agreement.

Reasons for the Merger

In reaching its determination, our board consulted with senior management and our financial and legal advisors, drew on their knowledge of the business, operations, properties, assets, financial condition, operating results, historical market prices and prospects of our company, and considered the following factors in favor of the Merger:

•	the value of the consideration to be received by our stockholders pursuant to the Merger Agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the presentation of Sandler O’Neill (including the assumptions and methodologies underlying the analyses in connection therewith) and the opinion of Sandler O’Neill to our board dated July 15, 2010, a copy of which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, which expresses Sandler O’Neill’s view that, as of July 15, 2010, and based on and subject to the factors, limitations and assumptions set forth in its opinion, the Merger Consideration was fair, from a financial point of view, to holders of our common stock;

•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as an independent publicly-owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the Merger Consideration;

•	the view of LSB’s board of directors that in order for LSB to have sufficient capital to support continued growth in commercial loans, core deposits and earnings, we would likely need to raise additional Tier 1 capital by the end of 2011, most likely through the issuance of additional shares of common stock, and that any such issuance before the end of 2011 would probably reduce the per share market price of our common stock;

•	the expectation that the Merger would be completed in the fourth quarter of 2010 and belief that the tax rate for long term capital gains will increase beginning in 2011, which would increase the tax burden on most of our stockholders (other than tax-exempt institutions) in the event that we subsequently entered into a merger or acquisition transaction in which all or part of the consideration was cash;

•	the current and prospective regulatory and interest rate environment in which we operate;

•	the geographic fit of the branch network of River Bank and People’s United Bank;

•	the compatibility of the banking cultures and business and management philosophies of the two companies, particularly with respect to customer service, convenience, and the meeting of local banking needs;

•	the anticipated effect of the acquisition on our employees (including the fact that our employees who do not continue as employees of People’s United or People’s United Bank will be entitled to receive severance benefits);

•	the effect on our customers and the communities we serve;

•	the uncertainty regarding the potential for higher capital requirements and an increase in the cost of regulatory compliance, if, as expected, the proposed Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted (as occurred on July 21, 2010);

•	the terms and conditions of the Merger Agreement, including:

•	the ability of our board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to People’s United of a termination fee of $3.5 million, to terminate the Merger Agreement to accept a Superior Proposal; and

•	our board’s belief that the $3.5 million maximum aggregate fees payable to People’s United was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal;

•	the likelihood that the Merger will be consummated in light of the conditions to People’s United’s obligation to consummate the Merger;

•	People’s United’s financial capability and the absence of any financing condition to People’s United’s obligation to consummate the Merger;

•	the fact that the Merger Agreement and the transactions contemplated thereby were the product of arms’ length negotiations between representatives of People’s United and representatives of LSB; and

•	the fact that approval of the Merger Agreement would require the affirmative vote of the holders of not less than two-thirds of the outstanding shares of LSB common stock entitled to vote. Our board noted that all of our directors and executive officers and their affiliates, who collectively owned approximately 5% of our common stock, entered into a voting agreement with People’s United in which the stockholders agreed to vote the shares held by such stockholders in favor of approval of the Merger Agreement. Our board also noted that the voting agreements with the stockholders were a condition to People’s United entering into the Merger Agreement and that such voting agreements terminate in the event that the Merger Agreement is terminated in accordance with its terms.

In the course of its deliberations, our board also considered a variety of risks and other countervailing factors, including:

•	the risks and costs to us if the Merger does not close, including:

•	the diversion of management and employee attention, potential employee attrition and the effect on customers and business relationships; and

•	the market price of our common stock, as the market price could be affected by many factors, including (1) the reason or reasons for which the Merger Agreement was terminated and whether such termination resulted from factors adversely affecting us; (2) our then current operating and financial results, which could be variable; (3) the possibility that, as a result of the termination of the Merger Agreement, the marketplace would consider us to be an unattractive acquisition candidate; and (4) the possible sale of shares of our common stock by short-term investors (such as arbitrageurs) following an announcement of termination of the Merger Agreement;

•	the restrictions that the Merger Agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay the $3.5 million termination fee to People’s United under certain circumstances;

•	the fact that we will no longer exist as an independent, stand-alone company and our stockholders will no longer participate in the growth of LSB or in any synergies resulting from the Merger, and will not participate in the growth of People’s United;

•	the fact that gains from an all-cash transaction would generally be taxable to our U.S. stockholders for U.S. federal income tax purposes; and

•	the interests of our officers and directors in the Merger described under the section entitled “Interests of Certain Persons in the Merger” beginning on page 34 of this proxy statement.

The foregoing discussion of the factors considered by our board is not intended to be exhaustive, but does set forth the principal factors considered by our board. Our board collectively reached the unanimous conclusion to adopt the Merger Agreement and approve the Merger in light of the various factors described above and other factors that each member of our board felt was appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the Merger and the complexity of these matters, our board did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, our board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with our legal counsel and financial advisors, our board determined that the Merger Agreement was advisable and in the best interest of our stockholders. Accordingly, our board has unanimously adopted the Merger Agreement and approved the Merger. Our board unanimously recommends that you vote “FOR” approval of the Merger Agreement.

Opinion of LSB’s Financial Advisor

By letter dated June 11, 2010, LSB retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination or other strategic transaction. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. LSB’s board of directors selected Sandler O’Neill on the basis of the firm’s reputation and its experience and expertise in transactions similar to those contemplated by the Merger Agreement.

Sandler O’Neill acted as financial advisor to LSB in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the July 15, 2010 meeting at which LSB’s board considered and adopted the Merger Agreement, Sandler O’Neill delivered to the board its oral opinion, that, as of such date, the Merger Consideration was fair to the holders of LSB common stock from a financial point of view, and delivered a written fairness opinion to the same effect on July 21, 2010. The full text of Sandler O’Neill’s opinion is annexed hereto as Annex B. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. LSB’s stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of its opinion. The opinion was directed to LSB’s board and is directed only to the fairness of the Merger Consideration to LSB stockholders from a financial point of view. It does not address the underlying business decision of LSB to engage in the Merger or any other aspect of the Merger and is not a recommendation to any LSB stockholder as to how such stockholder should vote at the Special Meeting with respect to the Merger or any other matter.

In connection with rendering its July 15, 2010 opinion, Sandler O’Neill reviewed and considered, among other things:

(1) the Merger Agreement;

(2) certain publicly available and other historical financial information of LSB that it deemed relevant;

(3) the Management Projections;

(4) certain publicly available financial statements and other historical financial information of People’s United that it deemed relevant in determining People’s United’s financial capacity to undertake the Merger;

(5) to the extent publicly available, the financial terms of certain recent business combinations in the banking industry;

(6) the current market environment generally and the banking environment in particular; and

(7) such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by LSB or its representatives or that was otherwise reviewed by it, and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the management of each of LSB and People’s United that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of LSB or People’s United or any of their subsidiaries, or the collectability of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of LSB or People’s United nor has Sandler O’Neill reviewed any individual credit files relating to LSB or People’s United. Sandler O’Neill assumed, with LSB’s consent, that the respective allowances for loan losses for both LSB and People’s United were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to the internal financial projections provided by senior management of LSB (referred to in this proxy statement as the Management Projections) and the estimated earning and growth rates discussed with senior management and used by Sandler O’Neill in its analyses, LSB’s management confirmed to Sandler O’Neill that it reflected the best currently available estimates and judgments of management of the future financial performance of LSB, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such Management Projections or the assumptions on which they were based. Sandler O’Neill also assumed that there had been no material change in LSB’s and People’s United’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill further assumed in all respects material to Sandler O’Neill’s analysis that each of LSB and People’s United would remain as a going concern for all periods relevant to Sandler O’Neill’s analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements will not be waived. Finally, with LSB’s consent, Sandler O’Neill assumed the accuracy of the advice LSB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion.

Sandler O’Neill’s opinion is directed to the LSB board of directors in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of LSB as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of LSB common stock and does not address the underlying business decision of LSB to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for LSB or the effect of any other transaction in which LSB might engage. Sandler O’Neill’s opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall Sandler O’Neill’s opinion be used for any other purpose, without Sandler O’Neill’s prior written consent. The opinion was approved by Sandler O’Neill’s fairness opinion committee and does not address the amount of compensation to be received in the Merger by any LSB officer, director or employee.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction. Using $21.00 per share in cash, Sandler O’Neill calculated an aggregate transaction value of $95.9 million, which was comprised of a Common Stock Consideration of $94.6 million and an Option Consideration of $1.2 million. Based upon financial information as or for the twelve month period ended March 31, 2010, Sandler O’Neill calculated the following transaction ratios:

Transaction Value/Book Value Per Share:	153%
Transaction Value/Tangible Book Value Per Share:	153%
Price/Last Twelve Months Earnings Per Share:	20.8	x
Core Deposit Premium:	8.7%
Market Premium:	51.8%

The aggregate transaction value of approximately $95.9 million is based upon the offer price per share of $21.00, 4,506,686 LSB common shares outstanding, and 210,400 options outstanding with a weighted average exercise price of $15.12.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for LSB.

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for LSB and a group of financial institutions selected by Sandler O’Neill. The LSB peer group consisted of publicly traded commercial banks and thrifts in the New England region with assets between $600 million and $3 billion:

Arrow Financial Corp.	Hingham Institute for Savings
Bancorp Rhode Island Inc.	Legacy Bancorp
Bar Harbor Bankshares	Merchants Bancshares Inc.
Berkshire Hills Bancorp Inc.	New England Bancshares
Brookline Bancorp Inc.	New Hampshire Thrift Bancshares
Cambridge Bancorp	Northeast Bancorp
Camden National Corp.	Northway Financial Inc.
Century Bancorp Inc.	United Financial Bancorp
Danvers Bancorp Inc.	Washington Trust Bancorp Inc.
Enterprise Bancorp Inc.	Westfield Financial Inc.
First Bancorp Inc.

The analysis compared publicly available financial information for LSB and the high, low, mean and median financial and market trading data for the LSB peer group as of or for the twelve-month period ended

March 31, 2010. The table below sets forth the data for LSB and the median data for the LSB peer group as of or for the twelve-month period ended March 31, 2010, with pricing data as of July 14, 2010.

Comparable Company Analysis

Comparable
Group
LSB	Median

Total Assets (in millions)	$806.57	$1,366.04
Loans/Deposits	107.96%	97.95%
Tangible Common Equity/Tangible Assets	7.69%	7.53%
Total Risk Based Capital Ratio	12.31%	13.91%
Return on Average Assets	0.70%	0.64%
Return on Average Equity	8.07%	7.42%
Net Interest Margin	2.62%	3.37%
Efficiency Ratio	60.91%	66.81%
Price/Tangible Book Value	100.44%	114.14%
Price/LTM Earnings Per Share	13.69	x	12.46	x
Price/Three Year High Price	79.03%	68.90%
Dividend Yield	2.60%	3.36%
Market Capitalization (in millions)	$62.33	$128.21

Net Present Value Analysis.  Sandler O’Neill performed an analysis that estimated the present value per common share of LSB through December 31, 2013, assuming that LSB performed in accordance with the Management Projections. First, to approximate the terminal value of LSB common stock at December 31, 2013, Sandler O’Neill applied price to last twelve months earnings multiples of 8.0x to 18.0x and multiples of discount rate ranging from 12.2% to 18.2%. Second, to approximate the terminal value of LSB common stock at December 31, 2013, Sandler O’Neill calculated using the same range of price to last twelve months earnings multiples (8.0x — 18.0x) applied to a range of discounts and premiums to the Management Projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 15.2% for the tabular analysis. Third, to approximate the terminal value of LSB common stock at December 31, 2013, Sandler O’Neill applied price to tangible book value multiples ranging from 75% to 150% and multiples of discount rates ranging from 12.2% to 18.2%. As illustrated in the following tables, this analysis indicated an imputed range of values per share for LSB common stock of $9.20 to $23.41 when applying the price/earnings multiples to the various discount rates, $7.77 to $26.48 when applying the price/earnings multiples to the -25% / +25% budget range, and $8.49 to $19.19 when applying multiples of tangible book value to the various discount rates.

Earnings Per Share Multiples

Annual Budget
Variance	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x

(25.0)%	$7.77	$9.47	$11.17	$12.87	$14.57	$16.27
(20.0)%	$8.22	$10.04	$11.85	$13.67	$15.48	$17.30
(15.0)%	$8.67	$10.60	$12.53	$14.46	$16.39	$18.32
(10.0)%	$9.13	$11.17	$13.21	$15.25	$17.30	$19.34
(5.0)%	$9.58	$11.74	$13.89	$16.05	$18.20	$20.36
0.0%	$10.04	$12.30	$14.57	$16.84	$19.11	$21.38
5.0%	$10.49	$12.87	$15.25	$17.64	$20.02	$22.40
10.0%	$10.94	$13.44	$15.93	$18.43	$20.93	$23.42
15.0%	$11.40	$14.01	$16.62	$19.22	$21.83	$24.44
20.0%	$11.85	$14.57	$17.30	$20.02	$22.74	$25.46
25.0%	$12.30	$15.14	$17.98	$20.81	$23.65	$26.48

Tangible Book Value Multiples

Discount Rate	75%	90%	105%	120%	135%	150%

12.2%	$10.11	$11.93	$13.74	$15.56	$17.37	$19.19
13.2%	$9.81	$11.57	$13.33	$15.09	$16.85	$18.61
14.2%	$9.53	$11.23	$12.94	$14.65	$16.36	$18.06
15.2%	$9.25	$10.91	$12.56	$14.22	$15.88	$17.53
16.2%	$8.99	$10.59	$12.20	$13.81	$15.41	$17.02
17.2%	$8.73	$10.29	$11.85	$13.41	$14.97	$16.53
18.2%	$8.49	$10.00	$11.52	$13.03	$14.54	$16.06

In connection with its analyses, Sandler O’Neill considered and discussed with LSB’s board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed two sets of mergers and acquisitions. The first set of mergers and acquisitions included 33 transactions announced from January 1, 2009 through July 14, 2010 involving nationwide commercial banks and thrifts with announced transaction values between $15 million and $200 million. The second set of mergers and acquisitions included 5 transactions since January 1, 2009 through July 14, 2010 involving New England commercial banks and thrifts. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ earnings per share, transaction price to book value, transaction price to tangible book value, tangible book premium to core deposits, and transaction price to seller’s stock price two days before announcement. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of comparable transactions.

			Median		Median New
	People’s		National		England
	United/		Group		Group
	LSB		Multiple		Multiple

Transaction Price/Last Twelve Months Earnings Per Share	20.8	x	21.6	x	26.0	x
Transaction Price/Book Value	153%		120%		144%
Transaction Price/Tangible Book Value	153%		123%		144%
Tangible Book Premium/Core Deposits	8.7%		4.6%		3.9%
Transaction Price/Seller Price 2 Days Before Announcement	51.8%		51.7%		106.1%

Pro Forma Capital Ratios.  During the course of the transaction, LSB discussed with the senior management of People’s United the projected pro forma tangible common equity/tangible assets ratio for the transaction with LSB. People’s United noted that, concurrent with its merger with LSB, it was also going to announce a second acquisition involving another financial institution. People’s United indicated a tangible common equity/tangible assets ratio, pro forma for both LSB transaction and the aforementioned second transaction of approximately 15.0%.

Miscellaneous.  Sandler O’Neill acted as LSB’s financial advisor in connection with the Merger and will receive a fee of approximate $959,000 for its services, a substantial portion of which is contingent upon the consummation of the Merger. Sandler O’Neill will also receive a fee of $150,000 for rendering its opinion. LSB has agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to LSB and People’s United and their respective affiliates.

Certain Effects of the Merger

If LSB stockholders approve the Merger Agreement and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into LSB, with LSB as the surviving corporation. After the Merger, LSB will be a wholly-owned subsidiary of People’s United.

When the Merger is completed, each share of LSB common stock issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares, shares held by subsidiaries of LSB and shares held by People’s United and its subsidiaries) will be converted into the right to receive $21.00 in cash without interest and less any applicable withholding taxes.

In addition to the Merger Consideration, People’s United has agreed to pay or cause to be paid, together with the Merger Consideration, any regular quarterly dividend declared but unpaid as of the closing date of the Merger, with respect to each share of our common stock issued and outstanding on the record date for such dividend, and an amount per share of our common stock equal to the product of $0.001 multiplied by the number of days from but not including the record date for the most recent regular quarterly dividend declared and paid prior to the closing date of the Merger through and including such closing date.

Also, at the effective time of the Merger:

•	each outstanding stock option, whether vested or unvested, to purchase shares of our common stock will be canceled and the holder of such stock option will receive an amount in cash equal to the number of shares of common stock underlying the stock option multiplied by the excess, if any, of the Merger Consideration over the exercise price applicable to that stock option; and

•	if the effective time of the Merger occurs before December 10, 2010, 6,750 shares of issued and outstanding LSB common stock granted in the fall of 2009 to Gerald T. Mulligan, Michael J. Ecker, and Stephen B. Jones under LSB’s 2006 Stock Option and Incentive Plan and that are subject to transfer restrictions prior to that date will be automatically released from such transfer restrictions and converted into the right to receive $21.00 per share.

At the effective time of the Merger, current LSB stockholders will cease to have ownership interests in LSB or rights as LSB stockholders. Therefore, such current stockholders of LSB will not participate in any future earnings or growth of LSB or People’s United and will not benefit from any appreciation in the value of LSB or People’s United.

LSB’s common stock is currently registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is quoted on the Nasdaq Global Market under the symbol “LSBX.” As a result of the Merger, People’s United will own all of the capital stock of LSB. After the Merger, LSB common stock will cease to be quoted on the Nasdaq Global Market. In addition, registration of LSB common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to LSB. After the effective time of the Merger, LSB will no longer be required to file periodic reports with the SEC.

At the effective time of the Merger, the directors of Merger Sub immediately prior to the effective time of the Merger will become the directors of the surviving corporation and the officers of Merger Sub immediately prior to the effective time of the Merger will become the officers of the surviving corporation. The articles of organization of LSB will be amended and restated to be the same as the articles of organization of Merger Sub as in effect immediately prior to the effective time of the Merger, except that the name shall not be amended. The bylaws of LSB will be amended and restated to be the same as the bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendations of our board with respect to the Merger Agreement, you should be aware that LSB’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of LSB’s stockholders generally. These interests may create potential conflicts of interest. The board of directors was aware of these interests and considered them, among other matters, when it adopted the Merger Agreement and approved the Merger and voted to recommend that LSB’s stockholders vote in favor of approving the Merger Agreement.

Change in Control Payments

In 2006 and 2007, LSB and River Bank entered into special termination agreements with certain executive officers. These agreements provide generally that if the officer’s employment with LSB is terminated for any reason (other than death, disability or cause) within two years of a change-in-control, the officer will be entitled to receive a lump-sum severance payment and certain benefit continuation rights. The gross amount of the severance payment under these agreements is equal to approximately three times the affected officer’s average taxable annual compensation over the five previous calendar years of his or her employment with LSB (or such shorter period in which the officer was employed) reduced by the sum of one dollar and the present value of any other payment or benefit received by the executive that is deemed a “parachute payment” within the meaning of Section 280G of the Code. The benefit continuation rights under these agreements provide that the affected officer would be entitled to the continuation of his of her life, medical and disability benefits at the same level of coverage and at the same out-of-pocket cost to the officer, immediately prior to the change-in-control, or at the officer’s election, the earlier commencement of the proposed business combination (as defined in the special termination agreement) that results in such change-in-control. The present value of the employer-paid portion of the insurance premiums for the continued coverage, assuming commencement of the benefit continuation on November 1, 2010 using applicable discount rates in effect in July 2010, is approximately $42,000 for each of the executive officers. Under the Merger Agreement, People’s United has agreed that each of the officers party to a special termination agreement shall terminate employment immediately following the effective time of the Merger, and be entitled to receive the severance payments determined in accordance with his or her special termination agreement.

The following table sets forth, for such officer, the amount payable under the special termination agreements, if the Merger is completed on November 1, 2010:

		Approximate
		Severance
Name	Title	Amount(1)

Gerald T. Mulligan	President and Chief Executive Officer of LSB and River Bank	$1,049,258
Michael J. Ecker	Executive Vice President and Chief Lending Officer of River Bank, Assistant Treasurer of LSB	$548,938
Stephen B. Jones	Executive Vice President, Retail Banking of River Bank	$495,843
Diane L. Walker	Executive Vice President, Treasurer and Chief Financial Officer of LSB and River Bank	$441,612
Teresa K. Flynn	Senior Vice President, Human Resources, of River Bank	$229,401

Total		$2,765,052

(1)	Amounts are estimated based on available data and the assumption that the closing date is November 1, 2010, and using the applicable Federal rate in effect as of July 2010.

Additionally, Jacob Kojalo, River Bank’s Executive Vice President, Commercial Lending, may receive a change in control payment under LSB’s special separation plan, which is described in the section entitled

“Employee Matters — Severance Obligations.” Pursuant to the special separation plan, if Mr. Kojalo’s employment is terminated other than for cause within one year following the effective date of the Merger, he will be entitled to receive an amount equal to 78 weeks’ compensation, or approximately $249,000, and benefit continuation from the date of termination until the earlier of (i) one year, or (ii) he becomes eligible to participate in another group health plan.

Consulting Agreements

The Merger Agreement provides that, at closing, People’s United will enter into consulting agreements with certain officers of LSB. The consulting agreements have terms ranging from six months to two years, and provide compensation to certain officers in exchange for consulting services in amounts from $30,000 per six months to $90,000 per year, as set forth in the following table:

Name	Period	Amount

Gerald T. Mulligan	2 years	$90,000/year
Diane L. Walker	1 year	$60,000/year
Stephen B. Jones	6 months	$30,000/six months
Teresa K. Flynn	6 months	$30,000/six months

Under the consulting agreements, during the consulting period, the consultant agrees to be available to People’s United to provide the consulting services reasonably requested by People’s United. The consulting agreements provide, however, that the level of services provided by any consultant will be no more than 20% of the average level of services provided by the consultant to LSB during the preceding three years. If the consulting services are terminated by People’s United prior to the expiration of the consulting period other than for cause, the consultant is entitled to the balance of the consulting fee that he or she would otherwise be entitled to for the remainder of the consulting period. Additionally, each of the officers who enter into consulting agreements agrees not to hire or solicit for employment any of the employees of the surviving corporation or of People’s United during the term of the consulting agreement and for one year thereafter.

Retention Payments

Under the Merger Agreement, LSB may pay retention bonuses up to a maximum aggregate amount to employees and officers, subject to the satisfaction of certain requirements and the employee or officer’s continued employment with LSB until the closing date. The employees and officers are also entitled to the retention payments if LSB terminates the employee’s or officer’s employment without cause on or prior to the closing date, or if such employee’s or officer’s employment terminates on or prior to the closing date due to his or her death or permanent disability. The Merger Agreement provides for the maximum retention payments that may be made to certain senior executive officers, including Gerald T. Mulligan (up to $100,000), Diane L. Walker (up to $70,000), and Stephen B. Jones, Teresa K. Flynn and Michael J. Ecker (each, up to $50,000), subject in each case to the executive’s satisfaction of individual performance goals and significant assistance in the closing of the transactions contemplated by the Merger Agreement.

The Merger Agreement establishes a retention bonus pool in the amount of $150,000 to be distributed, in the discretion of LSB, to LSB employees (other than those executive officers listed in the preceding paragraph) as of the closing date, subject to the employees’ continued employment with LSB until the closing date. The allocation of such pool amount among LSB’s employees is subject to the consent of People’s United, which People’s United has agreed not to unreasonably withhold. Further, any portion of the aggregate retention pool for non-executives that is not paid out as of the closing date will be added to the pool of funds available for employee 2010 annual bonuses, as further described below.

2010 Annual Bonuses

The Merger Agreement provides that LSB employees, including our executive officers, may receive 2010 annual bonus payments at closing. The LSB board of directors has the discretion to allocate 2010 annual bonus payments to employees of LSB, subject, in all cases, to the affected employee’s continued employment with LSB through the closing date. Additionally, the 2010 annual bonuses that the LSB board of directors may award to certain executive officers are subject to LSB’s achievement of 2010 performance goals and the respective executive’s satisfaction of applicable performance standards and expectations, as determined by the LSB board of directors.

The Merger Agreement provides that the aggregate amount of 2010 annual bonuses paid will not exceed $340,000, increased by any portion of the aggregate retention pool for LSB non-executive employees that is not paid out on the closing date. The LSB board of directors has determined that not more than $100,000 of this amount may be paid in the aggregate to our executive officers as 2010 annual bonuses.

Indemnification and Insurance

Under the terms of the Merger Agreement, our directors and executive officers will be entitled to indemnification in specified circumstances. Additionally, People’s United has agreed to purchase an extended reporting period endorsement for LSB’s directors and officers that will provide coverage for at least six years on terms not materially less favorable to LSB’s directors and officers than LSB’s current directors’ and officers’ liability insurance policy, subject to certain exceptions. The indemnification and insurance provisions are more fully described in the section entitled “The Merger Agreement — Indemnification and Insurance” on page 52 of this proxy statement.

VOTING AGREEMENTS

In connection with the Merger Agreement, People’s United entered into voting agreements with LSB’s directors and executive officers, who are also stockholders of our company or hold stock options, consisting of John P. Bachini, Malcolm W. Brawn, Thomas J. Burke, Richard H. Harrington, Robert F. Hatem, Marsha A. McDonough, Kathleen Boshar Reynolds, Fred P. Shaheen, Gerald T. Mulligan, Michael J. Ecker, Teresa K. Flynn, Stephen B. Jones, Jacob Kojalo, and Diane L. Walker. As of the record date, there were [ • ] shares of LSB common stock subject to the voting agreements, which represented approximately [ • ]% of the outstanding LSB common stock as of that date.

Pursuant to the voting agreements, each of these stockholders has agreed that, at the Special Meeting held in connection with the Merger Agreement or for purposes of any other vote taken in connection with the Merger Agreement, he or she would:

•	appear and cause all of his or her shares of our common stock to be counted as present for purposes of calculating a quorum;

•	vote in favor of approval of the Merger Agreement and any matter reasonably necessary for the consummation of the transactions contemplated by the Merger Agreement;

•	vote against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of LSB contained in the Merger Agreement or of such stockholder in the voting agreement;

•	vote against any Acquisition Proposal or any other action that is intended, or could reasonably be expected to, materially impede, interfere or be inconsistent with, delay, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or any of such stockholder’s obligations under the voting agreement;

•	not sell, transfer or otherwise dispose of, or enter into any agreement with respect to the sale, transfer or other disposition of any of the shares subject to the voting agreement; and

•	appoint People’s United as his or her proxy with respect to the voting of his or her shares if the stockholder is unable to perform his or her obligations under the respective voting agreement.

Nothing in the voting agreements will be deemed to apply to, or limit in any manner, the obligations of the stockholders to comply with whatever fiduciary duties they may have as a director, officer or employee of LSB.

The voting agreements will terminate on the earliest to occur of (1) the approval of the Merger Agreement by not less than two-thirds of the shares of LSB common stock then outstanding and entitled to vote, (2) the termination of the Merger Agreement in accordance with its terms, or (3) upon mutual written agreement of the parties to the voting agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated in this proxy statement by reference. This description is qualified in its entirety by, and made subject to, the more complete information set forth in the Merger Agreement. You should read the Merger Agreement carefully and in its entirety. This summary may not contain all of the information about the Merger Agreement that is important to you.

Except for the Merger Agreement’s status as a contractual document that establishes and governs the legal relations of the parties thereto with respect to the Merger, we do not intend for its text to be a source of factual, business or operational information about us and our subsidiaries. The representations, warranties and covenants made by the parties in the Merger Agreement are qualified and limited, including by information in the schedules referenced in the Merger Agreement that we delivered in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material by our stockholders. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, the representations and warranties should not be relied upon as statements of factual information. Stockholders are not third-party beneficiaries under the Merger Agreement and, therefore, may not directly enforce or rely on its terms and conditions and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of LSB or our affiliates.

Structure

If all of the conditions to the Merger are satisfied or waived in accordance with the Merger Agreement, Merger Sub, a wholly-owned subsidiary of People’s United created solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, will merge with and into LSB, with LSB being the surviving corporation. LSB will cease to exist as a separate company and LSB common stock will no longer be listed on the NASDAQ Global Market and we will no longer file periodic reports with the Securities and Exchange Commission. After the Merger, LSB will be a wholly-owned subsidiary of People’s United. We sometimes refer to LSB after the Merger as the surviving corporation.

People’s United has the right at any time to change the structure of the business combination set forth in the Merger Agreement, unless such change in structure would change the amount or kind of consideration or would materially impede or delay the closing of the Merger.

Effective Time

The merger will become effective when the articles of merger have been filed with the Secretary of the Commonwealth of Massachusetts unless LSB and People’s United agree to specify a later effective time in the articles of merger. We expect the Merger to become effective as soon as practicable after the Special Meeting and the satisfaction or waiver of all of the other conditions to closing the Merger. We refer to the time at which the Merger is consummated as the effective time. Although we expect that the Merger will be consummated during the fourth quarter of 2010, we cannot specify when, or assure you that, we and People’s United will satisfy or waive all of the conditions to the Merger.

Articles of Organization and Bylaws

The articles of organization of LSB will be amended and restated to be the same as the articles of organization of Merger Sub as in effect immediately prior to the effective time of the Merger, except that the name shall not be amended. The bylaws of LSB will be amended and restated to be the same as the bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger.

Board of Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the Merger will become the directors of the surviving corporation following the Merger. The officers of Merger Sub immediately prior to the Merger will become the officers of the surviving corporation following the Merger.

Merger Consideration

At the effective time of the Merger, each outstanding share of LSB common stock will be converted into the right to receive $21.00 per share, other than shares held as treasury stock or shares owned by any wholly owned subsidiary of LSB or People’s United, except for shares held in a fiduciary capacity. No interest will be paid with respect to the Merger Consideration. In addition to the Merger Consideration, People’s United has agreed to pay or cause to be paid (i) any regular quarterly dividend declared in compliance with the Merger Agreement but unpaid as of the closing date of the Merger, with respect to each share of our common stock issued and outstanding on the record date for such dividend, and (ii) an amount per share of our common stock equal to the product of $0.001 multiplied by the number of days from but not including the record date for the most recent regular quarterly dividend declared and paid prior to the closing date of the Merger through and including such closing date.

Treatment of Options and Restricted Stock

At the effective time, each issued and outstanding option to purchase shares of LSB common stock will automatically be converted into the right to receive an amount in cash equal to the difference (if positive) between $21.00 and the exercise price of the option, subject to applicable tax withholdings. As of August 6, 2010 there were outstanding options to purchase 210,400 shares of LSB common stock with an exercise price per share less than the Merger Consideration.

In addition, if the effective time of the merger occurs before December 10, 2010, 6,750 shares of issued and outstanding LSB common stock granted in the fall of 2009 to Gerald T. Mulligan, Michael J. Ecker, and Stephen B. Jones under LSB’s 2006 Stock Option and Incentive Plan and that are subject to transfer restrictions prior to that date will be automatically released from such transfer restriction and converted into the right to receive $21.00 per share.

Dissenting Shares and Appraisal Rights

As noted elsewhere in this proxy statement, we do not believe that holders of LSB common stock are entitled to appraisal rights in connection with the Merger because stockholders will receive only cash for their shares and no director, officer, or controlling stockholder has a direct or indirect material financial interest in the Merger other than in his, her or its capacity as a stockholder of LSB or as a director, officer, employee or consultant of LSB pursuant to a bona fide arrangement with LSB. The relevant provisions of the Massachusetts Business Corporation Act have not yet been the subject of judicial interpretation, however, and a court conceivably might disagree with our interpretation and decide that LSB stockholders may assert appraisal rights in connection with the Merger. We reserve the right to challenge any purported exercise of appraisal rights in respect of the Merger. If you want to consider asserting appraisal rights, you should obtain legal advice. See “Appraisal Rights” beginning on page 54 for further information.

Rights of Holders of LSB Common Stock at the Effective Time of the Merger

At the effective time of the Merger, holders of our common stock will cease to be, and will have no rights as, our stockholders, other than the right to receive the merger consideration and any unpaid dividends with a record date occurring prior to the effective time of the Merger. After the Merger occurs, there will be no transfers on our stock transfer books of any shares of our common stock.

Exchange of Stock Certificates

Prior to the effective time of the Merger, People’s United will appoint a paying agent that will make payment of the Merger Consideration in exchange for certificates representing shares of LSB common stock. People’s United will deposit sufficient cash with the paying agent on or before the effective time of the Merger in order to permit the payment of the Merger Consideration. As soon as reasonably practicable after the effective time of the Merger, but in no event later than five business days after the effective time of the Merger, the paying agent will mail to each holder of record of a certificate representing shares of LSB common stock, a letter of transmittal and instructions explaining how to surrender your shares of our common stock in exchange for the Merger Consideration. The letter of transmittal and instructions will specify that delivery will be effected and risk of loss and title to stock certificates will pass only upon proper delivery of the stock certificate to the paying agent and will specify how to properly surrender your stock certificates for payment.

You should not send your stock certificates for exchange until you receive the letter of transmittal and instructions referred to above. Do not return your stock certificate with the enclosed proxy card.

When you deliver your stock certificates to the paying agent along with a properly executed letter of transmittal and any other required documents, you will be entitled to receive the Merger Consideration provided for under the Merger Agreement for each share of common stock previously represented by your stock certificate, and the stock certificate will be canceled. People’s United, the paying agent and the surviving corporation will be entitled to deduct and withhold from the Merger Consideration any amounts required to be withheld under the Internal Revenue Code or any provision of federal, state, local or foreign law. Holders of our common stock who hold shares in book-entry (rather than certificated) form are not required to deliver an executed letter of transmittal or certificate in order to receive the Merger Consideration to which they are entitled under the Merger Agreement.

You are not entitled to receive any interest on the Merger Consideration. The paying agent will issue a check for the Merger Consideration only in the name in which a surrendered stock certificate is registered, unless the stock certificate surrendered is properly endorsed, or otherwise in proper form for transfer, and you show that you paid any applicable stock transfer taxes. Until surrendered in accordance with the provisions stated above, each certificate will, after the effective time of the Merger, represent only the right to receive the Merger Consideration.

Beginning one year after the effective time of the Merger, if requested by People’s United, the paying agent will transfer all remaining cash and any documents to People’s United or such other person as directed by People’s United, and People’s United or such other person as directed by People’s United will act as the paying agent. In the event that People’s United requests such a transfer, LSB’s former stockholders may look to People’s United for any amounts owed to them. None of People’s United, People’s United Bank, Merger Sub, LSB, River Bank or the paying agent will be liable to any person in respect of any cash delivered to a public official pursuant to applicable abandoned property, escheat or similar law. If any certificates have not been surrendered prior to three years after the effective time, the amount payable for such certificates will become the property of the surviving corporation to the extent permitted by law.

After the effective time of the Merger, there will be no transfers of certificates that previously represented common stock on our stock record books. If, after the effective time of the Merger, stock certificates are presented to People’s United, the surviving corporation or the paying agent for payment, they will be canceled and exchanged for the Merger Consideration, without interest. However, no holder of a stock certificate will have any greater rights against the surviving corporation than may be accorded to general creditors of the surviving corporation under applicable law.

If any of your certificates representing our common stock have been lost, stolen or destroyed, you will be entitled to obtain the Merger Consideration after you make an affidavit of that fact and, if required by People’s United or the paying agent, post a bond as People’s United or the paying agent may direct as indemnity against any claim that may be made against the surviving corporation with respect to your lost, stolen or destroyed stock certificates.

Representations and Warranties

In the Merger Agreement, LSB and River Bank made customary representations and warranties, subject to exceptions that were disclosed to People’s United, concerning our business and assets. These representations and warranties related to, among other things:

•	organization, good standing, and authority;

•	our capital structure;

•	our subsidiaries;

•	corporate power;

•	corporate authority;

•	no violation or breach of certain organizational documents, agreements and governmental orders;

•	organizational documents;

•	regulatory approvals;

•	compliance with laws;

•	litigation;

•	Securities and Exchange Commission documents and filings;

•	absence of certain changes;

•	taxes and tax returns;

•	employee benefit plans;

•	labor matters;

•	insurance;

•	environmental matters;

•	intellectual property;

•	material agreements;

•	property and leases;

•	regulatory capitalization;

•	loans and nonperforming and classified assets;

•	risk management instruments;

•	investment securities and commodities;

•	repurchase agreements;

•	deposit insurance;

•	Community Reinvestment Act and anti-money laundering compliance;

•	transactions with affiliates;

•	inapplicability of takeover provisions;

•	payment of fees to brokers in connection with the Merger;

•	the opinion of our financial advisor;

•	our stockholder rights agreement;

•	the accuracy of the information contained in this proxy statement; and

•	disclosure.

The Merger Agreement also contains customary representations and warranties of People’s United, People’s United Bank and Merger Sub relating to, among other things:

•	organization, good standing and authority;

•	corporate power;

•	corporate authority;

•	regulatory approvals;

•	no violation or breach of certain organizational documents, agreements and governmental orders;

•	organizational documents;

•	compliance with laws;

•	litigation;

•	regulatory capitalization;

•	absence of regulatory actions;

•	financial condition;

•	absence of certain changes;

•	net worth;

•	sufficient funds to consummate the transaction;

•	payment of fees to brokers in connection with the Merger;

•	the accuracy of the information contained in this proxy statement; and

•	disclosure.

Many of the representations and warranties are qualified by a material adverse effect standard. A material adverse effect means, with respect to LSB, any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of LSB and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impair LSB from performing our obligations under the Merger Agreement or consummating the transactions contemplated by the Merger Agreement on a timely basis, without including the impact of:

•	any fact, change, event, development, effect or circumstance generally affecting comparable banks or their holding companies arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a disproportionate effect (relative to most other comparable banks or their holding companies) on LSB and its subsidiaries, taken as a whole);

•	any fact, change, event, development, effect or circumstance resulting from any change in law, generally accepted accounting principles in the U.S. or regulatory accounting, which affects generally entities such as LSB and its subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a disproportionate effect (relative to most other comparable banks or their holding companies) on LSB and its subsidiaries taken as a whole);

•	actions and omissions of LSB and its subsidiaries expressly required to be taken or omitted to be taken under the Merger Agreement; and

•	any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by the Merger Agreement.

With respect to People’s United, a material adverse effect means any fact, change, event, development, effect or circumstance that (a) individually or in the aggregate, would reasonably be expected to materially delay or materially impair the ability of People’s United, People’s United Bank or Merger Sub to perform its respective obligations under the Merger Agreement or to consummate the Merger on a timely basis or (b) has a material adverse effect on the ability of People’s United to obtain in a timely manner all required regulatory approvals.

The representations and warranties included in the Merger Agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the Merger Agreement, which is attached to this proxy statement as Annex A.

LSB’s Conduct of Business Prior to Completing the Merger

Under the Merger Agreement, LSB has agreed that, from the date of the Merger Agreement through the effective time of the Merger or the date, if any, on which the Merger Agreement is terminated, as discussed in the section entitled “— Termination of the Merger Agreement” beginning on page 49 of this proxy statement, LSB and its subsidiaries will not, except as expressly permitted by the Merger Agreement, required by law or to the extent that People’s United otherwise consents in writing:

•	conduct its business other than in the ordinary and usual course consistent with recent past practice;

•	fail to use reasonable best efforts to preserve intact its business organizations and assets, and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates;

•	take any action that would adversely affect the ability of any party to receive any necessary approval from any governmental authority required for the transactions contemplated by the Merger Agreement or adversely affect a party’s ability to perform any of its material obligations under the Merger Agreement;

•	issue, sell or grant any person the right to acquire any securities or equity equivalents, except with respect to stock options outstanding on July 15, 2010;

•	accelerate the vesting of any existing stock options or other equity rights;

•	effect a split, combination or reclassification of its capital stock;

•	declare or pay any dividend or other distribution on its capital stock, other than regular quarterly cash dividends in an amount not to exceed $0.09 per share and dividends from wholly-owned subsidiaries to LSB or to another of its wholly-owned subsidiaries, subject to certain requirements;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock;

•	enter into or amend any employment, severance or similar agreements with any of LSB’s directors, officers, employees or consultants or increase the compensation or benefits of any of our directors, officers, employees or consultants, except:

•	for normal increases in compensation to non-executive officer employees in the ordinary course of business consistent with recent past practice, subject to certain individual and aggregate limits;

•	as may be required by law, including Section 409A of the Internal Revenue Code;

•	to satisfy contractual obligations existing as of July 15, 2010; or

•	the hiring of at-will employees at an annual rate of salary not to exceed $70,000 to fill vacancies that may arise from time to time in the ordinary course of business;

•	enter into, establish, adopt or amend any benefit plans or arrangement or any agreement, arrangement, plan or policy between LSB and any of its directors, officers, or other employees, except:

•	as may be required by applicable law;

•	to satisfy contractual obligations existing as of July 15, 2010; or

•	as otherwise permitted under the Merger Agreement;

•	except as otherwise permitted under the Merger Agreement:

•	sell, license, lease, transfer, mortgage, encumber or otherwise dispose of or discontinue or fail to maintain any of LSB’s assets, deposits, business or properties or rights, except sales of loans and sales of investment securities subject to repurchase in the ordinary course of business consistent with recent past practice, or as expressly required by the terms of any contractual obligations existing as of July 15, 2010; or

•	transfer ownership or grant any license or other rights to any person or entity of or in respect of any of our material intellectual property;

•	amend or change LSB’s organizational and charter documents or take any action to exempt any person (other than People’s United or its subsidiaries) from any takeover laws or similarly restrictive provisions of its organizational documents;

•	terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any person;

•	acquire or invest in all or any portion of the assets, business, deposits, properties, stock, equity interests or other securities of any other entity other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary course of business consistent with recent past practices;

•	make any capital expenditures other than capital expenditures in the ordinary course of business consistent with recent past practice in amounts not exceeding $75,000 individually or $300,000 in the aggregate, except as otherwise permitted by the Merger Agreement;

•	enter into, renew, extend or terminate any material contract or agreement or amend or make any material change in any existing material contract;

•	settle any litigation;

•	enter into any new material line of business, change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by law, regulation or policies imposed by any governmental authority, or file any application or make any contract with respect to branching or site location or relocation, or open any new branches or close any existing branches;

•	enter into any derivative contract;

•	incur any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances and securities sold under agreements to repurchase, in each case, in the ordinary course of business consistent with recent past practice);

•	assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with recent past practice, or cancel, release or assign any material amount of indebtedness, or any claims held, to any other person;

•	acquire, sell or otherwise dispose of any debt, equity or other investment security except:

•	the acquisition, sale or other disposition of any investment security in the ordinary course of business consistent with past practice since December 31, 2008 (particularly with respect to the size and duration of the portfolio) and in accordance with River Bank’s investment policy, which policy will not be amended or modified except to the extent required by law, to accommodate changes in the collateral or pledging requirements of the Federal Home Loan Bank of Boston, or as LSB may, in good faith, determine is necessary to comply with safe and sound banking practices (in which case, LSB will give People’s United notice thereof and will give due consideration to People’s United’s request with respect thereto);

•	by way of foreclosure or acquisitions or sales in a bona fide fiduciary capacity; or

•	in satisfaction of debts previously contracted in good faith;

•	make any loan, loan commitment, letter of credit or other extension of credit in excess of $5 million or other than in the ordinary course of business consistent with recent past practice;

•	make any investment or commitment to invest in real estate or in any real estate development project (other than by way of acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with recent past practice);

•	implement or adopt any material change in accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by generally accepted accounting principles in the United States;

•	make or change any tax election, file any material amended tax return, fail to timely file any material tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any material claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•	change LSB’s loan policies, practices and procedures, except as required by law or any governmental authority;

•	foreclose on or take a deed or title to any loan property without first conducting a Phase I environmental assessment of the property or foreclose on any loan property if such environmental assessment indicates the presence of a hazardous material in amounts which, if such foreclosure were to occur, would be material to River Bank;

•	knowingly take any action that is intended, or is reasonably likely to result in (1) any of its representations and warranties in the Merger Agreement being or becoming untrue in any material respect at any time prior to the effective time of the Merger, (2) any of the conditions to the Merger set forth in Article VII of the Merger Agreement not being satisfied, or (3) a material violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law; and

•	agree or commit to do, or adopt any resolution of the board in support of, any of the foregoing.

The agreements relating to the conduct of our business contained in the Merger Agreement are complicated and not easily summarized. You are urged to carefully read Article V of the Merger Agreement, which is attached to this proxy statement as Annex A.

People’s United’s Conduct of Business Prior to Completing the Merger

From the date of the Merger Agreement through the effective time of the Merger or the date, if any, on which the Merger Agreement is terminated, as discussed in the section entitled “— Termination of the Merger

Agreement” beginning on page 49 of this proxy statement, People’s United has agreed, and has agreed to cause its subsidiaries, except as permitted by the Merger Agreement or required by law, and unless consented to by LSB, not to knowingly take any action that would, or would reasonably be likely to result in (1) any of its representations and warranties in the Merger Agreement being or becoming untrue in any material respect at any time prior to the effective time of the Merger, (2) any of the conditions to the Merger set forth in Article VII of the Merger Agreement not being satisfied, (3) a material violation of any provision of the Merger Agreement, or (4) a material and adverse effect or delay on People’s United’s ability to timely receive any regulatory approvals or otherwise perform its obligations under the Merger Agreement or consummate the transactions contemplated thereby.

Stockholder Meeting

LSB has agreed to hold as promptly as practicable a meeting of our stockholders to vote on the proposal to approve the Merger Agreement. We have also agreed to ensure that the Special Meeting is called, noticed and held and that all proxies are solicited in compliance with the Massachusetts Business Corporation Act, the articles of organization and bylaws of LSB, and all other applicable legal requirements. In the event that the LSB board of directors withdraws, qualifies or modifies its recommendation that the stockholders approve the Merger Agreement as a result of a Superior Proposal in accordance with the Merger Agreement, LSB nevertheless is required under the Merger Agreement to hold the Special Meeting and submit the Merger Agreement to the stockholders for approval.

Conditions to the Merger

The obligations of LSB and People’s United to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the Merger Agreement by the required vote of LSB’s stockholders;

•	LSB and People’s United having obtained all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement and all related statutory waiting periods having expired, and none of the regulatory approvals having imposed any term, condition or restriction that People’s United reasonably determines would prohibit or materially limit the ownership or operation by LSB or People’s United or any of their respective subsidiaries of all or any material portion of the business or assets of LSB and its subsidiaries, taken as a whole, or People’s United or its subsidiaries, taken as a whole, or compel People’s United or any of its subsidiaries to dispose of or hold separate for more than six months all or any material portion of the business or assets of LSB and its subsidiaries, taken as a whole, or People’s United or any of its subsidiaries (which we sometimes refer to as a burdensome condition); and

•	there must be no order, decree or injunction in effect, nor any law, statute or regulation enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated by the Merger Agreement.

LSB’s obligation to consummate the Merger is subject to the satisfaction of the following additional conditions, any of which can be waived by us:

•	each of the representations and warranties of People’s United in the Merger Agreement must be true and correct as of July 15, 2010 and as of the closing date of the Merger as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty must be true and correct as of such specified date), unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a material adverse effect on People’s United (except for certain representations and warranties that will be deemed untrue, incorrect and breached if they are not true and correct in all respects);

•	People’s United must have performed and complied with, in all material respects, all agreements and covenants required by the Merger Agreement to be performed or complied with by People’s United on or prior to the closing date of the Merger; and

•	we must have received a certificate signed by the chief executive officer or the chief financial officer of People’s United, dated as of the closing date of the Merger, certifying as to the satisfaction of the preceding two conditions.

The obligation of People’s United to consummate the Merger is subject to the satisfaction of the following additional conditions, any of which can be waived by People’s United:

•	LSB will not have any outstanding shares of capital stock or common stock equivalents outstanding immediately prior to the effective time of the Merger other than common stock and stock options that were outstanding on July 15, 2010, and the number of shares of LSB common stock outstanding immediately prior to the effective time of the Merger will not exceed 4,506,686 shares, except to the extent increased as a result of the exercise of any stock options that were outstanding and disclosed to People’s United as of July 15, 2010, unless the failure to comply with this requirement would reasonably be expected to increase the aggregate Merger Consideration, taken as a whole, by no more than a de minimis amount;

•	each of our representations and warranties in the Merger Agreement must be true and correct as of July 15, 2010 and as of the closing date of the Merger as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty must be true and correct as of such specified date), unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a material adverse effect on us (except for certain representations and warranties that will be deemed untrue, incorrect and breached if they are not true and correct in all respects);

•	we must have performed and complied with, in all material respects, all covenants and agreements required by the Merger Agreement to be performed or complied with by us on or prior to the closing date of the Merger;

•	there must not have occurred a material adverse effect on us since July 15, 2010;

•	People’s United must have received a certificate signed by our chief executive officer or chief financial officer, dated as of the closing date of the Merger, certifying as to the satisfaction of the preceding three conditions; and

•	the total number of shares of our common stock held by stockholders that claim to be entitled to appraisal rights and demand purchase of their shares under Part 13 of the Massachusetts Business Corporation Act must not exceed 10% of the shares of LSB common stock outstanding as of the closing date.

Solicitation of Proposals from Other Parties

LSB has agreed that it and its subsidiaries and its and their respective officers or directors will and will use reasonable best efforts to cause their respective employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (which are sometimes referred to as LSB’s representatives) not to, directly or indirectly:

•	initiate, solicit, induce, knowingly encourage, or knowingly take any action that would reasonably be expected to facilitate the making of, any inquiry, offer, or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•	participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than People’s United, People’s United Bank and Merger

Sub) any information with respect to LSB or any of its subsidiaries or otherwise relating to an Acquisition Proposal;

•	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which LSB is a party;

•	enter into any agreement, including, without limitation, any agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal; or

•	approve or recommend or resolve to approve or recommend any Acquisition Proposal or any agreement, including without limitation, any agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal.

An Acquisition Proposal means an inquiry, offer or proposal (other than an offer or proposal from People’s United), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An acquisition transaction means:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving LSB or any of its subsidiaries;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of LSB or any of its subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets, revenues or net income of LSB and its subsidiaries on a consolidated basis;

•	any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into or exercisable or exchangeable for, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of LSB or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of LSB or any of its subsidiaries; or

•	any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

If, prior to the approval of the Merger Agreement by our stockholders, we receive a bona fide unsolicited written Acquisition Proposal that did not result from a breach by us of any of the no solicitation provisions in the Merger Agreement, as discussed above, our board may participate in discussions or negotiations regarding the unsolicited Acquisition Proposal or furnish the third party with, or otherwise afford access to the third party of, any information with respect to us or any of our subsidiaries or otherwise relating to the Acquisition Proposal if:

•	our board first determines in good faith, after consultation with and having considered the advice of our outside legal counsel and a nationally recognized, independent financial advisor, that

•	such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; and

•	the failure of the board to take such actions would be reasonably likely to violate its fiduciary duties to our stockholders under applicable law; and

•	prior to furnishing or affording access to any information with respect to LSB or any of our subsidiaries or otherwise relating to an Acquisition Proposal, LSB receives from the third party a confidentiality agreement containing terms no less favorable to us than those contained in our confidentiality agreement with People’s United.

A Superior Proposal means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction on terms that our board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor:

•	would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of our common stock or all, or substantially all, of the assets of LSB and our subsidiaries on a consolidated basis;

•	would result in a transaction that

•	involves consideration to the holders of the shares of our common stock that is more favorable, from a financial point of view, than the consideration to be paid to our stockholders pursuant to the Merger Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the Merger Agreement and any requirement to obtain additional financing; and

•	is, in light of the other terms of such proposal, more favorable to our stockholders than the Merger and the transactions contemplated by the Merger Agreement; and

•	is reasonably likely to be completed on the terms proposed,

in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

We have agreed to promptly, and in any event within 24 hours, notify People’s United in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, us or any of our representatives, in each case in connection with any Acquisition Proposal. Any such notice will indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials. We are also required to keep People’s United informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Under the Merger Agreement, we agreed that our board would not:

•	withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to People’s United in connection with the transactions contemplated by the Merger Agreement (including the Merger), the recommendation by our board of directors that our stockholders vote to approve the Merger Agreement and any other matters required to be approved by our stockholders for consummation of the transactions contemplated by the Merger Agreement (which we will sometimes refer to in this proxy statement as the LSB recommendation), or make any statement, filing or release, in connection with the Special Meeting, or otherwise, inconsistent with the LSB recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the LSB recommendation);

•	approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or

•	enter into (or cause LSB or any of our subsidiaries to enter into) any letter of intent, agreement in principle, Merger Agreement, acquisition agreement or other agreement

•	related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the no solicitation provisions of the Merger Agreement discussed above); or

•	requiring LSB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement.

However, prior to the approval of the Merger Agreement by our stockholders, our board may approve or recommend to our stockholders a Superior Proposal and withdraw, qualify or modify the LSB recommendation in connection therewith, if our board reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to our stockholders under applicable law. In the event that our board makes this determination, we must provide five business days prior written notice to People’s United that our board has decided that a bona fide unsolicited written Acquisition Proposal that we received (that did not result from a breach of the no solicitation provisions of the Merger Agreement discussed above) constitutes a Superior Proposal. During the five business day period after People’s United’s receipt of the notice of a Superior Proposal, we and our board must cooperate and negotiate in good faith with People’s United to make such adjustments, modifications or amendments to the terms and conditions of the Merger Agreement as would enable us to proceed with our board’s original recommendation with respect to the Merger Agreement without requiring us to approve or recommend to our stockholders a Superior Proposal and withdraw, qualify or modify the LSB recommendation. At the end of the five business day notice period, and after taking into account any such adjusted, modified or amended terms as may have been proposed by People’s United during such period, our board must, again, determine in good faith, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor, that

•	it is required to approve or recommend to our stockholders a Superior Proposal and withdraw, qualify or modify its recommendation with respect to the Merger Agreement to comply with its fiduciary duties to our stockholders under applicable law; and

•	such Acquisition Proposal is a Superior Proposal.

Termination of the Merger Agreement

Either People’s United or LSB may terminate the Merger Agreement at or prior to the effective time of the Merger if any of the following occurs:

•	the parties mutually agree in writing to terminate the Merger Agreement;

•	there has been either (1) a breach by the other party of any of its representations or warranties in the Merger Agreement (subject in some cases to a materiality standard) or (2) a material breach by the other party of any of the covenants or agreements in the Merger Agreement and, in each case, the breach cannot be or has not been cured within 30 days after written notice of the breach (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

•	the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied by final nonappealable action of such governmental authority, or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, provided that the terminating party has used its reasonable best efforts to have such order, injunction or decree lifted; or

•	our stockholders do not approve the Merger Agreement at the Special Meeting.

In addition, People’s United has the right to unilaterally terminate the Merger Agreement (we sometimes refer to these termination rights as People’s United’s unilateral termination rights) if:

•	the Merger has not been consummated by March 31, 2011, except to the extent that the failure of the Merger to be consummated is due to People’s United’s failure to perform or observe its covenants and agreements set forth in the Merger Agreement:

•	a vote of LSB’s stockholders on the approval of the Merger Agreement has not been taken by March 31, 2011

•	LSB’s board:

•	modifies, qualifies, withholds or withdraws or fails to make the LSB recommendation (including taking a neutral position or no position with respect to an Acquisition Proposal);

•	makes any statement, filing or release, in connection with the Special Meeting or otherwise, inconsistent with the LSB recommendation;

•	breaches its obligations to call, give notice of and commence the Special Meeting;

•	approves or recommends an Acquisition Proposal;

•	fails to publicly recommend against a publicly announced Acquisition Proposal within five business days of being requested to do so by People’s United;

•	resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions; or

•	there has been a material breach by us of the no solicitation provisions of the Merger Agreement, as discussed in the section entitled “— Solicitation of Proposals from Other Parties” beginning on page 46 of this proxy statement.

We have the right to terminate the Merger Agreement unilaterally at any time prior to our stockholders approving the Merger Agreement if:

•	the Merger has not been consummated by December 31, 2010, except to the extent that the failure of the Merger to be consummated is due to our failure to perform or observe our covenants and agreements set forth in the Merger Agreement

•	a vote by our stockholders on the approval of the Merger Agreement has not been taken by December 31, 2010;

•	we have received a Superior Proposal and

•	our board withdraws, qualifies or modifies its recommendation with respect to the Merger Agreement and we have otherwise complied in all material respects with the no solicitation provisions of the Merger Agreement, as discussed in the section entitled “— Solicitation of Proposals from Other Parties” beginning on page 46 of this proxy statement;

•	we concurrently pay People’s United a termination fee of $3.5 million, as discussed in the section entitled “— Termination Fee; Expenses” below; and

•	our board concurrently approves, and we concurrently enter into, a definitive agreement with respect to such Superior Proposal.

Termination Fee; Expenses

The Merger Agreement requires us to pay People’s United a termination fee equal to $3.5 million if:

•	People’s United terminates the Merger Agreement because LSB breached the no solicitation provisions of the Merger Agreement, as discussed in the section entitled “— Solicitation of Proposals from Other Parties” beginning on page 46 of this proxy statement;

•	People’s United terminates the Merger Agreement because LSB’s board:

•	modified, qualified, withheld or withdrew or failed to make the LSB recommendation (including taking a neutral position or no position with respect to an Acquisition Proposal);

•	made any statement, filing or release, in connection with the Special Meeting or otherwise, inconsistent with the LSB recommendation;

•	breached its obligations to call, give notice of and commence the Special Meeting;

•	approved or recommended an Acquisition Proposal;

•	failed to publicly recommend against a publicly announced Acquisition Proposal within five business days of being requested to do so by People’s United; or

•	resolved or otherwise determined to take, or announced an intention to take, any of the foregoing actions; or

•	LSB terminates the Merger Agreement because we have received a Superior Proposal, our board has withdrawn, qualified or modified its recommendation with respect to the Merger Agreement and LSB has concurrently approved and entered into a definitive agreement with respect to such Superior Proposal (provided that we have otherwise complied in all material respects with the no solicitation provisions of the Merger Agreement, as discussed in the section entitled “— Solicitation of Proposals from Other Parties” beginning on page 46 of this proxy statement).

Additionally, LSB is required to pay People’s United an amount equal to 15% of the termination fee if, on or before the date of termination, an Acquisition Proposal has been publicly disclosed or announced and not withdrawn by a specified date, and:

•	LSB or People’s United terminate the Merger Agreement because (1) the Merger is not consummated or no vote of LSB’s stockholders has been taken by March 31, 2011, in the case of People’s United, or December 31, 2010, in the case of LSB, except to the extent that the failure to consummate the Merger is due to the terminating party’s failure to perform or observe its covenants and agreements under the Merger Agreement; or (2) LSB’s stockholders do not approve the Merger Agreement at the Special Meeting; or

•	People’s United terminates the Merger Agreement because there has been either (1) a breach by us of any of our representations or warranties in the Merger Agreement (subject in some cases to a materiality standard) or (2) a material breach by us of any of our covenants or agreements in the Merger Agreement and, in each case, the breach cannot be or has not been cured within 30 days after written notice of the breach (provided that People’s United is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement).

In the event that LSB is required to pay an amount equal to 15% of the termination fee under the circumstances set forth above, and within 18 months of the termination of the Merger Agreement, LSB has consummated a transaction or entered into a definitive agreement for a transaction with any third party that constitutes an acquisition transaction, then LSB must pay the remaining 85% of the termination fee to People’s United upon consummation of such transaction. For the purpose of this provision, the definition of acquisition transaction as defined in more detail in the section entitled “— Solicitation of Proposals from Other Parties” beginning on page 46 of this proxy statement, is modified so that all references to “15% or more” are replaced with “50% or more.”

Additionally, the Merger Agreement requires us to pay People’s United $250,000 to cover its expenses and opportunity costs if the Merger Agreement is terminated by either party because LSB’s stockholders did not approve the Merger or no vote was held by the required date or by People’s United because LSB breached a representation or warranty, or materially breached a covenant or agreement in the Merger Agreement and such breach was not or could not be cured within 30 days after written notice of the breach, but the termination fee has not been paid or is not then payable.

Employee Matters

Employee Benefit Plans.  Under the terms of the Merger Agreement, for one year after the effective time of the Merger, People’s United will maintain compensation levels (including annual cash incentive compensation opportunities) for the employees of LSB and any of our subsidiaries who remain employed after the effective time of the Merger that are at least at the same levels as compensation in effect as of July 15, 2010. People’s United has the right to enroll the employees who remain employed after the effective time of the Merger in the retirement, health and welfare benefit plans of either People’s United or People’s United Bank, so long as during the 12-month period after the effective time, the benefits under those plans are no less favorable for employees of LSB than for similarly situated employees of People’s United Bank.

Our employees will receive full credit for service with us for purposes of eligibility, vesting and other appropriate benefits, including applicability of minimum waiting periods for participation, but excluding benefit accrual under People’s United’s defined benefit pension plan, with respect to any employee benefit plans or arrangements maintained by People’s United or any of its subsidiaries. People’s United has also agreed to waive all pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of People’s United for our employees, to the extent that our employees had satisfied any similar limitations or requirements under the corresponding plan in which our employees participated immediately prior to the closing date of the Merger. In addition, any deductibles paid by our employees under our health plans in the plan year in which the closing date of the Merger occurs will be credited towards the deductibles under the health plans of People’s United and its subsidiaries.

Severance Obligations.  People’s United has agreed to honor, in accordance with their terms, all disclosed compensation, employment, severance, change of control and deferred compensation obligations of LSB and our subsidiaries. If the employment of an eligible employee of LSB or our subsidiaries is terminated by People’s United for any reason other than cause within one year following the effective time of the Merger, People’s United agrees to provide the eligible employee severance benefits as determined under the LSB special separation plan in effect on July 15, 2010. The special separation plan, adopted in 2007, generally provides that each LSB employee (other than employees who are parties to a change in control agreement) is entitled to receive a lump-sum separation payment in an amount equal to two weeks’ compensation for each year of service, subject to certain minimum payments that vary based upon the employee’s job description and generally subject to a maximum payment equal to 60 weeks’ compensation, if his or her employment is terminated other than for cause within one year after a change in control (as defined in the special separation plan). For any employee who is an executive vice president, the minimum severance payment is 78 weeks and there is no maximum severance payment. Additionally, under the special separation plan, employees who are terminated other than for cause within one year of a change in control (which includes the completion of the Merger) may elect to continue coverage under certain benefit plans for a period of one year or until such time as the employee becomes eligible to participate in another group health plan, whichever is earlier.

Retention Bonuses.  LSB has created a retention bonus plan for non-executive employees in an aggregate amount of up to $150,000. Distributions from this plan will be allocated among certain of our employees as we may determine with the consent of People’s United, subject to the employees’ continued employment with LSB through the closing.

2010 Bonuses.  River Bank will continue to accrue annual cash bonuses in the ordinary course consistent with past practices, which may be distributed to employees, including one or more executive officers, at the closing or as soon as practicable thereafter, but not later than the effective time of the Merger. LSB’s board of directors has the discretion to allocate the 2010 annual bonus payments to employees and executive officers of LSB subject to certain conditions, including the continued employment of the employee or executive officer with LSB through the closing date. The Merger Agreement provides that the aggregate amount of 2010 annual bonuses paid will not exceed $340,000, increased by any portion of the aggregate retention pool for LSB non-executive employees that is not paid out on the closing date. The LSB board of directors has determined that not more than $100,000 of this amount may be paid in the aggregate to our executive officers as 2010 annual bonuses.

Indemnification and Insurance

People’s United has agreed that all rights to indemnification and all limitations of liability existing in favor of each of our and our subsidiaries’ former and present directors and officers, as provided in our articles of organization and bylaws or similar governing documents of a subsidiary as in effect on July 15, 2010, with respect to matters occurring on or prior to the effective time of the Merger will continue from and after the effective time of the Merger for a period of six years from the effective time of the Merger. All rights to indemnification with respect to any claim asserted or made within such period will continue until the final disposition of the claim.

Before the effective time of the Merger, People’s United will purchase an extended reporting period endorsement for our directors and officers under our existing directors’ and officers’ liability insurance coverage. The endorsement must be in a form acceptable to us with coverage for a period of six years following the effective time of the Merger of not less than the existing coverage under, and with other terms not materially less favorable to, our directors and officers than our current directors’ and officers’ liability insurance policy.

However, the aggregate cost for this insurance cannot exceed 200% of the amount of the annual premiums most recently paid by us for such insurance. If such amount is insufficient to obtain such coverage, then People’s United will purchase an endorsement with the greatest coverage available for a cost not exceeding exceed 200% of the amount of the annual premiums most recently paid by us for such insurance.

Access to Information

From the date of the Merger Agreement to the effective time of the Merger, or the earlier termination of the Merger Agreement, LSB must provide to People’s United and its officers, employees, counsel, accountants, advisors and other authorized representatives full access during normal business hours with reasonable notice, to all of LSB’s properties, books, contracts, commitments and records.

In addition, LSB must furnish to People’s United a copy of all reports, schedules or other documents filed by it pursuant to the requirements of federal or state securities, banking or similar laws and all other information concerning the business and personnel of LSB that People’s United may reasonably request. However, LSB is not required to permit inspection or disclose any information if access or disclosure of that information (i) jeopardizes the attorney-client privilege of the entity in possession of the information or (ii) may reasonably be deemed to violate any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to July 15, 2010. Furthermore, People’s United must keep any confidential information exchanged in strict confidence.

Source of Funds

People’s United’s obligation to consummate the Merger is not conditioned upon its obtaining financing. People’s United intends to finance the Merger through internal cash resources.

Other Covenants

The Merger Agreement also contains covenants relating to the preparation and distribution of this proxy statement and all requisite regulatory filings, as well as covenants related to the sharing of information and transition and coordination of consolidating the operations of River Bank with People’s United Bank.

Expenses

Each party will pay all expenses incurred by it in connection with the Merger Agreement and the Merger.

Amendment and Waiver

Any provision of the Merger Agreement may be amended if such amendment is in writing and approved by the board of directors of both LSB and People’s United, and signed in the same manner as the Merger Agreement. Any provision of the agreement may be waived by the party against whom the waiver is to be effective. However, after approval of the Merger Agreement by our stockholders, no amendment of the Merger Agreement may be made which, by law, requires further approval of our stockholders without obtaining that approval. While we do not have any current intention to waive any of the conditions to closing in favor of LSB, we may determine that such a waiver is in the best interest of our stockholders because the benefits of closing the Merger outweigh the detriments, if any, of waiving such condition.

LITIGATION RELATED TO THE MERGER

George Assad, Jr. and William S. Madden, both alleged LSB stockholders, each filed putative class action lawsuits on July 27, 2010 and August 10, 2010, respectively, allegedly on behalf of all LSB stockholders in the Massachusetts Superior Court, Essex County against LSB, River Bank, the LSB board of directors, People’s United, People’s United Bank and Merger Sub. The case filed by Mr. Assad is captioned George Assad, Jr. v. LSB Corporation et al., Civ. A. No. 2010-1616. The case filed by Mr. Madden is captioned William S. Madden v. LSB Corporation et al., Civ. A. No. 2010-1702. The complaints generally allege that the LSB board of directors breached its fiduciary duties by approving the Merger Agreement because, plaintiffs allege, the proposed merger would deny LSB stockholders the right to share proportionately in the value of LSB’s ongoing business and future growth, the Merger Consideration of $21.00 per share is inadequate, the Merger Agreement’s termination fee and no solicitation provisions discourage bids from other sources, and the transaction unfairly benefits LSB’s board of directors and chief executive officer to the disadvantage of LSB stockholders. The complaints also allege that People’s United, People’s United Bank and Merger Sub aided and abetted our board’s breach of fiduciary duties.

The plaintiffs seek the following relief:

•	declaring that the lawsuit is a proper class action and certifying plaintiff as the class representative;

•	preliminarily and permanently enjoining the LSB board and all persons acting in concert with them from proceeding with, consummating, or closing the Merger;

•	in the event that the Merger is consummated, rescinding the Merger and setting it aside or awarding rescissory damages to the plaintiff;

•	directing the LSB board and other defendants to account to the plaintiff and other LSB stockholders for the damages allegedly sustained by them because of the alleged wrongs stated in the complaint;

•	awarding the plaintiff the costs of the action, including attorneys’ fees and experts’ fees; and

•	granting such other further relief as the Court deems appropriate.

LSB believes that the allegations in the complaints are without merit and intends to vigorously defend both actions.

APPRAISAL RIGHTS

LSB does not believe appraisal rights are available in the Merger

The term “appraisal rights” refers generally to the right of stockholders in certain mergers and other transactions to dissent from such transaction and instead demand the payment of a fair price for their shares, as determined independently. We believe that appraisal rights should not be available to our stockholders with respect to the Merger. The relevant provisions of the Massachusetts Business Corporation Act have not yet been the subject of judicial interpretation, however, and a court conceivably might disagree with our interpretation and decide that LSB stockholders may assert appraisal rights in connection with the Merger.

Part 13 of the Massachusetts Business Corporations Act (“MBCA”) generally provides that stockholders of a Massachusetts corporation are entitled to appraisal rights in the event of a merger. However, under Section 13.02 of the MBCA, appraisal rights are not available in respect of an all-cash merger unless a director, officer, or controlling stockholder has a direct or indirect material financial interest in the Merger other than in his capacity as:

•	a stockholder;

•	a director, officer, employee or consultant if his financial interest is pursuant to bona fide arrangements; or

•	in any other capacity so long as the stockholder owns not more than 5% of the voting shares of all classes and series of the corporation in the aggregate.

We are not aware of any material financial interest of a type that would cause appraisal rights to be available. For this reason, we reserve the right to challenge any purported exercise of appraisal rights in respect of the Merger. If you want to consider asserting appraisal rights, you should obtain legal advice.

If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must:

•	deliver to us, before the vote to approve the Merger Agreement is taken, written notice of your intent to demand payment for your shares in an amount to be determined pursuant to the statutory appraisal procedure;

•	not vote your shares in favor of the proposal to approve the Merger Agreement; and

•	comply with the other procedures specified in Part 13 of the Massachusetts Business Corporation Act, a copy of which is attached to this proxy statement as Annex C.

Because a submitted proxy not marked “against” or “abstain” will be voted “for” the approval of the Merger Agreement and “for” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights, to the extent such rights are available. If a broker, bank or other nominee holds your shares of LSB common stock and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal (to the extent such right otherwise would be available).

Any stockholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Part 13 of the MBCA, attached as Annex C to this proxy statement, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such stockholder may otherwise be entitled.

The remainder of this Section entitled “Appraisal Rights” is for informational purposes in the event our stockholders are entitled to appraisal rights under the MBCA. LSB maintains that appraisal rights are not available in connection with the Merger and reserves the right to challenge any purported exercise of appraisal rights in respect of the Merger.

Overview of appraisal rights

Appraisal rights may offer stockholders the ability to demand payment for their shares of LSB common stock in the event they are dissatisfied with the consideration that they are to receive in connection with the Merger. Stockholders who perfect any appraisal rights that they may have and follow certain procedures in the manner prescribed by the MBCA may be entitled to have their shares converted into the right to receive from LSB such cash consideration as may be determined to be due pursuant to Part 13 of the MBCA, if applicable.

Stockholders who approve the Merger Agreement will not be entitled to any appraisal rights.

Only a holder of record of shares of LSB common stock may exercise appraisal rights, and if a holder exercises appraisal rights, he, she or it must exercise such rights with respect to all classes of shares. The following discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by the full text of Part 13 of the MBCA, which is attached to this proxy statement as Annex C. Please read Part 13 of the MBCA carefully, because exercising appraisal rights involves several procedural steps, and failure to follow appraisal procedures could result in the loss of such rights. Stockholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

Under the MBCA, stockholders who perfect their rights to appraisal, if such rights are available, in accordance with Part 13 of the MBCA and do not thereafter withdraw their demands for appraisal or otherwise lose their appraisal rights, in each case in accordance with the MBCA, will be entitled to appraisal rights and to obtain payment of the fair value of their shares of LSB common stock, together with a fair rate of interest. Stockholders should be aware that the fair value of their shares of LSB common stock as determined by Part 13 of the MBCA could be more than, the same as or less than the consideration they would receive as a result of the Merger if they did not seek appraisal of their shares. Stockholders who wish to exercise appraisal rights, if any, or to preserve their right to do so, should review the following discussion and Part 13 of the MBCA carefully. Stockholders who fail to timely and properly comply with the procedures specified could lose their appraisal rights (if applicable to the Merger).

Notice of Stockholder Intent to Exercise Appraisal Rights

As an initial step, a stockholder who intends to demand appraisal rights must:

•	deliver to LSB, before the vote to approve the Merger Agreement is taken, written notice of such stockholder’s intent to demand payment for his, her or its LSB shares if the Merger is effectuated; and

•	not vote, or cause or permit to be voted, any of his, her or its shares of LSB common stock in favor of the Merger Agreement.

A stockholder intending to demand appraisal rights must deliver a written notice (including fax or e-mail) to LSB’s principal office at the address noted below, either by mail, by hand, messenger or delivery service or by fax:

LSB Corporation
30 Massachusetts Avenue
North Andover, Massachusetts 01845
Tel. (978) 725-7500
Fax. (978) 725-7593

If LSB does not receive a stockholder’s written intent to demand appraisal prior to the vote at the Special Meeting of stockholders, or if such stockholder votes, or causes or permits to be voted, his, her or its shares of LSB common stock in favor of the Merger Agreement, such stockholder will not be entitled to payment for his, her or its shares under the appraisal provisions of the MBCA.

Notification of Appraisal Rights Following Merger; Stockholder Certification

If the proposed merger becomes effective through an affirmative vote of not less than two-thirds of the outstanding shares of LSB common stock, Part 13 of the MBCA (if applicable) requires LSB to deliver a written appraisal notice to all stockholders who satisfied the requirements described above. The appraisal notice must be sent by LSB no earlier than the date the Merger became effective and no later than 10 days after such date. The appraisal notice must contain a form to be completed by the stockholder, which we refer to as the stockholder certification, in which the stockholder certifies (1) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before the date of the first announcement to stockholders of the principal terms of the Merger (i.e., July 15, 2010), which we refer to as the Merger announcement date, and (2) that the stockholder did not vote for the Merger Agreement. If the stockholder does not return the completed form within the specified time period, he, she or it will be deemed to have accepted payment in full satisfaction of LSB’s obligations under Section 13.24(b)(3) of the MBCA. The appraisal notice must also include a copy of Part 13 of the MBCA and must state certain information, including the following:

•	a date, which we refer to as the stockholder certification due date, by which LSB must receive the stockholder certification, which may not be fewer than 40 or more than 60 days after the date the appraisal notice and stockholder certification are sent, and a notice to such stockholders that he, she or it waives the right to demand appraisal with respect to the shares unless LSB receives the stockholder certification by the stockholder certification due date;

•	the location where the stockholder certification must be sent and where certificates for certificated shares must be deposited and the date by which the certificates must be deposited, which date may not be earlier than the stockholder certification due date;

•	LSB’s estimate of the fair value of the shares;

•	notification that, if requested by the stockholder in writing, LSB will provide, within 10 days after the stockholder certification due date, the number of stockholders who return stockholder certifications demanding appraisal by such date and the total number of shares owned by them; and

•	the date by which the notice to withdraw appraisal rights (discussed below) must be received, which must be within 20 days after the stockholder certification due date, which we refer to as the withdrawal deadline.

A stockholder who wishes to exercise appraisal rights must certify on the stockholder certification whether the beneficial owner of the shares acquired beneficial ownership before the Merger announcement date. If a stockholder fails to make this certification, LSB may elect to treat the stockholder’s shares as after-acquired shares (discussed below and defined herein). In addition, a stockholder who wishes to exercise appraisal rights must execute and return the stockholder certification and, in the case of certificated shares, deposit the certificates in accordance with the terms of the appraisal notice. Once a stockholder deposits his, her or its certificates or, in the case of uncertificated shares, returns the executed stockholder certifications, the stockholder loses all rights as a stockholder unless the stockholder withdraws from the appraisal process by notifying LSB in writing by the withdrawal deadline. A stockholder who does not withdraw from the appraisal process in this manner may not later withdraw without LSB’s written consent. A stockholder who does not execute and return the stockholder certification and deposit the share certificates by the applicable dates set forth in the appraisal notice is not entitled to payment under Part 13 of the MBCA.

Assertion of Rights by Nominees and Beneficial Owners

A record stockholder may assert appraisal rights as to fewer than all the shares registered in his, her or its name but owned by a beneficial stockholder only if the record stockholder objects with respect to all shares of the class or series owned by the beneficial stockholder and notifies LSB in writing of the name and address of each beneficial stockholder on whose behalf appraisal rights are being asserted. The rights of a record stockholder who asserts appraisal rights for only part of the shares held of record in the record stockholder’s name shall be determined as if the shares as to which the record stockholder objects and the record stockholder’s other shares were registered in the names of different record stockholders. A beneficial stockholder may assert appraisal rights as to shares of any class or series held on behalf of the stockholder only if the stockholder submits to LSB the record stockholder’s written consent to the assertion of such rights with respect to all shares of the class or series that are beneficially owned by the beneficial stockholder no later than the stockholder certification due date.

Payment for Shares Acquired Before Merger Announcement Date

Except with respect to after-acquired shares, within 30 days after the stockholder certification due date, LSB must pay in cash to those stockholders who complied with the procedural requirements the amount LSB estimates to be the fair value of their shares, plus interest. The fair value of the shares is the value of the shares immediately before the effective time of the Merger, excluding any element of value arising from the expectation or accomplishment of the Merger, unless exclusion would be inequitable. Interest accrues from the effective time of the Merger until the date of payment, at the average rate currently paid by LSB on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

The foregoing payment to each stockholder must be accompanied by (1) recent financial statements of LSB, (2) a statement of LSB’s estimate of the fair value of the shares, which estimate must equal or exceed LSB’s estimate given in the appraisal notice, and (3) a statement that stockholders who complied with the procedural requirements have the right to demand further payment. A stockholder who has been paid and is dissatisfied with the amount of the payment must notify LSB in writing of his, her or its estimate of the fair value of the shares and demand payment of that estimate plus interest, less the payment already made. A stockholder who fails to notify LSB in writing of his, her or its demand to be paid such stockholder’s stated estimate of the fair value plus interest within 30 days after receiving LSB’s payment waives the right to demand payment and will be entitled only to the payment made by LSB based on LSB ’s estimate of the fair value of the shares.

Offer to Pay for After-Acquired Shares

LSB may withhold payment from any stockholder who did not certify that beneficial ownership of all of such stockholder’s shares for which appraisal rights are asserted was acquired before the Merger announcement date, which we refer to as the after-acquired shares. If LSB elects to withhold payment, within 30 days after the stockholder certification due date, it must provide such stockholders notice of certain information, including LSB’s estimate of fair value and such stockholder’s right to accept LSB’s estimate of fair value, plus interest, in full satisfaction of their demands. Those stockholders who wish to accept LSB’s offer must notify LSB of their acceptance within 30 days after receiving the offer. Within 10 days after receiving a stockholder’s acceptance, LSB must pay in cash the amount it offered in full satisfaction of the accepting stockholder’s demand. Those stockholders who do not reject LSB ’s offer in a timely manner, or who otherwise do not satisfy the requirement outlined above for demanding appraisal, will be deemed to have accepted LSB’s offer, and LSB must pay to them in cash the amount it offered to pay within 40 days after sending the payment offer.

A stockholder offered payment who is dissatisfied with that offer must reject the offer and demand payment of his, her or its stated estimate of the fair value of the shares plus interest. A stockholder who fails to notify LSB in writing of his, her or its demand to be paid his, her or its stated estimate of the fair value plus interest within 30 days after receiving LSB’s offer of payment waives the right to demand payment and will be entitled only to the payment offered by LSB based on LSB’s estimate of the fair value of the shares.

Procedures if Stockholder is Dissatisfied with Payment or Offer

If a stockholder makes a demand for payment which remains unsettled, LSB must commence an equitable proceeding in Essex Superior Court, Commonwealth of Massachusetts, within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If LSB does not commence the proceeding within the 60-day period, it must pay in cash to each stockholder the amount the stockholder demanded plus interest. LSB must make all stockholders whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties must be served with a copy of the petition. Each stockholder made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the stockholder’s shares, plus interest, exceeds the amount paid by LSB to the stockholder for such shares or (2) for the fair value, plus interest, of the stockholder’s shares for which LSB elected to withhold payment.

The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it, and the stockholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

Court Costs and Counsel Fees

The court in an appraisal proceeding must determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court must assess any costs against LSB, except that the court may assess costs against all or some of the stockholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such stockholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Section 13 of the MBCA.

The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

•	against LSB and in favor of any or all stockholders demanding appraisal if the court finds LSB did not substantially comply with its requirements under Part 13 of the MBCA; or

•	against either LSB or a stockholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

If the court in an appraisal proceeding finds that the services of counsel for any stockholder were of substantial benefit to other stockholders similarly situated, and that the fees for those services should not be assessed against LSB, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the stockholders who were benefited. To the extent LSB fails to make a required payment pursuant to Part 13 of the MBCA, the stockholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from LSB all costs and expenses of the suit, including counsel fees.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax considerations of the Merger generally relevant to holders of our capital stock, assuming that the Merger is consummated, and does not purport to be a complete analysis of all potential tax effects of the Merger. This discussion is based upon interpretations of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code and judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the Merger. The tax treatment of our stockholders may vary depending upon each stockholder’s particular situation. This discussion does not apply to stockholders who received our stock pursuant to the exercise of employee stock options, warrants or otherwise as compensation. Also, stockholders subject to special treatment, including:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks and thrifts;

•	insurance companies;

•	persons that hold our capital stock as part of a “straddle,” a “hedge,” a “constructive sale” transaction or a “conversion transaction”;

•	persons that have a “functional currency” other than the U.S. dollar; and

•	investors in pass-through entities,

may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the Merger to holders of our capital stock that do not hold such stock as a capital asset.

A “U.S. stockholder” is a stockholder that, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident;

•	a domestic corporation (or other entity treated as a corporation for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all the substantial decisions of the trust, or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

A “non-U.S. stockholder” is a person (other than a partnership) that is not a U.S. stockholder.

For investors who own our capital stock through a partnership, the U.S. federal income tax treatment will generally depend upon the status of the partner and the activities of the partnership. Such investors should consult their own tax advisor as to their particular tax consequences.

This discussion of certain material U.S. federal income tax considerations is provided for general information purposes only and is not intended to provide, and shall not be interpreted as providing, tax advice. You are urged to consult your own tax advisor with respect to the particular U.S. federal income tax consequences to you of the Merger, including any special considerations related to your particular situation, as well as the applicability and effect of any state, local, foreign or other tax laws or applicable tax treaty and changes in any applicable tax laws.

Consequences to U.S. Stockholders

For U.S. stockholders, the Merger will be a taxable event and each U.S. stockholder will recognize capital gain or loss with respect to our capital stock, measured by the excess of the amount of Merger Consideration received by such U.S. stockholder in exchange for our capital stock over such U.S. stockholder’s tax basis in the exchanged capital stock. If a U.S. stockholder acquired our capital stock by purchase, the U.S. stockholder’s adjusted tax basis in our capital stock will generally equal the amount the U.S. stockholder paid for the stock, less any returns of capital that the U.S. stockholder might have received with regard to the stock. In the case of a U.S. stockholder that holds multiple blocks of our capital stock (i.e., blocks of our capital stock acquired separately at different times and/or prices), gain or loss must be calculated and accounted for separately for each block.

The gain or loss on the sale of our common stock will constitute long-term capital gain or loss if that capital stock had been held for more than one year as of the effective time of the Merger. If a U.S. stockholder receiving long-term capital gain is an individual, then the capital gain will generally be subject to tax at a maximum rate of 15%. U.S. stockholders that are taxable as corporations for U.S. federal income tax purposes will generally be subject to 35% tax on any gain (whether long-term or short-term) from the sale or exchange of our capital stock. A U.S. stockholder may deduct capital losses only to the extent that the U.S. stockholder has capital gains in a given tax year, plus up to $3,000 for individual U.S. stockholders.

U.S. stockholders of our common stock may be subject to information reporting and backup withholding on any cash payments such holders receive in the Merger. Generally, a U.S. stockholder will not be subject to backup withholding provided that such stockholder timely furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal such holder will receive.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. stockholder’s U.S. federal income tax liability, provided such holder timely furnishes the required information to the Internal Revenue Service.

Consequences to Non-U.S. Stockholders

The discussion related to tax consequences to non-U.S. stockholders provides only a general summary of possible U.S. tax consequences to non-U.S. stockholders and does not purport to address all situations or stockholders’ individual circumstances. The application of U.S. tax law to non-U.S. stockholders is particularly complicated and subject to varying interpretation. Further, the tax consequences of the Merger to non-U.S. stockholders may be subject to foreign laws, rules and regulations, as well as applicable tax treaties. You should consult your own tax advisor with respect to the particular U.S. federal income tax consequences to you of the Merger.

Any gain realized on the receipt of cash in the merger by a non-U.S. stockholder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. stockholder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. stockholder); or

•	the non-U.S. stockholder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

An individual non-U.S. stockholder described in the first bullet point immediately above will be subject to tax on the net gain derived from the Merger under regular graduated U.S. federal income tax rates. An individual non-U.S. stock holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the Merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. stockholder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Internal Revenue Code and may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Information reporting and, depending on the circumstances, backup withholding will apply to the payments received in the Merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Internal Revenue Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. stock holder’s U.S. federal income tax liability, if any, provided that such non-U.S. stockholder furnishes the required information to the Internal Revenue Service in a timely manner.

REGULATORY APPROVALS AND OTHER INFORMATION

Before LSB and People’s United may complete the Merger and the Bank Merger, we must obtain a number of regulatory approvals from, or give notices to, federal and state bank regulators, as summarized below.

Regulatory Approvals Required for the Merger

Office of Thrift Supervision

In order to consummate the merger of River Bank with and into People’s United Bank, People’s United must receive approval from the Office of Thrift Supervision of their application to acquire LSB and River Bank. The Office of Thrift Supervision must also approve People’s United’s application to merge River Bank with and into People’s United Bank (or with an interim depository institution formed by People’s United to facilitate the merger). In making its determination, the Office of Thrift Supervision must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the Office of Thrift Supervision cannot approve a transaction if it will result in a monopoly or otherwise substantially lessen competition in a manner inconsistent with applicable law.

Board of Governors of the Federal Reserve

People’s United and People’s United Bank must obtain from the Board of Governors of the Federal Reserve System, or the Federal Reserve Bank of New York acting on delegated authority, a waiver from the application requirements of Section 3 of the Bank Holding Company Act of 1956 prior to consummating the Merger and the Bank Merger.

State Regulatory Filings

Before the completion of the merger, the Massachusetts Board of Bank Incorporation must approve the petition for People’s United to acquire LSB and for People’s United to become a bank holding company for purposes of Massachusetts law. Additionally, People’s United Bank must receive the approval of its application to the Massachusetts Division of Banks for the merger of River Bank with and into People’s United Bank (or with an interim depository institution formed by People’s United to facilitate the merger). Under Massachusetts law, the Massachusetts Commissioner of Banks may authorize an acquisition of a state bank by an out-of-state acquirer; provided (1) the laws of the jurisdiction in which the acquirer has its principal place of business expressly authorize, under conditions no more restrictive than those imposed by Massachusetts law, a Massachusetts bank to exercise like authority; (2) the target Massachusetts bank has been in existence for a period of three years or more; and (3) the acquirer will not control more than thirty percent of the total insured deposits in Massachusetts following the acquisition. The Commissioner has authority to waive certain statutory requirements if he determines that economic conditions warrant granting such waiver.

Similarly, the Massachusetts Board of Bank Incorporation must approve a company’s petition to become a bank holding company and to acquire another financial institution. The Board’s decision is based on a finding of whether competition among banking institutions will be unreasonably affected and whether public convenience and advantage will be promoted by the acquisition. In making such determination, the Board considers a showing of net new benefits, such as initial capital investments, job creation plans, consumer and business services, and commitments to maintain and open branch offices within the Massachusetts bank’s delineated local community. The Board must also receive (1) notice from the Massachusetts Housing Partnership Fund that arrangements have been made satisfactory to the fund for the acquirer to make 0.90 percent of its assets located in Massachusetts available for call by the fund for a period of ten years for the purpose of providing loans to the fund for financing qualified low- and moderate-income housing acquisition or ownership programs; and (2) written assurances from the acquirer that a resident of Massachusetts will occupy a position of an executive officer in the acquired Massachusetts bank or any successor institution for so long as such acquirer controls the institution. Finally, the acquirer must maintain, for a period of two years, an asset base in the acquired institution equal to or greater than the total assets of such institution on the date of acquisition, unless such requirement is waived by the Commissioner if, in his judgment, economic conditions warrant a waiver.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 6, 2010, regarding the beneficial ownership of common stock by: (i) each director; (ii) each of the executive officers during the last fiscal year; (iii) all directors and such executive officers as a group; and (iv) each person who, to the knowledge of LSB, beneficially owned more than 5% of the common stock at August 6, 2010. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned.

	Amount
	and Nature
	of Beneficial		Percent of
Name of Beneficial Owner	Ownership(1)(2)(3)		Class(4)

Directors and Executive Officers
John P. Bachini, Jr.	4,273		*
Malcolm W. Brawn	30,125	(5)	*
Thomas J. Burke	23,575		*
Richard Hart Harrington	12,380		*
Robert F. Hatem	18,650		*
Marsha A. McDonough	14,488		*
Gerald T. Mulligan	104,315		2.31%
Kathleen Boshar Reynolds	14,325		*
Fred P. Shaheen	6,015		*
Michael J. Ecker	41,154		*
Teresa K. Flynn	11,003		*
Stephen B. Jones	29,418		*
Jacob Kojalo	26,763		*
Diane L. Walker	17,925		*
All directors and executive officers as a Group (14 persons)	354,409	(6)	7.65%
5% or more Stockholders:
People’s United Financial, Inc.	354,409	(7)	7.65%
The Banc Funds Company, LLC	238,912	(8)	5.30%
John Sheldon Clark	287,600	(9)	6.38%
Wellington Management Company, LLP	301,415	(10)	6.69%

*	Less than one percent

(1)	In accordance with the applicable rules of the SEC, a person is deemed to be the beneficial owner of shares of LSB common stock if he or she has or shares voting power or investment power with respect to such shares or has the right to acquire beneficial ownership of such shares at any time within 60 days. As used herein, “voting power” means the power to vote or direct the voting of shares, and “investment power” means the power to dispose or direct the disposition of shares. Unless otherwise indicated, each person named has sole voting and sole investment power with respect to all shares indicated.

(2)	Includes shares of LSB common stock which directors and executive officers of LSB have the right to acquire within 60 days of August 6, 2010, pursuant to options granted under the 1997 Stock Option Plan and the 2006 Stock Option and Incentive Plan of LSB. As of such date, the following persons have exercisable options to purchase the number of shares indicated: Mr. Mulligan, 18,000 shares; Mr. Ecker, 12,000 shares; Ms. Flynn, 6,900 shares; Mr. Jones, 11,000 shares; Mr. Kojalo, 17,800 shares; Ms. Walker, 10,500 shares; Messrs. Bachini and Shaheen, 2,000 shares each; Mr. Burke, 10,000 shares; Messrs. Brawn, Harrington and Hatem and Mses. Boshar Reynolds and McDonough, 7,000 shares each; and all directors and executive officers as a group (14 persons), 125,200 shares.

(3)	Includes shares held in trust in LSB’s 401(k) Savings Plan and shares allocated by the Employee Stock Ownership Plan as of December 31, 2009. Directors are not entitled to participate in the 401(k) Savings Plan or the Employee Stock Ownership Plan. The estimated shares held with respect to each participant in the 401(k) Savings Plan are: Mr. Mulligan, 10,051 shares; Mr. Ecker, 0 shares; Ms. Flynn 3,284 shares; Mr. Jones, 974 shares; Mr. Kojalo, 681 shares; Ms. Walker, 0 shares; and all executive officers as a group (6 persons), 14,990 shares, respectively. The estimated shares allocated with respect to each participant in the Employee Stock Ownership Plan are: Mr. Mulligan, 1,693 shares; Mr. Ecker, 1,404 shares; Ms. Flynn 819 shares; Mr. Jones, 1,366 shares; Mr. Kojalo, 1,287 shares; Ms. Walker, 1,275 shares; and all executive officers as a group (6 persons), 7,844 shares, respectively.

(4)	Computed on the basis of 4,506,686 outstanding shares as of August 6, 2010, plus 125,200 shares subject to options exercisable within 60 days of August 6, 2010, held by the named individuals or group.

(5)	Includes 1,000 shares owned by his spouse, as to which Mr. Brawn disclaims beneficial ownership.

(6)	The stated number of shares owned by the directors and executive officers of LSB as a group includes 229,209 shares currently issued and outstanding and 125,200 shares subject to stock options exercisable within 60 days of August 6, 2010.

(7)	Based solely on Form 13D filed with the Securities and Exchange Commission on July 23, 2010, People’s United reports beneficial ownership of 354,409 shares of common stock with shared voting and dispositive power being reported solely because People’s United may be deemed to have beneficial ownership of such shares as a result of the voting agreements with LSB’s directors and officers discussed in this proxy statement. The shares of LSB common stock reported as being beneficially owned by People’s United are the same shares reported as being beneficially owned by all directors and officers as a group. People’s United’s address is 850 Main Street, Bridgeport, CT 06604.

(8)	Based solely on Form 13G filed with the Securities and Exchange Commission on February 16, 2010, for Bank Fund VI, L.P. plus Fund VII and VIII, The Banc Funds Company, LLC, as the general partner for the limited partnerships, reports aggregate beneficial ownership of 238,912 shares of common stock. The Banc Funds Company, LLC reports voting and dispositive power with respect to 238,912 shares. The Banc Funds Company, LLC’s address is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606.

(9)	Based solely on a Form 13D filed with the Securities and Exchange Commission on December 16, 2004, Mr. John Sheldon Clark reports beneficial ownership of 287,600 shares of LSB common stock with sole voting and dispositive power with respect to 270,600 shares and shared voting and dispositive power with respect to 17,000 shares. Mr. Clark’s office address is 1633 Broadway, 30th Floor, New York, New York 10019.

(10)	Based solely on a Form 13G filed with the Securities and Exchange Commission on February 14, 2008, Wellington Management Company, LLP reports aggregate beneficial ownership of 301,415 shares of LSB common stock with shared voting power with respect to 170,703 shares and shared dispositive power with respect to 301,415 shares. Wellington Management Company LLP’s address is 75 State Street, Boston, MA 02109.

ADJOURNMENT OF THE SPECIAL MEETING

(Proposal 2)

We are submitting a proposal for consideration at the Special Meeting to authorize the named proxies to approve one or more adjournments of the Special Meeting if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting. Even though a quorum may be present at the Special Meeting, it is possible that we may not have received sufficient votes to approve the Merger Agreement by the time of the Special Meeting. In that event, we would need to adjourn the Special Meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the Special Meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to approve the Merger Agreement. Any other adjournment of the Special Meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The proposal to approve one or more adjournments of the Special Meeting requires the affirmative vote of holders of a majority of the shares of LSB common stock voting on the proposal.

Our board recommends that you vote “FOR” the adjournment proposal so that proxies may be used for the purpose described above, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise indicated on the proxies. If the Special Meeting is adjourned for 30 days or less, we are not required to give notice of the time and place of the adjourned meeting (other than announcement at the Special Meeting) unless our board fixes a new record date for the Special Meeting.

The adjournment proposal relates only to an adjournment of the Special Meeting occurring for purposes of soliciting additional proxies for approval of the Merger Agreement proposal in the event that there are insufficient votes to approve that proposal. Our board retains full authority to the extent set forth in our bylaws and Massachusetts law to postpone the Special Meeting before it is convened, without the consent of any of our stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information filing requirements of the Exchange Act and, in accordance with the Exchange Act, are obligated to file with the Securities and Exchange Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the Securities and Exchange Commission’s office at the public reference facilities of the Securities and Exchange Commission, which are located at Room 1024, Judiciary Plaza, at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these materials can be obtained, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Securities and Exchange Commission’s principal office at 450 Fifth Street, NW, Washington, D.C. 20549. All documents filed by LSB with the Securities and Exchange Commission may be obtained for free at the Securities and Exchange Commission’s website at www.sec.gov. In addition, the documents filed with the Securities and Exchange Commission by LSB may be obtained free of charge by directing such request to our Secretary at (978) 725-7500 or at our offices located at 30 Massachusetts Avenue, North Andover, Massachusetts 01845 or from our website at www.riverbk.com.

STOCKHOLDER PROPOSALS

LSB will hold a 2011 annual meeting of stockholders only if the merger is not consummated. Under the rules of the SEC, if any stockholder intends to present a proposal at the next annual meeting of stockholders and desires that it be considered for inclusion in LSB’s proxy statement and form of proxy for such meeting, it must be received by LSB not less than 120 calendar days before the anniversary of the mailing date of LSB’s proxy statement for the prior year. Accordingly, if any stockholder intends to present a proposal at the 2011 annual meeting of stockholders, if one is held, and wishes it to be considered in LSB’s proxy statement and form of proxy, such proposal must be received by LSB on or before November 22, 2010. In addition,

LSB’s bylaws provide that any director nominations and new business submitted by a stockholder must be filed with the secretary of LSB no fewer than 60 days, but no more than 90 days, prior to the date of the one-year anniversary of the previous annual meeting, and that no other nominations or proposals by stockholders shall be acted upon at the annual meeting. If, however, the annual meeting, if any, is more than 30 days earlier or more than 60 days later than the anniversary date of the prior annual meeting, then notice shall be timely if delivered to or mailed and received by LSB not later than the close of business on the later of (a) the 75th day prior to the scheduled date of such annual meeting or (b) the 15th day following the day on which public disclosure of the date of such annual meeting is first made by LSB. Certain exceptions under the bylaws apply to annual meetings of stockholders at which newly created seats of the board of directors are to be filled. Any such proposal should be mailed to: Cynthia J. Milne, Secretary, LSB Corporation, 30 Massachusetts Avenue, North Andover, Massachusetts 01845.

You should rely only on the information contained in this proxy statement to vote your shares of our common stock at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

This proxy statement is dated [ • ], 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. If any of the information in this proxy statement becomes materially inaccurate prior to the Special Meeting, we will update and/or correct that information to the extent required by applicable law. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

IMPORTANT

YOUR VOTE IS IMPORTANT. REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK THAT YOU OWN, PLEASE VOTE AS RECOMMENDED BY OUR BOARD BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR BY VOTING YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
People’s United Financial, Inc.,
People’s United Bank,
Bridgeport Merger Corporation,
LSB Corporation,
and
River Bank
Dated as of July 15, 2010

INDEX OF DEFINED TERMS

2009 Buyer Financial Statements	A-34
2009 Company Financial Statements	A-18
2010 Annual Bonuses	A-46
409A Plan	A-22
Acquisition Proposal	A-41
Acquisition Transaction	A-41
Affiliate	A-53
Agreement	A-8
Articles of Merger	A-9
Bank	A-45
Bank Merger	A-8
Bankruptcy and Equity Exception	A-15
Burdensome Conditions	A-44
Business Day	A-53
Buyer	A-8
Buyer Balance Sheet	A-34
Buyer Balance Sheet Date	A-34
Buyer Bank	A-8
Buyer Board	A-33
Buyer Disclosure Letter	A-32
Buyer Material Adverse Effect	A-54
Buyer Representatives	A-40
Certificate	A-10
Classified Loans	A-29
Closing	A-9
Closing Date	A-9
Code	A-12
Company	A-8
Company 2009 Form 10-K	A-17
Company Balance Sheet	A-17
Company Balance Sheet Date	1A-17
Company Bank	A-8
Company Bank Board	A-15
Company Bank Severance Pay Plan	A-46
Company Board	A-15
Company Common Stock	A-8
Company Disclosure Letter	A-12
Company Employees	A-45
Company Intellectual Property	A-26
Company Material Adverse Effect	A-54
Company Material Contract	A-27
Company Meeting	A-39
Company Property	A-24
Company Recommendation	A-40

Company Representatives	A-41
Company SEC Documents	A-17
Company Shareholder Approval	A-16
Company Shareholders	A-54
Company Stock Plans	A-11
Company Subsequent Determination	A-43
Confidential Buyer Information	A-48
Confidentiality Agreement	A-54
CRA	A-16
Derivative Contracts	A-29
DIF	A-30
Effective Date	A-9
Effective Date Holder	A-10
Effective Time	A-9
Employee Program	A-23
Engagement Letter	A-31
Environment	A-25
Environmental Law	A-25
ERISA	A-21
ERISA Affiliate	A-23
ESOP	A-21
Exchange Act	A-43
Exchange Fund	A-10
Expense Amount	A-53
FDIA	A-30
FDIC	A-54
FHLB	A-13
Financial Advisor	A-31
FRB	A-13
GAAP	A-54
Governmental Authority	A-54
Hazardous Material	A-25
Indemnified Parties	A-44
Indemnified Party	A-44
Informational Systems Conversion	A-48
Intellectual Property	A-26
Interagency Information Security Guidelines	A-30
IRS	A-19
Knowledge	A-54
Known	A-54
Liens	A-14
Loan Property	A-25
Loans	A-29
maintains	A-23
Maximum D&O Tail Premium	A-45

MBCA	A-8
Merger	A-8
Merger Consideration	A-10
Merger Sub	A-8
MHPF	A-15
Multiemployer Plan	A-23
Notice of Superior Proposal	A-43
Oil	A-25
Option	A-11
Option Consideration	A-12
OTS	A-32
Participation Facility	A-25
Paying Agent	A-10
person	A-54
Person	A-54
Policies, Practices and Procedures	2A-30
Proxy Materials	A-39
Proxy Statement	A-15
Regulatory Approvals	A-55
Restricted Stock	A-12
Rights Agreement	A-55
SEC	A-17
Securities Act	A-55
Subsidiary	A-55
Superior Proposal	A-42
Surviving Corporation	A-8
Takeover Laws	A-31
Tax Returns	A-55
Taxes	A-55
Termination Date	A-51
Termination Fee	A-52
Treasury Stock	A-55
USA Patriot Act	A-30
Voting Agreement	A-8
Voting Agreement Shareholder	A-8
Voting Agreement Shareholders	A-8
Voting Agreements	A-8

This AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2010 (this “Agreement”), is by and among People’s United Financial, Inc., a Delaware corporation (the “Buyer”), People’s United Bank, a federally-chartered stock savings bank and wholly owned subsidiary of Buyer (the “Buyer Bank”), Bridgeport Merger Corporation, a Massachusetts corporation and wholly owned subsidiary of Buyer (the “Merger Sub”), LSB Corporation, a Massachusetts corporation (the “Company”), and River Bank, a Massachusetts-chartered stock savings bank and wholly owned subsidiary of the Company (the “Company Bank”). Any capitalized term used and not otherwise defined in this Agreement shall have the meaning set forth in Section 9.2.

BACKGROUND STATEMENTS:

A. The respective Boards of Directors of Buyer, Buyer Bank, Merger Sub, the Company and Company Bank have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth in this Agreement: (i) Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”); and (ii) simultaneously with the Merger, Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

B. As a condition to the willingness of Buyer to enter into this Agreement, each of the directors and executive officers of the Company (each a “Voting Agreement Shareholder” and collectively, the “Voting Agreement Shareholders”) has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Buyer (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder’s shares of common stock, par value $.10 per share, of the Company (“Company Common Stock”), in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

C. As an inducement to the Company and the Company Bank to enter into this Agreement, Buyer and Buyer Bank have undertaken to use their reasonable best efforts to consummate the Merger not later than December 31, 2010; and

D. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  Subject to the terms and conditions of this Agreement, the satisfaction or waiver of the conditions set forth herein, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, Merger Sub shall merge with and into the Company in accordance with the Massachusetts Business Corporation Act (the “MBCA”). Upon consummation of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall survive and continue to exist as a corporation incorporated under the laws of the Commonwealth of Massachusetts (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

1.2 Bank Merger.  The parties intend that the Bank Merger shall occur simultaneously with the Merger. As soon as practicable after the execution of this Agreement and prior to the filing of applications for regulatory approval, Buyer Bank and Company Bank shall enter into a Plan of Bank Merger providing for the Bank Merger, and each of Buyer and the Company shall, to the extent required, approve the Plan of Bank Merger. The Plan of Bank Merger shall be in a form to be specified by Buyer and approved by the Company (such approval not to be unreasonably withheld or delayed).

1.3 Effective Date and Effective Time; Closing; Effects of the Merger.

(a) On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Merger Sub and the Company shall execute and file with the Secretary of Commonwealth of Massachusetts the Articles of Merger related to the Merger (the “Articles of Merger”). The Merger provided for herein shall become effective upon the acceptance for filing by the Secretary of Commonwealth of Massachusetts the Articles of Merger or such later date and time as may be set forth in the Articles of Merger. The date of such filing or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be such date and time as the Merger becomes effective.

(b) Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than three (3) Business Days after all of the conditions to the closing set forth in Article VII (other than conditions to be satisfied at Closing, which are satisfied or waived (subject to applicable law) at the Closing) have been satisfied or waived in accordance with terms hereof, at the principal offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or such other place or on such other date as the parties may mutually agree upon in writing (such date, the “Closing Date”), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties. At the Closing, there shall be delivered to Buyer and the Company the certificates and other documents required to be delivered pursuant to Article VII.

(c) At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises, and be subject to all of the restrictions, disabilities, and duties of the Company and Merger Sub, as provided under Section 11.07 of the MBCA.

1.4 Articles of Organization and Bylaws.  The Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in its entirety in the form of the Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable law.

1.5 Directors of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each of whom shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.6 Officers of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

ARTICLE II

MERGER CONSIDERATION AND EXCHANGE PROCEDURES

2.1 Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or any shareholder of the Company or Merger Sub:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share of the Surviving Corporation.

(b) Each share of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock owned by any wholly owned Subsidiary of the Company or by any wholly owned Subsidiary of Buyer (other than Merger Sub), in each case, other than shares held in a fiduciary capacity (including custodial or agency), shall remain outstanding as shares of the Surviving Company, and no cash or other consideration shall be delivered in exchange therefor.

(d) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and shares referred to in Section 2.1(c)) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive in cash $21.00 (the “Merger Consideration”). The Merger Consideration shall be payable to the holder thereof, in each case without interest and less applicable Tax withholdings, if any, upon surrender of the certificate formerly representing such share of the Company Common Stock and such other documents as Buyer reasonably may require in accordance with Section 2.3.

(e) In addition to the Merger Consideration, Buyer shall pay or cause to be paid together with the Merger Consideration (i) any regular quarterly dividend declared in accordance with Section 5.1(c) but unpaid as of the Closing Date, with respect to each share of Company Common Stock issued and outstanding on the record date for such dividend; and (ii) an amount per share of Company Common Stock equal to the product of $0.001 multiplied by the number of days from but not including the record date for the most recent regular quarterly dividend declared in accordance with Section 5.1(c) and paid prior to the Closing Date through and including the Closing Date.

2.2 Rights as Shareholders; Closing of the Company’s Transfer Books.

(a) All shares of Company Common Stock, when converted as provided in Section 2.1(d), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares, and all uncertificated shares, shall thereafter represent only the right to receive the Merger Consideration for each such share of Company Common Stock. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time, as provided in Section 2.1(e).

(b) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made.

2.3 Exchange Procedures.

(a) Prior to the Effective Time, Buyer shall designate an independent third party reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), and at the Closing, Buyer shall deposit or cause to be deposited with the Paying Agent cash in an amount equal to the aggregate amounts payable under Section 2.1(d) (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make all such payments, Buyer shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Paying Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time but in no event later than five (5) Business Days after the Effective Date, Buyer shall cause the Paying Agent to mail to each holder of record of Certificates representing Company Common Stock at the Effective Time (each an “Effective Date Holder”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(d): (i) a letter of transmittal in customary form for transactions of this nature (which shall specify that for holders of shares issued in certificated form, delivery of such holder’s Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Buyer or the Paying Agent reasonably may specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon delivery to the Paying Agent of a duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, including delivery of Certificates, each Effective Date Holder shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock covered by the letter of transmittal, in accordance with Section 2.1(d), and the Certificates so surrendered shall be cancelled. If a transfer of ownership of Company Common Stock has occurred but has not been registered in the transfer records of the Company, a check representing the proper amount of Merger Consideration may be issued to the transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent accompanied by all documents and endorsements required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered as provided in this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration for each share of Company Common Stock represented thereby. No interest will be paid or accrue on any amounts payable upon surrender of any Certificate. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock that holds such shares in book-entry form (rather than through a certificate) shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(d).

(c) Promptly following the date that is one (1) year after the Effective Time, the Paying Agent, if requested by Buyer, shall deliver to Buyer (or to such other Person as directed by Buyer) all cash and any documents in its possession or control relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, if applicable, each holder of a Certificate may surrender such Certificate to Buyer and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the Merger Consideration, payable upon due surrender of the Certificate without any interest thereon.

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article II; provided, however, that Buyer or the Paying Agent may, in its discretion, require the delivery of an indemnity or bond in customary amount against any claim that may be made against the Surviving Corporation with respect to such Certificate or ownership thereof.

(e) The Paying Agent shall invest any funds held by it for purposes of this Section 2.3 as directed by Buyer. Any interest and other income resulting from such investments shall be paid to Buyer. To the extent that there are losses with respect to any such investments, Buyer shall be responsible to ensure that the Paying Agent has access to funds sufficient to make any required payments under this Article II promptly when due.

(f) None of Buyer, the Company, Buyer Bank, Company Bank, Merger Sub or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three (3) years after the Effective Time, or immediately prior to such earlier date on which any of the Merger Consideration would otherwise escheat or become the property of any Governmental Authority, the amount payable in respect thereof shall, to the extent permitted by law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.4 Options; Restricted Stock.

(a) At the Effective Time, each option, warrant or other similar right to acquire shares of Company Common Stock (each an “Option”) that then remains outstanding and originally was granted under any of the Company 2006 Stock Option and Incentive Plan, and Company Bank 1997 Stock Option Plan (the “Company Stock Plans”), whether or not then vested or exercisable, shall not be assumed by Buyer and automatically shall be terminated at the Effective Time and converted into the right of the holder thereof to receive thereupon in full satisfaction of such Option as of the Effective Time, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Company Common Stock issuable upon exercise of such Option (the “Option Consideration”). For the avoidance of doubt, Buyer and the Company acknowledge and agree that any Option that is outstanding immediately prior to the Effective Time and has an exercise price greater than the Merger Consideration shall expire without the right to receive any Company Common Stock or any payment in lieu thereof. As soon as reasonably practicable after the Effective Time, Buyer or the Surviving Corporation shall mail to each holder of an Option immediately prior to the Effective Time, a check in an amount equal to the Option Consideration due and payable to such holder pursuant to this Section 2.4(a) in respect of such Option. Notwithstanding the foregoing, the Company shall provide each holder of outstanding Options the opportunity to exercise in full all such Options for at least fifteen (15) days prior to the Effective Time (as well as advance written notice thereof, as required by the terms of the Company Stock Plans).

(b) At the Effective Time, each share of restricted Company Common Stock outstanding as of the Effective Time and issued pursuant to the Company 2006 Stock Option and Incentive Plan (“Restricted Stock”) shall represent a right to receive the Merger Consideration pursuant to Section 2.1 above and all transfer restrictions thereon shall lapse.

2.5 Tax Withholding.  Each of Buyer, the Surviving Corporation, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock or Options, as the case may be, such amounts as Buyer, the Surviving Corporation, or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by Buyer, the Surviving Corporation, or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock or Options in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Paying Agent.

2.6 Reservation of Right to Revise Structure.  Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as Merger Consideration or (b) materially impede or delay consummation of the Merger. In the event Buyer elects to make such a change, the parties agree to execute appropriate documentation to reflect such change as Buyer may reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Making of Representations and Warranties.

(a) As a material inducement to Buyer, Buyer Bank and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and Company Bank jointly and severally hereby make to Buyer, Buyer Bank and Merger Sub the representations and warranties contained in this Article III.

(b) On or prior to the date hereof, the Company has delivered to Buyer, Buyer Bank and Merger Sub a disclosure letter (the “Company Disclosure Letter”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s and Company Bank’s representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 3.1(c). Without limiting the scope of the immediately preceding sentence, any disclosure made in the Company Disclosure Letter with respect to a Section of this Article III shall be deemed to qualify (i) any subsection of such Section specifically referenced or cross-referenced and (ii) any other

Section or subsection of this Article to the extent that it is reasonably apparent (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure is relevant to such other Section or subsection and contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other Section or subsection.

(c) No representation or warranty of the Company and Company Bank contained in this Article III shall be deemed untrue or incorrect, and the Company and Company Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, change, development, effect, circumstance or event unless such fact, change, development, effect, circumstance or event, individually or taken together with all other facts, changes, developments, effects, circumstances or events inconsistent with any section of this Article III (read for this purpose without regard to any individual reference to materiality, material adverse effect or Company Material Adverse Effect), has had or would reasonably be expected to have a Company Material Adverse Effect; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.3, 3.4(a), 3.5, 3.6, 3.9(a), 3.13(i), 3.15(h) and 3.30, as well as the first two sentences of Section 3.2, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.

3.2 Organization, Standing and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Company Bank is a member in good standing of the Federal Home Loan Bank (“FHLB”) of Boston.

3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of (i) 20,000,000 shares of Company Common Stock, of which 4,506,686 shares are issued and outstanding (including 6,750 shares of Restricted Stock), and (ii) 5,000,000 shares of preferred stock, par value $.10 per share, none of which are issued and outstanding. As of the date hereof, there were 200,000 shares of the Company’s preferred stock designated as “Series A Junior Participating Preferred Stock” and reserved for issuance pursuant to the Rights Agreement. In addition, as of the date hereof, there are 210,400 shares of Company Common Stock reserved for issuance upon exercise of outstanding Options. The outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Other than shares issuable under the Rights Agreement, and except as set forth on Schedule 3.3 of the Company Disclosure Letter, (A) there are no additional shares of the Company’s capital stock or other equity interests authorized or reserved for issuance, (B) the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of capital stock or other equity interests, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock or other equity interests issued and outstanding, and (C) the Company does not have, and is not bound by, any commitment to authorize, register, issue, transfer or sell any such shares or other rights.

(b) Except for the Rights Agreement and as set forth on Schedule 3.3 of the Company Disclosure Letter, there are no outstanding contractual obligations or other commitments of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company.

(c) Schedule 3.3 of the Company Disclosure Letter sets forth, as of the date hereof, for each Option, the name of the grantee, the date of grant, the type of grant, the status of the Option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each Option, the vesting schedule of each Option, the number of shares of Company Common Stock that are currently exercisable with respect to such Option, the expiration date of each Option, and the exercise price per share. Schedule 3.3 of the Company Disclosure Letter also sets forth the weighted average exercise price of all outstanding Options.

(d) The Company Board has taken all action necessary under the Company’s Dividend Reinvestment and Common Stock Purchase Plan to suspend the purchase of shares of Company Common Stock thereunder, effective as of 12:01 a.m. on the Business Day next following the date of this Agreement and continuing unless and until this Agreement is terminated in accordance with its terms.

(e) The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Shareholders may vote, and it is not party to any voting agreement with respect to the voting of its capital stock, voting securities or other equity interests.

3.4 Subsidiaries.

(a) (i) Schedule 3.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, the authorized and outstanding shares of capital stock of such Subsidiary, and the record or beneficial owner of such shares of capital stock, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued, sold or otherwise transferred (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities, and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) Except for equity interests held in the investment portfolios of the Company’s Subsidiaries, a list of which is set forth on Schedule 3.4 of the Company Disclosure Letter, equity interests held by the Company’s Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of the Company’s Subsidiaries, including stock in the FHLB of Boston, in each case acquired in the ordinary course of business consistent with recent past practice, and except as set forth on Schedule 3.4 of the Company Disclosure Letter, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a joint venture of any kind.

(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization, is validly existing and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and correct list of all such jurisdictions is set forth on Schedule 3.4 of the Company Disclosure Letter.

(d) Except for its ownership of Company Bank, the Company does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

3.5 Corporate Power.  Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of the Company and Company Bank has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Company Shareholder Approval.

3.6 Corporate Authority.  Subject only to the receipt of Company Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the

Company and the Board of Directors of the Company (the “Company Board”) and Company Bank and the board of directors of Company Bank (the “Company Bank Board”). The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby. The Company Board and the Company Bank Board (i) adopted this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (ii) voted to recommend that the holders of Company Common Stock vote for the approval of this Agreement at the Company Meeting. Each of the Company and Company Bank has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery by Buyer, Buyer Bank, and Merger Sub, this Agreement is a legal, valid and binding agreement of the Company and Company Bank, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or by a court’s application of general equitable principles (the “Bankruptcy and Equity Exception”).

3.7 Non-Contravention.  Subject to the receipt of the Regulatory Approvals, the required filings under federal and state securities laws, the receipt of the Company Shareholder Approval and the filing of the Articles of Merger and the Articles of Merger relating to the Bank Merger, and except as set forth on Schedule 3.7 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by each of the Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, give rise to any Lien, result in a right of termination or the acceleration of any right or obligation under (or have any of such results or effects upon notice or lapse of time, or both), any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Organization or Bylaws or Company Bank’s Articles of Organization or Bylaws or the articles of organization or bylaws (or similar governing documents) of any other Subsidiaries of the Company, or (iii) require the consent or approval of any third party under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

3.8 Articles of Organization; Bylaws; Corporate Records.  The Company has made available to Buyer, Buyer Bank and Merger Sub a complete and correct copy of the Articles of Organization and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Organization or Bylaws; and the Company Bank is not in violation of any of the terms of its Articles of Organization or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records in all material respects of all meetings held, and complete and accurate records of all other corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).

3.9 Regulatory Approvals.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the OTS, the Office of the Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation, (ii) any required applications, filings, waivers or notices with any federal or state banking or other regulatory authorities and approval of or non-objection to such applications, filings, waivers and notices, (iii) the obtaining by Buyer of a letter from the Massachusetts Housing Partnership Fund (the “MHPF”) to the Massachusetts Commissioner of Banks stating that Buyer has made “satisfactory arrangements” with the MHPF, (iv) the filing of the Articles of Merger and Articles of Merger relating to the Bank Merger, (v) the filing with the SEC of a proxy statement (as amended and supplemented, the “Proxy Statement”) and related proxy materials to be used in soliciting the Company Shareholders approval and the filing of such other reports under and such other compliance with the Exchange Act as may be required in respect of this Agreement and the transactions contemplated hereby, (vi) the approval of this Agreement by the holders of not less than two-thirds of the shares of Company Common Stock then outstanding and entitled to vote at the Company Meeting (the “Company Shareholder Approval”), and (vii) to the extent applicable, compliance with the rules and regulations of the Nasdaq Stock Market.

(b) As of the date hereof, the Company is not aware of any reason relating to the Company or Company Bank (including, without limitation, Community Reinvestment Act (“CRA”) compliance or the USA Patriot Act) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

3.10 Compliance with Laws.  Each of the Company and its Subsidiaries:

(a) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, state usury laws, the Bank Secrecy Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Truth in Savings Act, and all other applicable consumer protection laws, fair lending laws and other laws relating to discriminatory business practices. In addition, each of the Company and its Subsidiaries has complied in all material respects with all applicable laws, privacy policies and terms of use or other contractual obligations relating to privacy, data security, and the collection, storage, use and dissemination of consumer information, including nonpublic personal information. The Company and each of its Subsidiaries have reasonable data security and consumer information protections in place, in compliance with the Interagency Information Security Guidelines, and there has been no material breach thereof or loss of data since December 31, 2006;

(b) has all material permits, licenses, authorizations, orders, franchises and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such material permits, licenses, authorizations, orders, franchises and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened;

(c) has not received, since December 31, 2006, any written, or to the Knowledge of the Company, oral, notification from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in material compliance with any statute, law, regulation, ordinance, rule, judgment, order or decree, or threatening an investigation with respect to possible violations of same, (ii) threatening revocation of any license, authorization, order, franchise or approval, (iii) threatening revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the Knowledge of the Company, is there any fact or circumstance reasonably apparent that would reasonably be expected to give rise to such revocation or termination), or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company or any of its Subsidiaries within a certain time period or indefinitely; and

(d) has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable law and common law, and none of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.11 Litigation; Regulatory Action.

(a) Except as set forth in the Company SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosures set forth in any “risk factor” section thereof) or as set forth on Schedule 3.11 of the Company Disclosure Letter, no litigation, claim, suit, investigation or other proceeding before any court, Governmental Authority or arbitrator is pending against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any of the current or former directors or executive officers of the Company and its Subsidiaries, to the extent related to or affecting the business of the Company or any of its Subsidiaries), and, to the Knowledge of the Company, no such litigation, claim, suit, investigation or other proceeding has been threatened and there are no facts that are reasonably apparent that would reasonably be expected to give rise to any litigation, claim, suit, investigation or other proceeding that would result in a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any cease-and-desist or other order or enforcement action, assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the FDIC, the OTS, and the Massachusetts Commissioner of Banks) or the supervision or regulation of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since December 31, 2006, a recipient of any supervisory letter from, or since December 31, 2006, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their Subsidiaries.

(c) No Governmental Authority has advised the Company or any of its Subsidiaries in writing, or to the Knowledge of the Company, orally, that it will issue any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission, nor to the Knowledge of the Company is there any fact or circumstance reasonably apparent that would reasonably be expected to give rise to the issuance of any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.12 SEC Documents; Financial Reports; and Regulatory Reports.

(a) The Company has filed all required reports, registration statements, proxy statements and information statements with the Securities and Exchange Commission (“SEC”) since December 31, 2006, and has paid all fees and assessments due and payable in connection therewith. The Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2009 (the “Company 2009 Form 10-K”), and all other reports, registration statements, definitive proxy statements and information statements required to be filed by the Company or any of its Subsidiaries subsequent to December 31, 2006 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”), with the SEC, and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply, at the time filed, in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain, at the time filed, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company has provided to Buyer, Buyer Bank and Merger Sub a complete and correct copy of the audited consolidated balance sheet of the Company and its Subsidiaries (the “Company Balance Sheet”) as of December 31, 2009 (the “Company Balance Sheet Date”) and the audited consolidated statements of income and changes in shareholders’ equity and cash flows or equivalent statements of the Company and its Subsidiaries for each of the years in the two-year period ended December 31, 2009 (together with the Company Balance Sheet, the “2009 Company Financial Statements”). The Company Balance Sheet, and each of the balance sheets contained in or incorporated by reference into any Company SEC Document, including Company SEC Documents filed with the SEC after the date hereof, (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date; and each statement of income and changes in shareholders’ equity and cash flows or equivalent statements in the 2009 Company Financial Statements and each such statement contained in or incorporated by reference into any Company SEC Document, including Company SEC Documents filed with the SEC after the date hereof, (including any related notes and schedules thereto) fairly present and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Since December 31, 2009, except for (i) liabilities that are fully reflected or reserved against in the Company Balance Sheet, (ii) liabilities discharged or otherwise satisfied in the ordinary course of business consistent with recent past practices, and (iii) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with recent past practices or in connection with this Agreement, neither the Company nor any of its Subsidiaries has incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise). The books and records of the Company and its Subsidiaries have been, and will be, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Each of the balance sheets contained in or incorporated by reference into any Company SEC Document, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Document has been prepared from, and is in accordance with, the books and records of the Company and its Subsidiaries.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in Section 3.12(d).

(d) The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2006, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any of its

Subsidiaries or any of the Company’s or its Subsidiaries’ officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e) Since December 31, 2006, neither the Company nor any of its Subsidiaries has received any SEC comment letter. The Company has made available to Buyer true, correct and complete copies of all written correspondence between the Company and its Subsidiaries and the SEC occurring since January 1, 2008 and the date of this Agreement.

(f) Since December 31, 2006, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Commissioner of Banks and any other applicable Governmental Authority, in correct form, the reports required to be filed under applicable laws and regulations (and have paid all fees and assessments due and payable in connection therewith) and such reports were in all material respects complete and accurate in compliance with the requirements of applicable laws and regulations.

3.13 Absence of Certain Changes or Events.  Except as disclosed in Schedule 3.13 of the Company Disclosure Letter or in the Company SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosures set forth in any “risk factor” section thereof), or as otherwise expressly contemplated by this Agreement, since December 31, 2009, (i) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) the Company and its Subsidiaries have not taken any action that would have been prohibited by Section 5.1 if taken after the date of this Agreement.

3.14 Taxes and Tax Returns.  Except as set forth on Schedule 3.14 of the Company Disclosure Letter:

(a) The Company and each of its Subsidiaries have timely filed (or have caused to be timely filed on their behalf) (after taking into account any extension of time within which to file) in correct form all Tax Returns that were required to be filed by any of them, and have paid (or have caused to be paid on their behalf) all Taxes whether or not shown as due on any Tax Returns, except for Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes, other than such additional Taxes as are being diligently contested in good faith and which are described on Schedule 3.14 of the Company Disclosure Letter and for which adequate reserves have been established in accordance with GAAP. The Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (“IRS”) or other taxing authority, as applicable, for all years through December 31, 2005 (or the statute of limitations has closed without examination) and any liability with respect thereto has been satisfied. There is no dispute pending or written claim asserted for Taxes or assessments upon either the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give, or has given, any currently effective waiver extending the statutory period of limitation applicable to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Tax Return of the Company or any of its Subsidiaries is now under examination by any applicable taxing authority. There is no Lien for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. To the knowledge of the Company, no written claim has ever been made by any taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to any material Tax liability by that jurisdiction.

(c) Adequate provision has been made on the Company Balance Sheet for all Taxes of the Company and its Subsidiaries in respect of all periods through the Company Balance Sheet Date. In addition, (A) proper and accurate amounts have been withheld by the Company and each of its Subsidiaries from its respective employees for all prior periods in compliance in all respects with the Tax withholding provisions of applicable federal, state, county and local laws; (B) federal, state, county and local Tax Returns, which are complete and accurate in all material respects, have been filed by the Company and each of its Subsidiaries for all periods for which Tax Returns were due with respect to income Tax withholding, Social Security and unemployment Taxes; and (C) the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements included in the Company 2009 Form 10-K, or, with respect to Tax Returns filed after the date hereof, will be so paid or provided for in the consolidated financial statements of the Company for the period covered by such Tax Returns. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with recent past practice. The Company has made available to Buyer, Buyer Bank and Merger Sub correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, or any of its Subsidiaries filed or received since December 31, 2005.

(d) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state or local law).

(e) Neither the Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any “listed transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local law) or the regulations thereunder.

(f) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any Person or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(g) Neither the Company nor any of its Subsidiaries (i) has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which the Company was the parent or (ii) has any material liability for Taxes of any Person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(h) Except as set forth on Schedule 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it or its successor after the Merger to make any payment that will not be deductible under Code Section 162(m) or Code Section 280G.

(i) No property of the Company or any of its Subsidiaries is property that is or will be required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax exempt use property” within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

(j) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) closing agreement as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury

Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

(k) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries that would affect the calculation of Taxes owed by the Company, the Surviving Corporation or any of their respective Affiliates for any period after December 31, 2005.

(l) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

3.15 Employee Benefit Plans.

(a) Schedule 3.15(a) of the Company Disclosure Letter sets forth a list of every Employee Program that is currently maintained by the Company or an ERISA Affiliate, or with respect to which the Company or an ERISA Affiliate has any liability, known or unknown.

(b) Except as described in Schedule 3.15(b) of the Company Disclosure Letter, each Employee Program maintained by the Company or an ERISA Affiliate which is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section, or an application for such a determination has been or will be submitted within the applicable period established by the IRS. All amendments and filings required to maintain the qualified status of any Employee Program after initial qualification have been adopted or made on a timely basis. No event or omission has occurred which would reasonably be likely to cause any Employee Program to lose its qualification to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 106, 125, 132, 137 or 401(a)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any material redemption fee or surrender charge. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c) Each Employee Program intended to qualify as an employee stock ownership plan within the meaning of Section 4975(e) of the Code (an “ESOP”) satisfies the applicable requirements of Section 409 of the Code including, without limitation, Section 409(e). Each ESOP provides that shares of Company Common Stock held as a plan asset shall be voted in a manner that conforms with the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(d) None of the Company or any ERISA Affiliate has failed to comply, and all Employee Programs are in compliance, both in form and operation, with any laws applicable with respect to the Employee Programs maintained by the Company or any ERISA Affiliate. With respect to any Employee Program maintained by the Company or any ERISA Affiliate, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any ERISA Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or Taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, with respect to any such Employee Program. All payments and contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to any and all Employee Programs ever maintained by the Company or any ERISA Affiliate, for all periods prior to the Closing Date, either have been made or have been properly accrued.

(e) Neither the Company nor any ERISA Affiliate has ever maintained, or contributed to (or been obligated to contribute to) a Multiemployer Plan. Except as described in Schedule 3.15(e) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate has ever maintained, or contributed to (or been obligated to contribute to) any Employee Program which has been subject to Title IV of ERISA or Code

Section 412 or ERISA Section 302. Except as described in Schedule 3.15(e) of the Company Disclosure Letter, none of the Employee Programs ever maintained by the Company or any ERISA Affiliate has ever provided health care benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA or comparable state law) or has ever promised to provide such post-termination health care benefits.

(f) With respect to each Employee Program, complete and correct copies of the following documents (if applicable to such Employee Program) have been made available to Buyer, Buyer Bank and Merger Sub: (i) all documents embodying such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the two (2) most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the two (2) most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (vi) any correspondence since December 31, 2005 from any Governmental Authority with respect to any Employee Program that threatens any litigation, claim, suit, investigation or other proceeding against the Company, any ERISA Affiliate or any Employee Program or that refers to or alleges any fact or circumstance which could reasonably be expected to give rise to any such litigation, claim, suit, investigation or other proceeding, together with any response thereto by or on behalf of the Company or of any Subsidiary or Employee Program.

(g) Except as described in Schedule 3.15(g) of the Company Disclosure Letter, each Employee Program required to be listed on Schedule 3.15(a) of the Company Disclosure Letter may be amended, terminated, or otherwise modified by the Company subject to applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has restricted the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Program.

(h) Except as described in Schedule 3.15(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or service provider of the Company or any of its Subsidiaries or result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state laws, including securities laws, including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act and/or state “blue sky” laws.

(j) Each Employee Program ever maintained by the Company or an ERISA Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, the Women’s Health and Cancer Rights Act of 1998, and any other applicable federal or state law.

(k) Except as set forth on Schedule 3.15(k) of the Company Disclosure Letter, no Employee Program is a nonqualified deferred compensation plan, as such term is defined under Code Section 409A(d)(1) and the guidance thereunder (a “409A Plan”) nor are there any so-called “rabbi trusts” or “secular trusts” established to satisfy, in whole or in part, the obligations of any such plan. Each 409A Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder.

(l) Except as set forth in Schedule 3.15(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any Employee Program, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect including, without limitation, any defect that would qualify for correction under any such program.

(m) Except as set forth in Schedule 3.15(m) of the Company Disclosure Letter, each Employee Program that is a “single employer plan” (within the meaning of Section 3(41) of ERISA) that is maintained by the Company or any ERISA Affiliate that is intended to satisfy the qualifications requirements of Section 401(a) of the Code has assets valued in excess of the accumulated benefit obligations of such plan.

(n) For purposes of this Agreement:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all employment, stock incentive, stock purchase, bonus, retention or incentive award, vacation, fringe benefit, severance pay, deferred compensation, non-qualified retirement, supplemental income and other similar agreements, plans, policies and arrangements, and any arrangements not described in (A) above that are intended to comply with Code Sections 105, 106, 120, 125, 127, 129, 132 or 137. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such trust or organization.

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees, directors or independent contractors of such entity (or their spouses, dependents, or beneficiaries).

(iii) An entity is an “ERISA Affiliate” of the Company if it would be considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C) or Code Section 414(b).

(iv) “Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a “multiple employer plan” within the meaning of Section 4063 of ERISA.

3.16 Labor Matters.  The Company and its Subsidiaries are, and since December 31, 2006 have been, in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the Knowledge of the Company, threatened with, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities of the Company or its Subsidiaries. To the Knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries. The Company has made available to Buyer, Buyer Bank and Merger Sub a copy of all written policies and procedures related to the Company’s and its Subsidiaries’ employees.

3.17 Insurance.  The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.17 of the Company Disclosure Letter lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and, to the Knowledge of the Company, all claims thereunder have been filed in a due and timely manner and no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.18 Environmental Matters.  Except as described in Schedule 3.18 of the Company Disclosure Letter:

(a) Each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (each, a “Company Property”) and, to the Knowledge of the Company, the Loan Properties, are, and, since December 31, 2006, have been, in material compliance with all Environmental Laws.

(b) The Company has not received any notice from the United States Environmental Protection Agency, the Massachusetts Department of Environmental Protection, or any other Governmental Authority claiming that (i) any Company Property or any use thereof violates any Environmental Law, or (ii) the Company or any of its Subsidiaries or any of their respective employees or agents has violated any Environmental Law with respect to any Company Property.

(c) Neither the Company nor any of its Subsidiaries has any outstanding liability to the Commonwealth of Massachusetts, the United States of America or any other Governmental Authority under any Environmental Law. No Lien against any Company Property has arisen due to any Environmental Law.

(d) There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release or presence of any Hazardous Materials or Oil at, on, affecting or from any Company Property or any previously owned, operated or leased property.

(e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in Section 3.18(d) would reasonably be based.

(f) During the period of (i) the Company’s or any of its Subsidiaries’ ownership or operation of any Company Property or (ii) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, to the Knowledge of the Company, there has been no release of Hazardous Material or Oil at, on, affecting or from any Company Property or Loan Property, and no Hazardous Material is present at, on, affecting or from any Company Property or Loan Property that would reasonably be expected to result in any material liability or obligation pursuant to Environmental Laws. To the Knowledge of the Company, prior to the period of the Company’s or any of its Subsidiaries’ ownership or operation of any Company Property or any previously owned, operated or leased property, there was no release or presence of Hazardous Material or Oil at, on, affecting or from any Company Property or any previously owned, operated or leased property that would reasonably be expected to result in any material liability or obligation pursuant to Environmental Laws.

(g) No Hazardous Materials have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located at, on, affecting or from any Company Property, whether or not in reportable quantities, or have been in any manner introduced onto any Company Property, including, without limitation, any septic, sewage or other waste disposal systems servicing any Company Property, in material violation of any Environmental Law.

(h) To the Knowledge of the Company, there is no underground storage tank on or under any Company Property.

(i) The Company has obtained and is in compliance with every material permit, license and approval required for any activity or operation at any Company Property by any Environmental Law.

(j) Neither the Company nor any of its Subsidiaries is an owner or operator (as such terms are defined under any Environmental Law) of any Loan Property, and neither the Company nor any of its Subsidiaries has any relationship to a Participation Facility.

(k) The Company has delivered to Buyer an accurate list, together with correct and complete copies, of any and all environmental monitoring, sampling, tests or studies, and any report in respect thereof, which the Company or any of its Subsidiaries may have initiated, or were conducted by or on behalf of the Company or any of its Subsidiaries and any and all environmental tests, studies or reports conducted or made by others which are in the possession of the Company or any of its Subsidiaries in respect of any Company Property.

(l) For purposes of this Agreement:

(i) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term means the owner or operator of such property;

(ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management and, where required by the context, said term means the owner or operator of such property, pursuant to any Environmental Law;

(iii) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance (whether solid, liquid or gas), as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts used or stored for cleaning purposes or other maintenance or for the operation of motor vehicles used by tenants (if applicable) or guests, and otherwise in compliance with Environmental Laws;

(iv) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, G.L. c. 21E, or any other Environmental Law;

(v) “Environment” means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and

(vi) “Environmental Law” means any federal, state, regional or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent order, judgment, decree, injunction or agreement with any Governmental Authority relating to (1) the protection, preservation or restoration of the Environment, and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or Oil. The term “Environmental Law” includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource

Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state, regional and local laws, regulations, policies or guidance, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages to persons or property due to the presence of or exposure to any Hazardous Material or Oil as in effect on or prior to the date of this Agreement.

3.19 Intellectual Property.

(a) Schedule 3.19 of the Company Disclosure Letter sets forth a complete and correct list of all Company Intellectual Property. The Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of any Lien, royalty or other payment obligation (except for royalties or payments with respect to off-the-shelf software at standard commercial rates). To the Knowledge of the Company, the conduct of the business of the Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries received any communications alleging that any of them has violated, misappropriated or infringed any of the intellectual property rights of any third party. To the Knowledge of the Company, no other Person is violating, misappropriating or infringing on any Company Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any Company Intellectual Property. All renewal and maintenance fees, Taxes, and other fees required to be paid and applicable to the Company Intellectual Property have been paid in full through the date of this Agreement and will be paid in full through the Effective Time.

(b) For purposes of this Agreement:

(i) “Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company and its Subsidiaries that is material to the financial condition, results of operations or business of the Company.

(ii) “Intellectual Property” means (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (B) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (C) copyrights (including any registrations and applications for any of the foregoing); and (D) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

3.20 Material Agreements; Defaults.

(a) Except as filed as an exhibit to any Company SEC Document filed or furnished prior to the date of this Agreement, Schedule 3.20 of the Company Disclosure Letter, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company; (ii) any written (or oral) agreement, arrangement, or commitment in excess of $100,000 per annum relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or severance of any present or former director or officer of the Company or any of its Subsidiaries; (iii) any agreement by and among the Company or any of its Subsidiaries, and/or any of its directors or executive officers or any of their immediate family members or any Person controlled by any of them (except as set forth on the Company Bank’s Schedule RC-M (Extensions of credit by the reporting bank to its executive officers, directors, principal shareholders, and their related interests as of the report date) filed as part of the Company Bank’s Call Report for the quarter ended March 31, 2010, which Schedule has been provided to Buyer, Buyer Bank and Merger Sub); (iv) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2009 Form 10-K; (v) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement, would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any director, officer or employee thereof; (vi) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice or involving the payment of in excess of $100,000 per annum; (vii) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by the Company or any of its Subsidiaries or limits the freedom of the Company or any of its Subsidiaries to compete in any geographic area or with any Person, or which requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis; (viii) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the payments or benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be affected by, or calculated on the basis of, any of the transactions contemplated by this Agreement; (ix) any agreement relating to the incurrence of indebtedness (other than deposit liabilities and advances and loans from the FHLB of Boston incurred in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions; (x) any agreement which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries; (xi) any agreement that contains a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Company or its Subsidiaries) that is material to the Company or its Subsidiaries; (xii) any agreement that provides for the indemnification by the Company or its Subsidiaries of any Person (other than customary agreements with vendors providing goods or services to the Company or its Subsidiaries where the potential indemnity obligations thereunder are not reasonably expected to be material to the Company); (xiii) any agreement that relates to a joint venture, partnership or other similar arrangement; (xiv) any agreement that relates to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” and other contingent obligations) that are still in effect; (xv) any agreement that provides for material payments to be paid by the Company or any of its Subsidiaries upon a change in control thereof or (xvi) any agreement that relates to material Company Intellectual Property. Each contract, arrangement, commitment or understanding of the type described in this Section 3.20(a) is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer, Buyer Bank and Merger Sub complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect and is enforceable in accordance with its terms (except as such enforceability may be limited by the Bankruptcy and Equity Exception). Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.21 Property and Leases.

(a) Schedule 3.21(a) of the Company Disclosure Letter lists all real property leased or subleased to or by the Company or any of its Subsidiaries. The Company has made available to Buyer, Buyer Bank and Merger Sub complete and correct copies of the leases and subleases (each as amended to date) of the properties listed in Schedule 3.21(a) of the Company Disclosure Letter. With respect to each such lease and sublease of the properties listed in Schedule 3.21(a) of the Company Disclosure Letter:

(i) the lease or sublease is a valid, binding and enforceable obligation of the Company or its Subsidiary, as the case may be, subject to the Bankruptcy and Equity Exception;

(ii) neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or to the Knowledge of the Company, is threatened which, after the giving of notice or the lapse of time or both, would constitute a breach or default by the Company or any of its Subsidiaries;

(iii) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold; and

(iv) there are no Liens, easements, covenants or other restrictions applicable to the real property subject to such lease or sublease, except for recorded easements, covenants, and other restrictions, which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Company or its Subsidiaries, as the case may be, of the property subject thereto.

(b) The Company owns fee simple title to the real property listed on Schedule 3.21(b) of the Company Disclosure Letter, free and clear of any Liens, easements, covenants, or other restrictions applicable to such real property, except for recorded easements, covenants, and other restrictions, which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Company or its Subsidiaries, as the case may be, of the property subject thereto. Except as set forth on Schedule 3.21(b), no tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(c) To the Knowledge of the Company, none of the properties listed on Schedules 3.21(a) or (b) of the Company Disclosure Letter, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that could reasonably be expected to require material expenditures by the Company or any of its Subsidiaries or to result in a material impairment in or limitation on the activities presently conducted there.

(d) The plants, buildings, structures and equipment located on the property listed on Schedules 3.21(a) and (b) of the Company Disclosure Letter and used by the Company or any of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of the Company Real Property or any plants, buildings or other structures thereon.

(e) To the Knowledge of the Company and except as set forth on Schedule 3.21(e) of the Company Disclosure Letter, the Company and its Subsidiaries own good title, free and clear of all Liens, to all personal property and other non-real estate assets, in all cases excluding Intellectual Property assets, necessary to conduct the business of the Company as currently conducted, except for (i) Liens reflected in the Company Financial Statements, (ii) Liens or imperfections of title that do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby, (iii) Liens for current Taxes not yet due and payable, and (iv) Liens on the landlord’s interest in the premises. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess, and control all personal property leased by the Company or its Subsidiaries as now used, possessed, and controlled by the Company or its Subsidiaries, as applicable.

3.22 Regulatory Capitalization.  The Company Bank is, and immediately prior to the Effective Time will be, “well capitalized”, as such term is defined in the rules and regulations promulgated by the FDIC. The Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

3.23 Loans; Nonperforming and Classified Assets.

(a) Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on the Company’s or any of its Subsidiaries’ books and records, (i) was made and has been serviced in accordance with the Company’s lending standards in the ordinary course of business; (ii) is evidenced by appropriate and sufficient documentation; (iii) to the extent secured, has been secured by valid liens and security interests which have been perfected; and (iv) constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Company has made available to Buyer, Buyer Bank and Merger Sub complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company SEC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(b) Schedule 3.23 of the Company Disclosure Letter discloses as of May 31, 2010: (A) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in default of any other provision thereof; (B) each Loan which has been classified as “other loans specially mentioned,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent (5%) or greater shareholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectibility or present other unfavorable features.

3.24 Risk Management Instruments.

(a) “Derivative Contracts” means a derivative contract or derivative instrument as such terms are used for purposes of reporting the same under the FFIEC Reports of Condition and Income and related Glossary (each as revised as of the date of this Agreement); provided that, for the avoidance of doubt, the term “Derivative Contracts” shall not include any Option.

(b) The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to Derivative Contracts. All Derivative Contracts, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with recent past practice and in accordance with applicable laws, rules, regulations and policies of any Governmental Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Contracts. All of such Derivative Contracts are valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. The Company and its Subsidiaries and, to the Knowledge of the Company, all other parties thereto, have duly performed their obligations under the Derivative Contracts to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there is no breach, violation or default or allegation or assertion of such by any party thereunder.

3.25 Investment Securities and Commodities.

(a) Each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which the Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, the Company has made available to Buyer, Buyer Bank and Merger Sub the material Policies, Practices and Procedures.

(c) The Company has provided to Buyer a correct and complete listing of Company Bank’s investment securities portfolio as of June 30, 2010.

3.26 Repurchase Agreements.  With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.27 Deposit Insurance.

(a) The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by law. The Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such FDIC deposit insurance is pending or, to the Knowledge of the Company, threatened.

(b) The Company Bank has paid all premiums and assessments and filed all reports required by the Depositors Insurance Fund (the “DIF”). No proceeding for the revocation or termination of such DIF deposit insurance is pending or, to the Knowledge of the Company, threatened.

3.28 CRA; Anti-money Laundering; Privacy Regulations.  Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and the Company is not aware of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause the Company Bank: (i) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the “USA Patriot Act”), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation. The Company Bank Board has adopted, and the Company Bank has implemented: (i) an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder, and Company Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA Patriot Act and the regulations thereunder; and (ii) a written information security program that includes reasonable and appropriate administrative, physical, and technical safeguards sufficient to comply with the requirements set forth in 201 CMR 17.00 and the Interagency Guidelines Establishing Information Security Standards (12 C.F.R. Part 364) (the “Interagency Information Security Guidelines”). To the Company’s Knowledge, there are no facts or circumstances that would cause the Company Bank to be deemed not to be in satisfactory compliance in any material respect with the applicable security and privacy of customer information requirements contained in any federal or state privacy or information security laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999, the Interagency Information Security Guidelines, and 201 CMR 17.00, as well as the provisions of the written information security program adopted by the Company Bank. To the Company’s Knowledge, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would require the Company Bank to notify any customer or Governmental Authority of such disclosure or undertake any other remedial action pursuant to any federal or state data security breach law or regulation including, without limitation, Mass. Gen. L. c. 93H and Supplement A to the Interagency Information Security Guidelines.

3.29 Transactions with Affiliates.  Except as set forth in Schedule 3.29 of the Company Disclosure Letter, (i) there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder, director, employee or Affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries and (ii) there are no agreements, contracts, plans or arrangements between the Company or any of its Subsidiaries on the one hand and (A) any officer or director of the Company or any of its Subsidiaries, (B) any record or beneficial owner of five percent (5%) or more of the Company Common Stock, (C) any affiliate or family member of any such officer, director or record or beneficial owner or (D) any other Affiliate of the Company, on the other hand, except those of a type available to employees of the Company generally. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

3.30 Inapplicability of Takeover Provisions.

(a) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”), if any, of the Commonwealth of Massachusetts or any other applicable state.

(b) In accordance with Section 4 of Article VI(A) of the Company’s Articles of Organization, the Company Board has determined that Buyer is not an Interested Stockholder (as defined in the Company’s Articles of Organization).

3.31 Brokers; Fairness Opinion.  No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Sandler O’Neill + Partners, L.P. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is accurately and completely described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been made available to Buyer, Buyer Bank and Merger Sub (the “Engagement Letter”). The Company Board has received the opinion of the Financial Advisor, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the Company Shareholders pursuant to the Merger is fair from a financial point of view to such Company Shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement.

3.32 Rights Agreement.  The Company or the Company Board, as the case may be, has (a) taken all necessary actions so that the execution and delivery of this Agreement and the Voting Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a “Distribution Date” or “Stock Acquisition Date” (each as defined in the Rights Agreement) or result in Buyer being an “Acquiring Person” or “Adverse Person” (each as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby and (ii) provide that the “Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Closing.

3.33 Company Information.  The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy Statement or in any application, notification or other document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement, will not, on the date the Proxy Statement is first mailed to the Company Shareholders or at the time of the Company Meeting or the date such application notification or other document is filed, as applicable, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.34 Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in any certificate delivered hereunder, in the Company Disclosure Letter or in any Company SEC Document as the same may be updated as of the date hereof, furnished to Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Making of Representations and Warranties.

(a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer, Buyer Bank and Merger Sub jointly and severally hereby make to the Company the representations and warranties contained in this Article IV.

(b) On or prior to the date hereof, Buyer, Buyer Bank and Merger Sub have delivered to the Company a schedule (the “Buyer Disclosure Letter”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 4.1(c). Without limiting the scope of the immediately preceding sentence, any disclosure made in the Buyer Disclosure Letter with respect to a Section of this Article IV shall be deemed to qualify (i) any subsection of such Section specifically referenced or cross-referenced and (ii) any other Section or subsection of this Article to the extent that it is reasonably apparent (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure is relevant to such other Section or subsection and contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other Section or subsection.

(c) No representation or warranty of Buyer, Buyer Bank or Merger Sub contained in this Article IV shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, change, development, effect, circumstance or event unless such fact, change, development, effect, circumstance or event, individually or taken together with all other facts, changes, developments, effects, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Buyer Material Adverse Effect; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.3, 4.4, 4.15 and the first two sentences of Section 4.2, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects.

4.2 Organization, Standing and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision (“OTS”) thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is qualified to do business and is in good standing in the jurisdictions where its ownership of property or the conduct of its business requires it to be so qualified.

4.3 Corporate Power.  Each of Buyer and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Buyer, Buyer Bank and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

4.4 Corporate Authority.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Board of Directors of Buyer (“Buyer Board”), Buyer Bank and the Board of Directors of Buyer Bank, and Merger Sub and the Board of Directors of Merger Sub, including the approval of Buyer as the sole shareholder of Merger Sub. Each of Buyer, Buyer Bank and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company and Company Bank, this Agreement is a legal, valid and binding agreement of Buyer, Buyer Bank and Merger Sub, enforceable against it in accordance with its terms (except as such enforceability may be limited by the Bankruptcy and Equity Exception).

4.5 Regulatory Approvals.  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer, Buyer Bank and Merger Sub of this Agreement, or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the OTS, the Office of the Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation, (ii) any required applications, filings, waivers or notices with any federal or state banking or other regulatory authorities, and approval of or non-objection to such applications, filings, waivers and notices, (iii) the obtaining by Buyer of a letter from the MHPF to the Massachusetts Commissioner of Banks stating that Buyer has made “satisfactory arrangements” with the MHPF and (iv) the filing of the Articles of Merger and the Articles of Merger relating to the Bank Merger.

4.6 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals, the required filings under federal and state securities laws, and the filing of the Articles of Merger and the Articles of Merger relating to the Bank Merger, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer, Buyer Bank and Merger Sub do not and will not (i) constitute a breach or violation of, or a default under, give rise to any Lien, result in a right of termination, or the acceleration of any right or obligation under (or have any of such results or effects upon notice or lapse of time or both), any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer’s, Buyer Bank’s or Merger Sub’s Articles of Organization or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, Buyer is not aware of any reason relating to Buyer or its Subsidiaries (including, without limitation, CRA compliance or the USA Patriot Act) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition(s) would be imposed.

4.7 Certificate of Incorporation; Bylaws.  Buyer has made available to the Company and Company Bank a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date. None of Buyer, Buyer Bank nor Merger Sub is in violation of any of the terms of its Articles of Incorporation or Certificate of Incorporation or Bylaws.

4.8 Compliance with Laws.  Each of Buyer and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

4.9 Litigation.  No litigation, claim, suit, investigation or other proceeding before any court, Governmental Authority or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, no litigation, claim, suit, investigation or other proceeding has been threatened and there are no facts that are reasonably apparent that would reasonably be expected to give rise to any litigation, claim, suit, investigation or other proceeding that would, in each such case, result in a Buyer Material Adverse Effect.

4.10 Regulatory Capitalization.  Buyer Bank is, and as of the date of this Agreement Buyer expects that immediately after the Effective Time Buyer Bank will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the OTS.

4.11 Absence of Regulatory Actions.  Since December 31, 2009, neither Buyer nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Authority, or has adopted any board resolutions at the request of any Governmental Authority, or has been advised in writing by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Governmental Authority with respect to any report or statement relating to any examination of Buyer or any of its Subsidiaries.

4.12 Financial Condition of Buyer.  Buyer has provided to the Company a complete and correct copy of the audited consolidated balance sheet of Buyer and its Subsidiaries (the “Buyer Balance Sheet”) as of December 31, 2009 (the “Buyer Balance Sheet Date”) and the audited consolidated statements of income and changes in shareholders’ equity and cash flows or equivalent statements of Buyer and its Subsidiaries for each of the years in the three-year period ended December 31, 2009 (together with the Buyer Balance Sheet, the “2009 Buyer Financial Statements”). The Buyer Balance Sheet fairly presents the financial position of the entity or entities to which such balance sheet relates as of its date; and each statement of income and changes in shareholders’ equity and cash flows or equivalent statements in the 2009 Buyer Financial Statements fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

4.13 Absence of Certain Changes or Events.  As of the date of this Agreement and except as disclosed in any report, registration statement, definitive proxy or information statement filed with or furnished to the SEC subsequent to December 31, 2009 and prior to the date of this Agreement, since December 31, 2009, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.14 Net Worth.  As of June 30, 2010, Buyer has a tangible common equity (determined in accordance with GAAP) of at least the amount specified on Schedule 4.14 of the Buyer Disclosure Letter.

4.15 Sufficient Funds.  As of the date of this Agreement, Buyer has, and as of the Closing Buyer will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration and the aggregate Option Consideration, subject to the terms and conditions of this Agreement.

4.16 Brokers.  No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with Buyer’s engagement of Morgan Stanley & Co. Inc.

4.17 Information Supplied.  None of the information to be provided by Buyer or Merger Sub for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.18 Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in any certificate delivered hereunder or in the Buyer Disclosure Letter, furnished to the Company pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Company Forbearances.  From the date hereof until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly set forth in the Company Disclosure Letter, as expressly provided or expressly contemplated by this Agreement, or as required by applicable law, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with recent past practice or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

(b) Stock.  (i) Other than pursuant to Options outstanding as of the date hereof and listed on the Company Disclosure Letter, issue, sell, grant any Person the right to acquire or otherwise permit to become outstanding, or dispose of, encumber, pledge, or authorize the creation of, any additional shares of capital stock, voting securities or other equity interests, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of capital stock, voting securities or other equity interests, any stock appreciation rights, any stock options, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company’s capital stock or other equity-based award with respect to shares of Company Common Stock, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Options, Restricted Stock, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its capital stock, voting securities or other equity interests, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for shares of capital stock, voting securities or other equity interests, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(c) Dividends, Etc.  (i) Set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interests or make, declare or pay any dividend or distribution on its capital stock or other equity interests other than (A) regular quarterly cash dividends on Company Common Stock of no more than $0.09 per share with record and payment dates set consistent with recent past practice (it being the intention of the parties hereto that the Company Shareholders shall not receive more than one dividend in any calendar quarter with respect to their shares of Company Common Stock) and provided, that, no dividend shall be paid by the Company on Company Common

Stock if the Company shall be required to borrow funds to do so, and (B) dividends from wholly-owned Subsidiaries to the Company or any wholly-owned Subsidiary of the Company provided that no such dividend shall cause the Company Bank to cease to qualify as a “well capitalized” institution under the prompt corrective action provisions of the FDIA, as amended, and the applicable regulations thereunder, as applicable or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, voting securities or other equity interest, any securities convertible into or exchangeable for any shares of capital stock, voting securities or other equity interests, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time.

(d) Compensation; Employment Agreements; Etc.  Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, or grant any salary or wage increase, or increase any employee benefit (including incentive or bonus payments), except (i) for normal increases in compensation to non-executive officer employees in the ordinary course of business consistent with recent past practice; provided that for employees whose annual rate of base salary does not exceed $70,000, no such increase shall exceed five percent (5%) of an individual’s current annual compensation and three percent (3%) in the aggregate, (ii) as may be required by law, including Section 409A of the Code, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.15(g) of the Company Disclosure Letter, or (iv) the hiring of at-will employees at an annual rate of salary not to exceed $70,000 to fill vacancies that may arise from time to time in the ordinary course of business.

(e) Benefit Plans.  Except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.15(g) of the Company Disclosure Letter, (iii) as set forth on Schedule 5.1(e) of the Company Disclosure Letter or (iv) as provided in Section 6.9(h), enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f) Dispositions.  Except as set forth on Schedule 5.1(f) of the Company Disclosure Letter:

(i) sell, license, lease, transfer, mortgage, encumber or otherwise dispose of or discontinue or fail to maintain any of its assets, deposits, business or properties or rights, including capital stock of any Subsidiaries, except (A) sales of Loans and sales of investment securities subject to repurchase, in each case in the ordinary course of business consistent with past practice or (B) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and disclosed on Schedule 5.1(f) of the Company Disclosure Letter.

(ii) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material Company Intellectual Property.

(g) Governing Documents.  Adopt or implement any amendment to its Articles of Organization or Bylaws (or equivalent documents), or take any action to exempt any Person (other than Buyer or its Subsidiaries), or any action taken by any Person, from any Takeover Laws or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Person.

(h) Acquisitions.  Acquire or invest in (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with recent past practice) all or any portion of the assets, business, deposits, properties, stock, equity interests or other securities of any other entity.

(i) Capital Expenditures.  Except as set forth on Schedule 5.1(i) of the Company Disclosure Letter, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with recent past practice in amounts not exceeding $75,000 individually or $300,000 in the aggregate.

(j) Contracts.  Enter into, renew, extend or terminate (i) any Loan, lease, license, contract or other agreement that, other than Loans originated in the ordinary course of business consistent with past practice and in accordance with (p) below, calls for aggregate annual payments of $300,000 or more, (ii) any Company Material Contract, (iii) any agreement referenced in Section 3.31 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement) or (iv) any agreement or arrangement of the type described in Section 3.29; or make any material change in any of such Loans, leases, licenses, contracts or other agreements.

(k) Claims.  Settle any claim, action, suit, proceeding, or enter into any settlement or similar agreement with respect to any order or investigation to which the Company or any of its Subsidiaries is a party as of the date hereof or becomes a party after the date of this Agreement.

(l) Banking Operations.  Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation, or open any new branches or close any existing branches.

(m) Derivative Contracts.  Enter into any Derivative Contract.

(n) Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, FHLB of Boston advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with recent past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with recent past practice, or cancel, release or assign any material amount of indebtedness, or any claims held, to any other Person.

(o) Investment Securities.  Acquire, sell or otherwise dispose of any debt, equity, or other investment security, except (i) the acquisition, sale or other disposition of any such investment security in the ordinary course of business consistent in all material respects with past practice since December 31, 2008 (particularly with respect to the size and duration of the portfolio) and in accordance with the Company Bank’s investment policy, which policy will not be amended or modified except to the extent required (A) by law, (B) to accommodate changes in the collateral or pledging requirements of the FHLB of Boston, or (C) as the Company may, in good faith determine, is necessary to comply with safe and sound banking practices (in which case the Company shall give Buyer notice thereof and shall give due consideration to Buyer’s requests with respect thereto), (ii) by way of foreclosure or acquisitions or sales in a bona fide fiduciary capacity, or (iii) in satisfaction of debts previously contracted in good faith; provided, however, that any acquisition, sale or other disposition of any such investment security made consistent with the request of Buyer pursuant to Section 6.17(b) shall be deemed not to breach this Section 5.1(o).

(p) Loans.  Make any loan, loan commitment, letter of credit or other extension of credit (i) other than in the ordinary course of business consistent with recent past practice, (ii) in excess of $5,000,000, or (iii) which increases an existing Loan or commitment to more than $5,000,000.

(q) Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with recent past practice).

(r) Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(s) Tax Matters.  Make or change any Tax election, file any material amended Tax Return, fail to timely file any material Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.

(t) Loan Policies.  Change its loan policies, practices and procedures in effect as of the date of this Agreement, except as required by law or any Governmental Authority.

(u) Environmental Assessments.  Foreclose on or take a deed or title to any Loan Property without first conducting a Phase I Environmental Assessment of the property or foreclose on any Loan Property if such environmental assessment indicates the presence of a Hazardous Material in amounts which, if such foreclosure were to occur, would be material to Company Bank.

(v) Adverse Actions.  Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

(w) Agreements.  Agree or commit to do, or adopt any resolution of the Company Board in support of, any of the actions prohibited by this Section 5.1.

5.2 Buyer Forbearances.  From the date hereof until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly set forth in the Buyer Disclosure Letter, as expressly permitted or expressly contemplated by this Agreement, or as required by law, without the prior written consent of the Company, which consent shall not be unreasonably withheld, Buyer will not, and will cause each of its Subsidiaries not to:

(a) knowingly take any action that would, or would be reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law, or (iv) would reasonably be likely to materially and adversely affect or delay Buyer’s ability to receive timely the Regulatory Approvals or otherwise to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or

(b) agree to take, make any commitment to take, or adopt any resolutions of their or its board of directors in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the Company, Company Bank, Buyer, Buyer Bank and Merger Sub agree to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable, and in any event no later than December 31, 2010, and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Authority (including, but not limited to, the Regulatory Approvals) and any other third party that is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger and the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other party hereto to that end.

6.2 Shareholder Approval.

(a) The Company shall use its reasonable best efforts to prepare and file, as soon as practicable, but in any event no later than August 20, 2010, a preliminary form of the Proxy Statement with the SEC, and each of the Company and Buyer shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to the Company Shareholders as promptly as reasonably practicable after responding to all such comments to the satisfaction of the SEC’s staff. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare, and, after consultation with Buyer, mail to the Company Shareholders such an amendment or supplement. Buyer shall cooperate with the Company in the preparation of the Proxy Statement, any amendment or supplement thereto, and any other communication that could reasonably be deemed to be proxy solicitation materials relating to the Merger (collectively, “Proxy Materials”), and shall furnish the Company with all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Materials. Buyer and its counsel shall be given a reasonable opportunity to review and comment upon any Proxy Material prior to its filing with the SEC or dissemination to the Company Shareholders.

(b) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used specifically in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Company Shareholders, in each case to the extent required by applicable law or otherwise deemed appropriate by the Company.

(c) Following the execution of this Agreement, the Company shall take, in accordance with applicable law, applicable rules of Nasdaq and its Articles of Organization and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and any other matter required to be approved by the Company Shareholders in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”).

(d) Subject to Section 6.5 hereof, (i) the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited, in compliance with the MBCA, the Articles of Organization and Bylaws of the Company, and all other applicable legal requirements and (ii) the Company shall take all lawful action to solicit the approval of this Agreement by the Company Shareholders. Notwithstanding any Company Subsequent Determination, unless this Agreement has been terminated in accordance with Section 8.1, this Agreement shall be submitted to the Company Shareholders at the Company Meeting for purposes of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve the Company of this obligation; provided, however, that if the Company Board shall have effected a Company Subsequent Determination, then the Company Board may submit this Agreement to the Company Shareholders without recommendation (although the resolutions adopting this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company Shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. In addition to the foregoing, the Company shall not submit to the vote of the Company Shareholders any Acquisition Proposal other than the Merger.

(e) Subject to Section 6.5 hereof, (i) the Company Board shall recommend that the Company Shareholders vote to adopt this Agreement and any other matters required to be approved by the Company Shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (ii) the Proxy Statement shall include the Company Recommendation.

(f) Participants in any ESOP maintained by the Company or Company Bank who have “pass-through” voting rights under Section 409(e) of the Code shall be notified of such rights and may exercise such rights subject to all requirements of the Code and ERISA.

6.3 Publicity.

(a) Except with respect to any action taken pursuant to, and in accordance with, Section 6.5 or Article VIII, so long as this Agreement is in effect, Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby (including statements or postings to the Company’s employees generally) or make any such public statements without the prior consent of the other party (with respect to the relevant portions thereof), which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statement as may be required by applicable law or the rules and regulations of any stock exchange on which its securities are then listed.

(b) Without limiting the scope of Section 6.3(a), (i) Buyer and the Company shall cooperate to develop all public announcement materials related to the transactions contemplated by this Agreement; and (ii) the Company shall make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by Buyer. In addition, except with respect to any action taken pursuant to, and in accordance with, Section 6.5 or Article VIII, so long as this Agreement is in effect the Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated by this Agreement.

6.4 Access; Information.  Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, “Buyer Representatives”), reasonable access, during normal business hours throughout the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors but excluding confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy laws), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities, banking or similar laws (other than reports or documents that the Company, or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or may reasonably be deemed to contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Buyer agrees to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the party receiving the confidential information as described therein). No investigation by Buyer of the business and affairs of the Company and its Subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 6.4, the Company shall not be obligated, and shall not be obligated to cause any of its Subsidiaries, to afford to Buyer or the Buyer Representatives access to any applicable portions of its properties, books, contracts, commitments, and records containing specific pricing information, customer specific information, or other similar competitively sensitive information.

6.5 No Solicitation.

(a) Except as expressly authorized or permitted in this Section 6.5, the Company shall and shall cause its Subsidiaries and its and their respective directors and officers, and shall use its reasonable best efforts to cause the respective employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce, knowingly encourage, or knowingly take any action that would reasonably be expected to facilitate the making of, any inquiry, offer, or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer, Buyer Bank and Merger Sub) any information with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; (iv) enter into any agreement, including, without limitation, any agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal; or (v) approve or recommend or resolve to approve or recommend any Acquisition Proposal or any agreement, including without limitation, any agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal. Upon execution of this Agreement, (i) the Company and its Subsidiaries shall, and shall use its reasonable best efforts to cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal and (ii) the Company will require any such Persons to promptly return or destroy any confidential information previously furnished by or on behalf of the Company in connection with any such discussions, negotiations or communications to the extent the confidentiality agreement with such Person so permits. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction, and shall include any public announcement by any Person (including any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets, revenues or net income of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into or exercisable or exchangeable for, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.5(a), the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such action would be reasonably likely to violate its fiduciary duties to the Company Shareholders under applicable law; and (iii) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company Shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and any requirement to obtain additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Company Shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) The Company shall notify Buyer in writing as promptly as practicable (and in any event within twenty-four (24) hours) if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials, providing copies of such materials (including e-mails or other electronic communications). The Company agrees that it shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendment or modification to such proposal, offer or request).

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, merger agreement, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.5(d), prior to the date of the Company Meeting, the Company Board may approve or recommend to the Company Shareholders a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a “Company Subsequent Determination”) after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.5) constitutes a Superior Proposal, which notice shall include, to the extent not already provided, the information described in Section 6.5(c) (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept) if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor, that the failure to take such action would be reasonably likely to violate its fiduciary duties to the Company Shareholders under applicable law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer, the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board shall not change the approval of the Company Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 6.5 shall prohibit the Company or the Company Board from (i) complying with the Company’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board expressly reaffirms the Company Recommendation in such disclosure, or (ii) informing any Person of the existence of the provisions contained in this Section 6.5.

6.6 Takeover Laws.  No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.7 Regulatory Applications; Filings; Consents.

(a) Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare all necessary documentation, to effect all necessary filings, to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the Merger to be consummated as expeditiously as practicable (including by using reasonable best efforts to lift or rescind any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate for more than six (6) months all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”); provided, however, that no divestiture requirement or other term, condition, or restriction shall be deemed to constitute a Burdensome Condition if such divestiture, term, condition, or restriction is consistent with Department of Justice or FDIC guidelines, policies and practices as applied in recent bank merger transactions. Provided the Company has cooperated as required above, Buyer agrees to use its reasonable best efforts to file, as soon as practicable, but in any event no later than August 13, 2010, the requisite applications to be filed by it with the OTS, the Massachusetts Commissioner of Banks and the Governmental Authorities of the states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information regarding the other party submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) The Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by the Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or the Company Representatives), (ii) subject to applicable laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or the Company Representatives) and (iii) any legal action threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or the Company Representatives). With respect to any of the foregoing, the Company will consult with Buyer and the Buyer Representatives so as to permit the Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify the Company promptly and shall promptly furnish the Company with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or the Buyer Representatives), (ii) subject to applicable laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or the Buyer Representatives), and (iii) any legal action threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or the Buyer Representatives). With respect to any of the foregoing, Buyer will consult with the Company, its Subsidiaries and the Company Representatives so as to permit Buyer and the Company and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that, from and after the Effective Time, all rights to indemnification and all limitations of liability existing in favor of each former and present director or officer of the Company or its Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) as provided in the Company’s Articles of Organization or Bylaws or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof (including, without limitation, the right to the advancement of expenses) with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim. During such period, but without limitation of Section 6.8(c), Buyer shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was an Indemnified Party in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Prior to the Effective Time, Buyer (or with Buyer’s consent, the Company) shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage or other prepaid policy, which, by its terms, shall survive the Merger, for the Company’s directors and officers in a form reasonably acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, that in no event may the Company expend (and Buyer will not be required to expend), in order to maintain or provide insurance coverage pursuant to this Section 6.8(b), an amount in the aggregate in excess of 200% of the amount of the annual premiums paid by the Company most recently for such insurance (the “Maximum D&O Tail Premium”); provided further that, if the cost of such endorsement exceeds the Maximum D&O Tail Premium, the Buyer (or, with Buyer’s consent, the Company) shall obtain such an endorsement with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

(c) In the event Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9 Employees; Benefit Plans.

(a) For purposes of this Section 6.9, the term “Bank” shall refer to Company Bank after the Merger and until such time as the Bank Merger in Section 1.2 occurs, after which the term shall refer to Buyer Bank.

(b) For the 12-month period commencing on the Effective Date, Buyer shall, and shall cause Bank to, provide then current employees of the Company or any Subsidiary of the Company who remain employed by Bank after the Effective Time (collectively, the “Company Employees”) with base salary, wages, or commission rates (as applicable) and annual cash incentive compensation opportunities that are at least at the same levels as the base salary, wages or commission rates and annual cash incentive compensation opportunities in effect with respect to such Company Employees on the date hereof. With respect to retirement, health, and welfare benefits, Buyer may cause or may cause the Bank to cause, such Company Employees to be enrolled in plans of Buyer or Buyer Bank during such 12 month period (instead of plans of the Company or any Subsidiary of the Company), provided that during such 12 month period the retirement, health and welfare benefits offered shall be not less favorable for the Company Employees than those offered to similarly situated employees of Buyer Bank (excluding any defined benefit pension). For purposes of any such plan, Buyer shall cause, and shall cause Buyer Bank or the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company or any Subsidiary of Company attributable to any period before the Effective Time as service rendered to Buyer or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation but excluding benefit accrual under any defined benefit pension plan of Buyer. For purposes of determining any matching or other employer contribution under the 401(k) plan of Buyer Bank, compensation prior to the Effective Time will not be considered. Without limiting the foregoing, and subject to the consent of Buyer’s or Buyer Bank’s health insurance carriers, Buyer shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Buyer to be waived with respect to the Company Employees and their eligible dependents, to the extent the Company Employees had satisfied any similar limitations or requirements under the corresponding plan in which the Company Employees participated immediately prior to the Closing Date, and any deductibles paid by the Company Employees under any of Company’s or its Subsidiaries’ health plans in the plan year in which the Closing Date occurs shall be credited towards deductibles under the health plans of Buyer or any Subsidiary of Buyer. Buyer shall use all commercially reasonable efforts to attempt and cause the Surviving Corporation to attempt, to make appropriate arrangements with its insurance carrier(s) to ensure such result. Except with respect to employees who have entered into employments agreements with the Company or its Subsidiaries, and subject to Section 6.9(j) hereof, the Company Employees who remain employed after the Effective Time shall be considered to be employed by Buyer “at will” and nothing shall be construed to limit the ability of Buyer or the Surviving Corporation to terminate the employment of any such Company Employee at any time.

(c) Following the Effective Date, Bank may choose to maintain any, all, or none of the Employee Programs in its sole discretion. However, for any Employer Program terminated for which there is a comparable Buyer Bank benefit plan of general applicability (meaning that the plan is available to all employees satisfying uniformly applied age and service requirements), all Company Employees shall be entitled to participate prospectively after the Effective Date in such Buyer Bank benefit plan (or a comparable plan offered by Bank) to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in such benefit plans may occur, if at all, at different times with respect to different plans, and further understood that this covenant excludes any defined benefit pension plans). Nothing herein shall limit the ability of Buyer, Buyer Bank or Bank to amend or terminate any of the Employee Programs or Buyer Bank benefit plans in accordance with their terms at any time.

(d) The Company may grant retention bonuses to such Company Employees, and in such amounts, as may be determined (up to an aggregate maximum amount), and the Company Bank may pay such retention bonuses, in each such case as in accordance with Schedule 6.9(d) of the Company Disclosure Letter.

(e) During the one-year period commencing as of the Effective Date, Buyer (or Bank) shall honor, with respect to Company Employees employed as of the Effective Time, the Company Special Separation Plan (the “Company Bank Severance Pay Plan”) as in effect as of the date of this Agreement and disclosed in Schedule 6.9(e) of the Company Disclosure Letter in connection with the involuntary termination of employment of any Company Employee (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments), in such amounts, at such times and upon such conditions as set forth in the Company Bank Severance Pay Plan with respect to involuntary employment terminations for reasons other than cause.

(f) The Company Bank shall continue to accrue annual cash bonuses for Company Employees in the ordinary course consistent with both past practices and subject to the provisions set forth in Schedule 6.9(d) of the Company Disclosure Letter as they pertain to the 2010 Annual Bonus Program (the “2010 Annual Bonuses”). Not less than three (3) Business Days prior to the Closing Date, the Company shall determine, in its reasonable discretion, consistent with its ordinary course of business past practices, those Company Employees who shall receive 2010 Annual Bonuses for the period January 1, 2010 through the Closing Date and, for each such employee, the amount of the 2010 Annual Bonus for such period; provided, however, that (i) those Company Employees identified in item I of Schedule 6.9(d) of the Company Disclosure Letter may be entitled to receive 2010 Annual Bonus amounts up to the “2010 Target Bonus” amounts set forth therein (which 2010 Target Bonus amounts, to the extent paid, shall be in full satisfaction of any obligations of Buyer to provide annual cash incentive compensation opportunities under Section 6.9(b) to the recipients of such amounts for the remainder of 2010) and (ii) the aggregate amount of all 2010 Annual Bonuses shall not exceed the amount accrued through the Closing Date on the financial statements of the Company in accordance with the immediately preceding sentence, subject to the aggregate maximum amount provided in

Schedule 6.9(d) of the Company Disclosure Letter; and provided further that the Company shall not make any 2010 Annual Bonus payments with respect to the 2010 Annual Bonus period prior to the Closing. At the Closing, or as soon as practicable thereafter but in any event not later than the Effective Time, the Bank shall pay the Annual Bonus amounts to such Company Employees and in the amounts as determined by the Company in accordance with and subject to the foregoing provisions (inclusive of the applicable provisions of Schedule 6.9(d) of the Company Disclosure Letter).

(g) Buyer shall honor, in accordance with their terms, all compensation, employment, severance, change-in-control, and deferred compensation obligations of the Company and its Subsidiaries as set forth on Schedule 6.9(g) of the Company Disclosure Letter. Without limiting the scope of the immediately preceding sentence, Buyer agrees that those Company Employees with change-in-control agreements to which the Company is a party that are identified on Schedule 6.9(g) of the Company Disclosure Letter shall terminate employment immediately following the Effective Time and be entitled to receive such severance payments as are determined in accordance with their respective change-in-control agreement, calculated consistently with Schedule 6.9(g).

(h) The Company shall use all commercially reasonable efforts to cause the ESOP to be terminated at the Effective Time, and Buyer shall cause the ESOP’s assets to be distributed after such termination in accordance with the terms of the plan and applicable law.

(i) Buyer agrees to enter into at Closing consulting agreements in the form attached hereto as Exhibit B with the individuals and on the applicable terms set forth on Schedule 6.9(d), which agreements shall be effective as of the Effective Date.

(j) Nothing in this Section 6.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Without limiting the foregoing, no provision of this Section 6.9 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.9 is intended (i) to amend any Employee Program, (ii) interfere with Buyer’s or Bank’s or the Surviving Corporation’s right from and after the Effective Date to amend or terminate any Employee Program or (iii) interfere with Buyer’s or Bank’s or the Surviving Corporation’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

(k) The Company shall use reasonable best efforts to cause the “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA, known as the Company Bank Severance Pay Plan and referenced in Section 6.9(e) to be administered at all times in accordance with the requirements for exemption from Section 409A of the Code available under Treasury Regulation section 1.409A-1(b)(9)(iii).

6.10 Notification of Certain Matters.

(a) Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Buyer Material Adverse Effect or Company Material Adverse Effect, respectively, or (b) notwithstanding the standards set forth in Section 3.1(c) or 4.1(c), as applicable, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

(b) Not less than three (3) Business Days prior to the contemplated Closing Date, the Company shall supplement or amend the Company Disclosure Letter delivered in connection with the execution of this Agreement to reflect any material matter which, if existing, occurring or Known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or that is necessary to correct any information in the Company Disclosure Letter which has been rendered materially inaccurate thereby; provided, however, that the Company shall not be required to update the Company Disclosure Letter to the extent such change is as a result of any action taken at the request of Buyer. No supplement or amendment to the Company Disclosure Letter shall have any effect for the purpose of determining the accuracy of the representations and warranties contained in Article III in order to determine the fulfillment of the conditions set forth in Section 7.2(a) or (b), or the compliance by the Company with its covenants and agreements contained herein.

6.11 Confidentiality Agreement.

(a) The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

(b) With respect to Confidential Buyer Information, the Company shall not (i) use any Confidential Buyer Information or Notes (as defined in the Confidentiality Agreement) except in connection with the transactions contemplated by this Agreement, or (b) disclose any Confidential Buyer Information or Notes other than to those Company Representatives with a need to know the information contained therein; provided, that the Company specifically informs each such Company Representative of the confidential nature of the Confidential Buyer Information and the terms of this Agreement; and provided, further, that the Company shall be responsible for any breach of this Section 6.11(b) by any Company Representative. For purposes of this Agreement, the term “Confidential Buyer Information” shall mean confidential and proprietary information of Buyer and its Subsidiaries, whether written or oral, including, without limitation, the trade secrets of Buyer and all information, data, reports, analyses, compilations, studies, interpretations, projections, forecasts, records and other materials (whether prepared by Buyer or otherwise and in whatever form maintained, whether documentary, computerized or otherwise).

6.12 Current Information.  During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly during normal business hours) with representatives of Buyer and to report the general status of the ongoing operations of the Company and each of its Subsidiaries. Without limiting the foregoing, the Company agrees to provide Buyer (i) a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof, (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty-five (25) days after the end of each month, prepared in accordance with the Company’s current financial reporting practices, and (iii) promptly after the end of each quarter, a schedule comparable to Schedule 3.23 of the Company Disclosure Letter current as of the end of the most recent quarter or as recent as practical.

6.13 Transition; Informational Systems Conversion.  Buyer and the Company shall use their reasonable best efforts to facilitate the integration of the Company with the business of Buyer following the Effective Time, and shall meet on a regular basis during normal business hours to discuss and plan for the conversion of the data processing and related electronic informational systems of the Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of the Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by the Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall indemnify the Company for any reasonable out-of-pocket fees, expenses or charges that the Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion.

6.14 Access to Suppliers.  From and after the Company Shareholder Approval, the Company shall, upon Buyer’s reasonable request, use commercially reasonable efforts to introduce Buyer and its representatives to suppliers of the Company and its Subsidiaries for the purpose of facilitating the integration of the Company and its business into that of Buyer. Any interaction between Buyer and the Company’s suppliers shall be coordinated by the Company. The Company shall have the right to participate in any discussions between Buyer and the Company’s suppliers.

6.15 Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq and the other exchanges on which the common stock of the Company is listed to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the other exchanges on which the Company Common Stock is listed and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.16 Director Resignations.  The Company shall use its reasonable best efforts to cause to be delivered to Buyer resignations of all the directors of the Company and its Subsidiaries to be effective as of the Effective Time.

6.17 Coordination.

(a) The Company shall take any action Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank. Without limiting the foregoing, senior officers of the Company and Buyer shall meet from time to time as the Company may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of the Company and Company Bank, and the Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of the Company, Company Bank or any of its Subsidiaries prior to the Effective Time, and (ii) the Company shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, the Company shall give due consideration to Buyer’s request that the Company Bank divest itself of such investment securities and loans as are identified by Buyer in writing from time to time prior to the Closing Date, provided, however, that no such divestitures need be made prior to the Closing.

(c) No accrual or reserve or change in policy or procedure, or any divestiture of investment securities or loans, made by the Company or any of its Subsidiaries at the request of Buyer pursuant to this Section 6.17 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

6.18 Shareholder Litigation.  The Company shall give Buyer the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.19 Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) that are treated as dispositions under such rule and result from the transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger.  The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction (or waiver if permissible under applicable law) at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Vote.  The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals; No Burdensome Condition.  All Regulatory Approvals required to consummate the transactions contemplated hereby (including the Merger and the Bank Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunction, Etc.  No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

7.2 Conditions to the Obligations of Buyer.  The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver (in writing if permissible under applicable law) by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a) Company Capital Stock and Common Stock Equivalents.  Notwithstanding the standard set forth in Section 3.1, (i) the Company shall not have any outstanding shares of capital stock or common stock equivalents outstanding at immediately prior to the Effective Time, other than outstanding shares of Company Common Stock and Options, and (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time shall not exceed 4,506,686, except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more Options listed on the Company Disclosure Letter, provided such exercise is in accordance with the terms existing as of the date of this Agreement; provided, however, that this condition shall be deemed to be satisfied unless the consequence of its failure to be true would reasonably be expected to increase the aggregate Merger Consideration and Option Consideration, taken as a whole, by more than a de minimis amount.

(b) Representations, Warranties and Covenants of the Company.  (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 3.1(c), and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c) Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Appraisal Claims.  The aggregate number of shares of Company Common Stock, the holders of which as of the Closing Date are claiming to be entitled to appraisal rights under Part 13 of the MBCA and demanding the purchase of their shares of Company Common Stock in accordance with the provisions of under Part 13 of the MBCA, shall not exceed ten percent (10%) of the shares of Company Common Stock then outstanding.

(e) Officer’s Certificate.  Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the effect that the conditions set forth in Sections 7.2(b) and (c) have been satisfied.

(f) Other Actions.  The Company shall have furnished Buyer with such customary certificates of its officers to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as Buyer may reasonably request.

7.3 Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver (in writing if permissible under applicable law) by the Company, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of Buyer.  (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 4.1(c), and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(b) Officer’s Certificate.  The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Buyer, to the effect that the conditions set forth in Sections 7.3(a) have been satisfied.

ARTICLE VIII

TERMINATION

8.1 Termination.  This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a) by the mutual consent of Buyer and the Company in a written instrument;

(b) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 3.1(c) or 4.1(c), as applicable), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(c) by Buyer, in the event that the Merger is not consummated by March 31, 2011, except to the extent that the failure of the Merger to be consummated shall be due to Buyer’s failure to perform or observe the covenants and agreements of Buyer set forth herein; or by the Company, in the event that the Merger is not consummated by December 31, 2010, except to the extent that the failure of the Merger to be consummated shall be due to the Company’s failure to perform or observe the covenants and agreements of the Company set forth herein (such date, as applicable, the “Termination Date”);

(d) by Buyer or the Company, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

(e) by Buyer or the Company, if either (x) the Company Meeting shall have been duly held and the votes cast at the Company Meeting (including any adjournment thereof) shall be insufficient to constitute the Company Shareholder Approval or (y) a vote on the approval of this Agreement shall not have been duly taken at the Company Meeting (including by reason of the absence of a quorum) by the Termination Date.

(f) by Buyer, if (i) the Company Board (A) modifies, qualifies, withholds or withdraws or fails to make the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation, (B) breaches its obligations to call, give notice of and commence the Company Meeting under Section 6.2, (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Buyer, or (E) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by the Company of Section 6.5; or

(g) by the Company, if, at any time after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company receives a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) the Company shall have made a Company Subsequent Determination in accordance with Section 6.5(e) and shall otherwise have complied in all material respects with Section 6.5 of this Agreement;

(ii) the Company concurrently pays the Termination Fee payable pursuant to Section 8.2(b); and

(iii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.

8.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.11 and 9.4 and this Section 8.2; provided, however, that, notwithstanding anything to the contrary herein (including Section 8.2(e)), neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g), the Company shall pay to Buyer an amount equal to $3,500,000 (the “Termination Fee”).

(c) In the event (i) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(e) or 8.1(c) or Buyer pursuant to Section 8.1(b), and (ii) on or before the date of any such termination, (x) an Acquisition Proposal with respect to the Company shall have been publicly disclosed or announced and not withdrawn (x) in the case of a termination pursuant to clause (x) of Section 8.1(e), prior to the Company Meeting, (y) in the case of a termination pursuant to Section 8.1(b), before the applicable breach by the Company, or (z) in the case of a termination pursuant to Section 8.1(c) or clause (y) of Section 8.1(e), before the date specified therein, then the Company shall pay to Buyer (A) an amount equal to 15% of the Termination Fee on the second Business Day following such termination and (B) if within eighteen (18) months of such termination, the Company shall consummate a transaction or have entered into a definitive agreement for a transaction with any third party that involves the consummation of a transaction described in the definition of Acquisition Transaction (but replacing references to “15% or more” with “50% or more”), then the Company shall pay to Buyer, upon consummation of such transaction, the remaining 85% of the Termination Fee less the Expense Amount if previously paid.

(d) If this Agreement is terminated pursuant to Section 8.1(e) or by Buyer pursuant to Section 8.1(b), but the Termination Fee (or any portion thereof) has not been paid and is not then payable, the Company shall pay at the direction of Buyer as promptly as practicable (but in any event within two (2) Business Days after receipt of Buyer’s request therefor), $250,000 (the “Expense Amount”) on account of the expenses and opportunity costs incurred by Buyer and its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement.

(e) Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two (2) Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(g), in which case, the Termination Fee shall be payable concurrently with such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. The payment of the Termination Fee and/or Expense Amount by the Company pursuant to Sections 8.2(b), 8.2(c) or 8.2(d) shall be the sole and exclusive remedy of Buyer, Buyer Bank and Merger Sub in connection with the termination of this Agreement under the circumstances described thereunder, except as otherwise provided in the proviso to Section 8.2(a).

(f) The Company and Company Bank acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer, Buyer Bank and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for all or a portion of the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on all amounts due pursuant to this Section 8.2 at an interest rate equal to the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 200 basis points.

ARTICLE IX

MISCELLANEOUS

9.1 Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time or relates to the delivery of the Exchange Fund.

9.2 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that (a) individually or in the aggregate, would reasonably be expected to materially delay or materially impair the ability of Buyer, Buyer Bank or Merger Sub to perform its respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis or (b) has a material adverse effect on the ability of Buyer to obtain in a timely manner all Regulatory Approvals.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impair the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement on a timely basis; provided, however, that notwithstanding the foregoing, the term “Company Material Adverse Effect” shall not include (i) any fact, change, event, development, effect or circumstance generally affecting comparable banks or their holding companies arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a disproportionate effect (relative to most other comparable banks or their holding companies) on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change after the date of this Agreement in law, GAAP or regulatory accounting, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a disproportionate effect (relative to most other comparable banks or their holding companies) on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries expressly required to be taken or omitted to be taken by it under this Agreement, including the termination as of the Effective Time of DIF coverage; and (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement or the consummation of the Merger.

“Company Shareholders” shall mean the holders of Company Common Stock.

“Confidentiality Agreement” shall mean the letter dated June 18, 2010 from the Financial Advisor, as the Company’s agent, and accepted by Buyer with respect to, among other things, the parties’ obligations with respect to Proprietary Information (as defined therein).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any department, agency, or other body or division of any federal, state, regional or local government, commission, board, body, bureau or other regulatory authority or agency, that exercises any form of jurisdiction or authority under federal, state, regional, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including without limitation Environmental Laws, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“Knowledge” or “Known” as used with respect to the Company and Company Bank means the actual knowledge of any of the persons named in Schedule 9.2(a) of the Company Disclosure Letter, and with respect to Buyer, Buyer Bank and Merger Sub, means the actual knowledge of the persons named in Schedule 9.2(a) of the Buyer Disclosure Letter.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean (a) the approval (or waiver) of the OTS (including with respect to the Merger and the Bank Merger), (b) the approval of the Office of the Massachusetts Commissioner of Banks, and (c) the approval of the Massachusetts Board of Bank Incorporation (including by the Massachusetts Housing Partnership Fund with respect to an application for credit for affordable housing lending).

“Rights Agreement” shall mean the Renewed Rights Agreement dated as of November 17, 2005, between the Company and Computershare Trust Company, N.A., as Rights Agent.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or other entity, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other entity, at least twenty percent (20%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one of more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Treasury Stock” shall mean shares of Company Common Stock held (i) in the Company’s treasury or (ii) by the Company or by Buyer or Merger Sub, in each case other than in a fiduciary capacity (including custodial or agency).

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“2009 Buyer Financial Statements” shall have the meaning set forth in Section 4.12.

“2009 Company Financial Statements” shall have the meaning set forth in Section 3.12(b).

“2010 Annual Bonuses” shall have the meaning set forth in Section 6.9(f).

“409A Plan” shall have the meaning set forth in Section 3.15(k).

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Articles of Merger” shall have the meaning set forth in Section 1.3(a).

“Bank” shall have the meaning set forth in Section 6.9(a).

“Bank Merger” shall have the meaning set forth in the recitals to this Agreement.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.6.

“Burdensome Conditions” shall have the meaning set forth in Section 6.7(a).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Balance Sheet” shall have the meaning set forth in Section 4.12.

“Buyer Balance Sheet Date” shall have the meaning set forth in Section 4.12.

“Buyer Bank” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Board” shall have the meaning set forth in Section 4.4.

“Buyer Disclosure Letter” shall have the meaning set forth in Section 4.1(b).

“Buyer Representatives” shall have the meaning set forth in Section 6.4.

“Certificate” shall have the meaning set forth in Section 2.2(a).

“Classified Loans” shall have the meaning set forth in Section 3.23(b).

“Closing” shall have the meaning set forth in Section 1.3(b).

“Closing Date” shall have the meaning set forth in Section 1.3(b).

“Code” shall have the meaning set forth in Section 2.5.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company 2009 Form 10-K” shall have the meaning set forth in Section 3.12(a).

“Company Balance Sheet” shall have the meaning set forth in Section 3.12(b).

“Company Balance Sheet Date” shall have the meaning set forth in Section 3.12(b).

“Company Bank” shall have the meaning set forth in the preamble to this agreement.

“Company Bank Board” shall have the meaning set forth in Section 3.6.

“Company Bank Severance Pay Plan” shall have the meaning set forth in Section 6.9(e).

“Company Board” shall have the meaning set forth in Section 3.6.

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Letter” shall have the meaning set forth in Section 3.1(b).

“Company Employees” shall have the meaning set forth in Section 6.9(b).

“Company Intellectual Property” shall have the meaning set forth in Section 3.19(b)(i).

“Company Material Contract” shall have the meaning set forth in Section 3.20(a).

“Company Meeting” shall have the meaning set forth in Section 6.2(c).

“Company Property” shall have the meaning set forth in Section 3.18(a).

“Company Recommendation” shall have the meaning set forth in Section 6.2(e).

“Company Representatives” shall have the meaning set forth in Section 6.5(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.12(a).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.9(a).

“Company Stock Plan” shall have the meaning set forth in Section 2.4(a).

“Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).

“Confidential Buyer Information” shall have the meaning set forth in Section 6.11(b).

“CRA” shall have the meaning set forth in Section 3.9(b).

“Derivative Contracts” shall have the meaning set forth in Section 3.24(a).

“DIF” shall have the meaning set forth in Section 3.27(b).

“Effective Date” shall have the meaning set forth in Section 1.3(a).

“Effective Date Holder” shall have the meaning set forth in Section 2.3(b).

“Effective Time” shall have the meaning set forth in Section 1.3(a).

“Employee Program” shall have the meaning set forth in Section 3.15(n)(i).

“Engagement Letter” shall have the meaning set forth in Section 3.31.

“Environment” shall have the meaning set forth in Section 3.18(l)(v).

“Environmental Law” shall have the meaning set forth in Section 3.18(l)(vi).

“ERISA” shall have the meaning set forth in Section 3.15(c).

“ERISA Affiliate” shall have the meaning set forth in Section 3.15(n)(iii).

“ESOP” shall have the meaning set forth in Section 3.15(c).

“Exchange Fund” shall have the meaning set forth in Section 2.3(a).

“Expense Amount” shall have the meaning set forth in Section 8.2(d).

“FDIA” shall have the meaning set forth in Section 3.27(a).

“FHLB” shall have the meaning set forth in Section 3.2.

“Financial Advisor” shall have the meaning set forth in Section 3.31.

“FRB” shall have the meaning set forth in Section 3.2.

“Hazardous Material” shall have the meaning set forth in Section 3.18(l)(iii).

“Indemnified Party” and “Indemnified Parties” shall each have the meaning set forth in Section 6.8(a).

“Informational Systems Conversion” shall have the meaning set forth in Section 6.13.

“Intellectual Property” shall have the meaning set forth in Section 3.19(b)(ii).

“Interagency Information Security Guidelines” shall have the meaning set forth in Section 3.28.

“IRS” shall have the meaning set forth in Section 3.14(b).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loan Property” shall have the meaning set forth in Section 3.18(l)(i).

“Loans” shall have the meaning set forth in Section 3.23(a).

“maintains” shall have the meaning set forth in Section 3.15(n)(ii).

“Maximum D&O Tail Premium” shall have the meaning set forth in Section 6.8(b).

“MBCA” shall have the meaning set forth in Section 1.1.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(d).

“Merger Sub” shall have the meaning set forth in the preamble of this Agreement.

“MHPF” shall have the meaning set forth in Section 3.9(a).

“Multiemployer Plan” shall have the meaning set forth in Section 3.15(n)(iv).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).

“Oil” shall have the meaning set forth in Section 3.18(l)(iv).

“Option” shall have the meaning set forth in Section 2.4(a).

“Option Consideration” shall have the meaning set forth in Section 2.4(a).

“OTS” shall have the meaning set forth in Section 4.2.

“Participation Facility” shall have the meaning set forth in Section 3.18(l)(ii).

“Paying Agent” shall have the meaning set forth in Section 2.3(a).

“Policies, Practices and Procedures” shall have the meaning set forth in Section 3.25(b).

“Proxy Materials” shall have the meaning set forth in Section 6.2(a).

“Proxy Statement” shall have the meaning set forth in Section 3.9(a).

“Restricted Stock” shall have the meaning set forth in Section 2.4(b).

“SEC” shall have the meaning set forth in Section 3.12(a).

“Superior Proposal” shall have the meaning set forth in Section 6.5(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Laws” shall have the meaning set forth in Section 3.30(a).

“Termination Date” shall have the meaning set forth in Section 8.1(c).

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“USA Patriot Act” shall have the meaning set forth in Section 3.28.

“Voting Agreement” and “Voting Agreements” shall each have the meaning set forth in the recitals to this Agreement.

“Voting Agreement Shareholder” and “Voting Agreement Shareholders” shall each have the meaning set forth in the recitals to this Agreement.

9.3 Waiver; Amendment.  Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after the approval of this Agreement by the Company Shareholders, no amendment of this Agreement shall be made which by law requires further approval of the Company Shareholders without obtaining such approval.

9.4 Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.5 Notices.  All notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number (or such other address or facsimile number for such party as shall be specified by such party by notice given hereunder):

If to Buyer (or Buyer Bank):

People’s United Financial, Inc.
850 Main Street
Bridgeport, CT 06604
Attention:     John P. Barnes, Interim Chief Executive Officer
Facsimile:     (203) 338-3600

with copies (which shall not constitute notice) to:

People’s United Financial, Inc.
850 Main Street
Bridgeport, CT 06604
Attention:     Robert E. Trautmann, General Counsel
Facsimile:     (203) 338-3600

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:     Lee Meyerson
Fax:     (212) 455-2502

If to the Company (and Company Bank), to:

LSB Corporation
30 Massachusetts Avenue
North Andover, MA 01845
Attn:     Gerald T. Mulligan, Chief Executive Officer and President
Facsimile:     (978) 725-7593

with a copy (which shall not constitute notice) to:

Nutter, McClennen & Fish, LLP
Seaport West
155 Seaport Boulevard
Boston, MA 02210
Attention:     Michael K. Krebs, Esq.
Facsimile:     (617) 310-9288

All such notices and other communications shall be deemed received (i) in the case of personal delivery, upon actual receipt by the addressee, (ii) in the case of overnight delivery, on the first Business Day following delivery to the overnight delivery service, (iii) in the case of mail, on the date of delivery indicated on the return receipt, and (iv) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail by overnight delivery service a copy of the notice to the addressee at the address provided for above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

9.6 Understanding; No Third Party Beneficiaries.  Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.8, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7 Assignability; Binding Effect.  Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

9.8 Headings; Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

9.9 Counterparts; Delivery.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

9.10 Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware (except to the extent that mandatory provisions of federal Law are applicable and except to the extent the laws of the Commonwealth of Massachusetts apply to the Merger).

9.11 Jurisdiction.

(a) Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 9.11, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any action, suit or proceeding arising out of or relating to this Agreement by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 9.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(c) Each party expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided, that consent by each party to jurisdiction and service contained in this Section 9.11 is solely for the purpose referred to in this Section 9.11 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

9.12 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any law or public policy, all other terms and provisions of this Agreement nevertheless shall remain in full force and effect and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

9.13 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BUYER	PEOPLE’S UNITED FINANCIAL, INC.

By: /s/ John P. Barnes Name: John P. Barnes Title: President and Chief Executive Officer

MERGER SUB	BRIDGEPORT MERGER CORPORATION

By: /s/ Eric J. Appellof Name: Eric J. Appellof Title: President

BUYER BANK	PEOPLE’S UNITED BANK

By: /s/ John P. Barnes Name: John P. Barnes Title: President and Chief Executive Officer

COMPANY	LSB CORPORATION

By: /s/ Gerald T. Mulligan Name: Gerald T. Mulligan Title: Chief Executive Officer and President

COMPANY BANK	RIVER BANK

By: /s/ Gerald T. Mulligan Name: Gerald T. Mulligan Title: Chief Executive Officer and President

ANNEX B

July 15, 2010

Board of Directors
LSB Corporation
30 Massachusetts Avenue
North Andover, MA 01845

Ladies and Gentlemen:

LSB Corporation (“LSB”), River Bank (“River Bank”), People’s United Financial Inc., (“People’s”), People’s United Bank (“PUB”) and Bridgeport Merger Corporation, a wholly owned subsidiary of People’s (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of July 15, 2010 (the “Agreement”), pursuant to which Merger Sub will be merged with and into LSB (the “Merger”), with LSB as the surviving entity. Under the terms of the Agreement, upon consummation of the Merger, each share of LSB common stock, issued and outstanding immediately prior to the Merger (the “LSB Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive cash in the amount of $21.00 per share (the “Merger Consideration”), without interest, in cash and subject to certain adjustments as specified in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such term in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of LSB Common Stock.

Sandier O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available and other historical financial information of LSB that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of People’s that we deemed relevant in determining People’s financial capacity to undertake the Merger; (iv) internal financial projections for the calendar year ending December 31, 2010 and management guidance on estimated growth and earnings for the years thereafter; (v) to the extent publicly available, the financial terms of certain recent business combinations in the banking industry; (vi) the current market environment generally and the banking environment in particular; and (vii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of LSB the business, financial condition, results of operations and prospects of LSB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by LSB or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of LSB and People’s that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of LSB and People’s or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of LSB and People’s nor have we reviewed any individual credit files relating to LSB and People’s. We have assumed, with your consent, that the respective allowances for loan losses for both LSB and People’s are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to the internal financial projections and the estimated long-term earnings and growth rates as discussed with senior management and used by Sandler O’Neill in its analyses, LSB’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future

B-1

financial performance of LSB and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in LSB’s and People’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that LSB and People’s would remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice LSB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as LSB’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. LSB has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker- dealer, we may purchase securities from and sell securities to LSB and People’s and their respective affiliates.

Our opinion is directed to the Board of Directors of LSB in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of LSB as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of LSB’s Common Stock and does not address the underlying business decision of LSB to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for LSB or the effect of any other transaction in which LSB might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee and does not address the amount of compensation to be received in the Merger by any LSB officer, director or employee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of LSB Common Stock from a financial point of view.

Very truly yours,

B-2

ANNEX C

Chapter 156D. Business Corporations

Part 13

Subdivision A.

Right to Dissent and Obtain Payment for Shares

Section 13.01.  Definitions

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02.  Right To Appraisal

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03.  Assertion of Rights By Nominees and Beneficial Owners

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Subdivision B.

Procedure for Exercise of Appraisal Rights

Section 13.20.  Notice Of Appraisal Rights

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21.  Notice Of Intent To Demand Payment

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22.  Appraisal Notice and Form

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23.  Perfection of Rights; Right to Withdraw

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24.  Payment

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25.  After-acquired Shares

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26.  Procedure if Shareholder Dissatisfied with Payment or Offer

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Subdivision C

Judicial Appraisal of Shares

Section 13.30.  Court Action

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31.  Court Costs and Counsel Fees

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

Electronic Voting Instructions
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Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
Proposals— The Board of Directors recommends a vote FOR Proposals 1 and 2 below.

		For	Against	Abstain
1.	To approve the agreement and plan of merger, dated as of July 15, 2010, by and among LSB Corporation, River Bank, People’s United Financial, Inc., People’s United Bank and Bridgeport Merger Corporation.	o	o	o

2.	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Merger Agreement.	o	o	o
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournments or postponements thereof.
Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please be sure to sign and date this Proxy. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles. If a corporation or partnership, the President or authorized person must sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY

Special Meeting of Stockholders to be held [•], 2010 Proxy Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Gerald T. Mulligan and Diane L. Walker, and each of them, as true and lawful proxies, with full power of substitution, on behalf of the undersigned, to attend the Special Meeting of Stockholders of LSB Corporation at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts, on [•], 2010 at [•], and any adjournment or postponement thereof (the “Special Meeting”), and thereat to vote all shares of Common Stock, par value $0.10 per share, of LSB Corporation standing in the name of the undersigned, with all the powers which the undersigned would possess if personally present at the Special Meeting, hereby revoking all previous proxies. In their discretion, the proxies are further authorized to vote upon such other matters as may properly come before the Special Meeting. Each of such proxies, or his substitute, shall have and may exercise all the powers granted herein. This proxy is revocable at any time before it is voted by giving written notice of such revocation to the Secretary of LSB Corporation, or by signing and duly delivering a proxy bearing a later date or by attending the Annual Meeting and voting in person. The undersigned reserves the right to attend the Annual Meeting and to vote in person.
THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED: (1) “FOR” APPROVAL OF THE AGREEMENT AND PLAN OF MERGER; AND (2) “FOR” ANY PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.
THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.
The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on [•], 2010 and the accompanying Proxy Statement.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.